Exhibit 10.4

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

Dated as of November 9, 2012

among

ENVIVA, LP,

as the Borrower,

ENVIVA MLP HOLDCO LLC and ENVIVA GP, LLC,

and

CERTAIN SUBSIDIARIES OF ENVIVA, LP,

as Guarantors,

VARIOUS LENDERS AND LC FACILITY ISSUING BANKS,

BARCLAYS BANK PLC,

as Administrative Agent

and

BARCLAYS BANK PLC,

as Collateral Agent,

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA

and

RBC CAPITAL MARKETS

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

$120,000,000 Senior Secured Credit Facilities

T A B L E O F C O N T E N T S

i

ANNEXES

Annex I	-	Commitments; Applicable Lending Offices; Notices

SCHEDULES

Schedule 1.01(a)	-	Necessary Permits
Schedule 1.01(b)	-	Permitted Liens
Schedule 1.01(c)	-	Subsidiary Guarantors
Schedule 6.01(b)(ii)	-	Initial Mortgaged Properties
Schedule 6.01(e)	-	Organizational Structure
Schedule 7.01(a)	-	Loan Parties, Organizational Type and Jurisdiction of Organization
Schedule 7.01(b)	-	Capital Stock
Schedule 7.01(j)	-	Restricted Payments
Schedule 7.01(k)	-	Adverse Proceedings
Schedule 7.01(m)	-	Environmental Matters
Schedule 7.01(o)		Material Contracts
Schedule 8.01(d)	-	Required Insurance
Schedule 8.02(k)	-	Negative Pledges
Schedule 8.02(l)	-	Restrictions on Subsidiary Distributions
Schedule 8.02(t)	-	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Tranche A Term Note
Exhibit B-2	-	Form of Delayed Draw Advance Note
Exhibit B-3	-	Form of Working Capital Note
Exhibit B-4	-	Form of LC Facility Advance Note
Exhibit C	-	Form of Funding Notice
Exhibit D	-	Form of Prepayment Notice
Exhibit E	-	Form of Conversion/Continuation Notice
Exhibit F	-	Form of Solvency Certificate
Exhibit G	-	Form of Effective Date Certificate
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Joinder Agreement
Exhibit J	-	Form of Guaranty Supplement
Exhibit K	-	Form of Mortgage
Exhibit L	-	Form of Depositary Agreement
Exhibit M	-	Form of Security Agreement
Exhibit N	-	Form of Equity Contribution Agreement
Exhibit O	-	Form of Drax Consent
Exhibit P	-	Form of E.ON Consent
Exhibit Q	-	Qualified MLP IPO Transaction Diagram
Exhibit R	-	Form of Construction Report

Exhibit S	-	Form of Notice of Issuance
Exhibit T	-	Form of Subordination Agreement
Exhibit U-1	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-2	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-3	-	Form of U.S. Tax Compliance Certificate (For Foreign Participants
That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit U-4	-	Form of U.S. Tax Compliance Certificate (For Foreign Lenders
That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit V	-	Form of Fund Guarantee

v

CREDIT AND GUARANTY AGREEMENT

CREDIT AND GUARANTY AGREEMENT, dated as of November 9, 2012, among ENVIVA MLP HOLDCO LLC, a Delaware limited liability company (“MLP Holdco”), ENVIVA GP, LLC, a Delaware limited liability company (“GP”), ENVIVA, LP, a Delaware limited partnership (the “Borrower”), the SUBSIDIARY GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), the LC FACILITY ISSUING BANKS (as hereinafter defined), BARCLAYS BANK PLC, as collateral agent (together with any successor collateral agent, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and BARCLAYS BANK PLC, as administrative agent (together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent” and, together with the Collateral Agent) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) In order to finance the Development of the Development Projects, the Lender Parties have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $120,000,000, consisting of (i) $35,000,000 aggregate principal amount of Tranche A Advances, (ii) up to $60,000,000 aggregate principal amount of Delayed Draw Term Commitments, (iii) up to $15,000,000 aggregate principal amount of Working Capital Commitments and (iv) up to $10,000,000 aggregate principal amount of LC Facility Commitments.

(2) The Borrower has requested that the Lender Parties provide the Senior Secured Facilities and LC Facility Letters of Credit described herein in order to, among other things, (i) pay fees, commissions and expenses in connection with the Transaction, (ii) fund the Debt Service Reserve Requirement, (iii) fund the Construction Disbursement Account, (iv) repay the Chesapeake Seller Note, and (v) provide for the ongoing working capital requirements of any Borrower Group Party and for the Borrower Group Parties’ other general corporate purposes.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Counterparties” means, with respect to a CCR Wood Pellet Sales Agreement with a Borrower Group Party, a counterparty that (i) if rated by both S&P and Moody’s, is rated at least BB+ and Ba1, respectively, or, (ii) if rated by only one of S&P or Moody’s, is rated at least BB+ or Ba1, respectively.

“Acquisition Subsidiary” means a wholly-owned Subsidiary of a Borrower Group Party created by such Person for the purpose of making a Permitted Acquisition that becomes a Subsidiary Guarantor and that is required to comply with Section 8.01(o).

“Additional Guarantor” means each Additional Subsidiary Guarantor and each Intermediate Holdco that is required to comply with Section 8.01(o) and the MLP.

“Additional Subsidiary Guarantor” means each Subsidiary of the Borrower that is required to comply with Section 8.01(o).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for Eurodollar Rate Advances, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such period) or the successor thereto if the British Bankers Association is no longer making such rate available with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Barclays Bank PLC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advances of the Administrative Agent in its capacity as a Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided, however, that at no time shall the “Adjusted Eurodollar Rate” in respect of Term Advances be deemed to be less than 1.25% per annum.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lender Parties from time to time.

“Advance” means a Tranche A Advance, a Delayed Draw Advance, a Working Capital Advance, an LC Facility Advance or a New Term Advance, as the context may require.

“Adverse Proceeding” means any action, suit, litigation, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Loan Parties) at law or in equity, or before or by any Governmental Authority or arbitrator, domestic or foreign (including any Environmental Actions) whether pending or, to the knowledge of the Loan Parties, threatened in writing against or directly affecting the Loan Parties or any Property of the Loan Parties.

“Affected Lender” means, any Lender Party having asserted that it is unlawful to make Eurodollar Rate Advances pursuant to Section 5.04(d).

“Affected Property” means, with respect to any Casualty Event or Event of Eminent Domain, any Property (in whole or in part) of the Borrower Group Parties lost, destroyed, damaged, condemned or otherwise taken as a result of the occurrence of such Casualty Event or Event of Eminent Domain.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent-Related Person” means the Agents or any of their respective officers, directors, employees, agents, advisors or representatives.

“Agents” means (a) the Administrative Agent, (b) the Collateral Agent and (c) for purposes of Sections 10.01, 10.02, 10.03(a) and (b), 10.05, 10.06, 12.02 and 12.03, the Arrangers.

“Aggregate Working Capital Commitments” means the Working Capital Commitments of all the Working Capital Lenders.

“Agreement” means this Credit and Guaranty Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Ahoskie Facility” means that certain approximately 356,000 MTPY Wood Pellet Production Facility of Enviva Pellets Ahoskie, LLC located in Ahoskie, North Carolina.

“ALTA” has the meaning specified in Section 6.01(b)(ii)C).

“Amortization Date” has the meaning specified in Section 2.03(a).

“Amory Convertible Note” means that certain Convertible Subordinated Promissory Note, dated as of August 4, 2010, between Enviva Pellets Amory, LLC and CKS Energy, Inc, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Amory Facility” means that certain approximately 90,000 MTPY Wood Pellet Production Facility of Enviva Pellets Amory, LLC located in Amory, Mississippi.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means with respect to any Senior Secured Facility, 3.25% per annum for Base Rate Advances and 4.25% per annum for Eurodollar Rate Advances.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Advances, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of an Advance is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Advances. Eurodollar Rate Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Appropriate Lender” means, at any time and without duplication, with respect to (a) the Term Facilities or the Working Capital Facility, a Lender that has a Commitment or any outstanding Advances with respect to such Senior Secured Facility at such time, and (b) the LC Facility, (i) the applicable LC Facility Issuing Banks and (ii) the applicable LC Facility Lenders.

“Arrangers” means the Persons listed as “Joint Lead Arrangers” on the cover page of this Agreement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of Property with, any Person (other than another Borrower Group Party), in one transaction or a series of transactions, of all or any part of any Borrower Group Party’s or Wiggins’ businesses, assets or Properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any of the Borrower’s Subsidiaries or Wiggins, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) the issuance of Capital Stock in an Unrestricted Subsidiary. For the avoidance of doubt, the consummation of the Permitted MLP Contribution or the Qualified MLP IPO in accordance herewith shall not be considered an Asset Sale.

“Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds received by any of the Loan Parties in connection with such Asset Sale.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.06), and accepted by the Administrative Agent, in accordance with Section 12.06 and in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent and the Borrower.

“Assignment Effective Date” has the meaning specified in Section 12.06(b).

“Assumed Tax Liability” means an amount, as reasonably determined in good faith by the Borrower, for any Fiscal Year, that is equal to an amount sufficient to permit the direct or indirect holders of the Borrower’s Capital Stock to pay their respective U.S. federal, state and local income tax liability with respect to the income, gain, loss, deductions and other items of the Borrower and its Subsidiaries allocated to such holders for tax purposes for such Fiscal Year; provided that such amount shall not exceed the amount of U.S. federal, state and local income taxes that the Borrower would be required to pay for such Fiscal Year with respect to such income, gain, loss, deductions and other items if the Borrower were a corporation resident in the State of New York.

“Augmenting Lender” has the meaning specified in Section 5.10(a).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 4.02(c).

“Available Amount” means, with respect to any LC Facility Letter of Credit, at any time, the maximum amount (whether or not such maximum amount is then in effect under such LC Facility Letter of Credit if such maximum amount increases periodically pursuant to the terms of such LC Facility Letter of Credit) available to be drawn under such LC Facility Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Available Construction Funds” means, at any time, the sum of (without duplication) (a) the aggregate of the then undisbursed proceeds of the Tranche A Commitments, (b) the aggregate of the then undisbursed proceeds of the Delayed Draw Term Commitments, (c) the aggregate of the then undisbursed proceeds of the Construction Equity Commitment, (d) the amount of the then undisbursed Working Capital Commitments reserved for payment of Project Costs pursuant to Section 5.09(c), (e) any other amounts then on deposit in the Construction Disbursement Account or Construction Equity Account and (f) Project Revenues of the Borrower Group Parties reasonably expected to be available at or after such time and prior to the Date Certain for application to Project Costs of the Development Projects in accordance with the terms of the Loan Documents.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Case Projections” has the meaning specified in Section 6.01(a)(x).

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%; and (c) 1% plus the Adjusted Eurodollar Rate (without giving effect to any rounding but, with respect to Term Advances, after giving effect to any Adjusted Eurodollar Rate “floor”) for a one month Interest Period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower General Partner” means, (i) prior to the consummation of the Permitted MLP Contribution, GP and (ii) on and after the consummation of the Permitted MLP Contribution, the direct or indirect subsidiary of the MLP that is the general partner of the Borrower.

“Borrower Group Parties” means the Borrower and each of the Subsidiary Guarantors.

“Borrower Limited Partner” means, (i) prior to the consummation of the Permitted MLP Contribution, MLP Holdco and (ii) from and after the consummation of the Permitted MLP Contribution, the direct or indirect subsidiary of the MLP that is the limited partner of the Borrower.

“Borrowing” means a Tranche A Borrowing, a Delayed Draw Borrowing, an LC Facility Borrowing or a Working Capital Borrowing, as the context may require. For the avoidance of doubt, “Borrowing” shall not include an LC Facility Unreimbursed Amount Borrowing.

“Budget” has the meaning specified in Section 8.03(e).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all determinations in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Advances, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Interruption Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty received from time to time by any of the Loan Parties with respect to the partial or complete interruption of the operation of the business of such Loan Party.

“Capital Expenditures” means, for any period, (i) the aggregate of all expenditures of the Borrower Group Parties during such period determined on a Consolidated basis and without duplication that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of the Borrower Group Parties and (ii) the aggregate of all expenditures related to Maintenance and Repair Capital Expenditures (regardless of whether included in expenditures covered by clause (i) above, but in no event duplicative of such expenditures), but excluding to the extent they would otherwise be included:

(a)	expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Insurance Proceeds paid to the Borrower Group Parties on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to the Borrower Group Parties on account of an Event of Eminent Domain, in each case in accordance with the terms of the Loan Documents;

(b)	the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is less than any credit granted by the seller of such equipment for the equipment being traded in at such time;

(c)	the purchase of plant, property or equipment to the extent financed with Asset Sale Proceeds in accordance with the terms of the Loan Documents;

(d)	payments under Capitalized Leases to the extent such Capitalized Leases are permitted under the terms of the Loan Documents;

(e)	expenditures to the extent any of the Borrower Group Parties has received reimbursement in Cash from a Person that is not an Affiliate of any of the Borrower Group Parties and for which no Borrower Group Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person;

(f)	the purchase of plant, property or equipment to the extent financed (directly or indirectly) with (i) the proceeds of cash equity contributions received by any of the Borrower Group Parties from Holdings prior to the consummation of such purchase, which cash equity contributions have been contributed by Holdings specifically for the purpose of the purchase of such plant, property or equipment or (ii) funds that are otherwise available for and permitted to be distributed to Holdings or its designee pursuant to Sections 8.02(g)(i)(B) or 8.02(g)(iii)(B); and

(g)	consideration paid for any Permitted Acquisition to the extent such Permitted Acquisition is otherwise permitted by Section 8.02(f)(ix).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and, except for purposes of the definition of “Change of Control”, any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Leases” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means United States dollars or a credit balance in any domestic demand account or Deposit Account.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or any Issuing Bank (as applicable) and the Lenders, as collateral for LC Facility Letter of Credit Obligations, Cash or Deposit Account balances or, if the applicable LC Facility Issuing Bank benefiting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable LC Facility Issuing Bank or Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash collateral and other credit support.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) securities issued by any political subdivision of any such state or any public instrumentality of the United States having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, the Administrative Agent, or any domestic office of any commercial bank organized under the laws of the United States, any State thereof, any country that is a member of the OECD or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000; (f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (e) above; (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above; and (h) Cash.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means a casualty event that causes all or a portion of the Property of any of the Borrower Group Parties to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear, or (b) any Event of Eminent Domain.

“CCR Wood Pellet Sales Agreement” means (i) each Material Wood Pellet Sales Agreement and (ii) each other contract or other agreement of the Borrower Group Parties for the sale of Wood Pellets from Wood Pellet Production Facilities of the Borrower Group Parties that (a) is with an Acceptable Counterparty, (b) is collaterally assignable to Collateral Agent for the benefit of the Secured Parties, (c) is not terminable by the counterparty thereto solely in connection with an exercise of remedies by Collateral Agent or the Security Parties pursuant to the Security Agreement (or as a result of a change of control in connection with such exercise), (d) constitutes a take-or-pay obligation of the Acceptable Counterparty party thereto, (e) is not terminable by the counterparty thereto solely in connection with a change of law thereunder that results in increased costs for the account of the Acceptable Counterparty thereto and (f) provides for fixed- rate pricing (rather than index-based pricing) or such other pricing terms that are acceptable to the Administrative Agent and the Required Lenders.

“Change of Control” means the occurrence of any of the following:

(a)	at any time prior to the consummation of a Qualified MLP IPO, the Sponsor Affiliates (i) collectively ceasing to beneficially (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower (other than the Capital Stock of the Borrower that are not held by the Sponsor Affiliates and the Management Group as of the Effective Date); and (ii) failing to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors (or similar governing body) of GP; and

(b)	at any time after the consummation of a Qualified MLP IPO, (i) the failure of the Sponsor Affiliates collectively to beneficially (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the MLP General Partner; (ii) the failure of the MLP to beneficially (within the meaning of Rule 13d-3 under the Exchange Act) own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower; (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the MLP General Partner by Persons who were neither (A) nominated, approved or appointed by the Sponsor Affiliates or the board of directors of the MLP General Partner nor (B) appointed by Sponsor Affiliates or the directors so nominated, approved or appointed.

“Change Order” means change order or variation order, amendment, supplement or modification to any construction contract that is a Material Contract, which has the effect of increasing the price or extending the time for performance thereunder.

“Chesapeake Seller Note” means that certain Periodic Payment Agreement, dated as of January 20, 2011, by and between Enviva Port of Chesapeake LLC and Grant Cement Virginia, Inc., as amended prior to the Effective Date.

“Co-Syndication Agents” means the Persons listed as Co-Syndication Agents on the cover page of this Agreement.

“Collateral” means all Property (including Capital Stock) of the Loan Parties, now owned or hereafter acquired in or upon which a Lien is granted or purported to be granted under the Collateral Documents, other than the Excluded Property.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Security Agreement (and any agreement entered into, or required to be delivered, by any Loan Party pursuant to the terms of the Security Agreement in order to perfect the Lien created on any Property pursuant thereto), the Depositary Agreement, the E.ON Consent (so long as the E.ON Wood Pellet Sales Agreement has not expired in accordance with its terms), the Drax Consent (so long as the Drax Wood Pellet Sales Agreement has not expired in accordance with its terms), the Mortgages and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Questionnaire” means a certificate in a form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commercial Operations” means, with respect to any Development Project, the satisfaction of each of the following conditions:

(i)	such Development Project shall have achieved substantial completion of construction including, in the case of the Northampton Project and the Southampton Project, the capacity for production of Wood Pellets (and any related products) greater than or equal to the production capacity for such Development Project set forth in the Base Case Projections (but without any requirement to “ramp-up” actual operation and production to such available operation and production capacity);

(ii)	payment for all material equipment (or, in the case of any customary holdbacks or disputes with suppliers, the Borrower shall have established reserves reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer for any amounts in dispute, including any reserves established therefor in the Construction Disbursement Account);

(iii)	all work that has been done on such Development Project has been completed in a good and workmanlike manner and substantially in accordance with the relevant Material Contracts (including construction and development contracts) and Prudent Industry Practice, and, with respect to such Development Project, there has not been filed with or served upon any Loan Party or any Development Project (or any part thereof) notice of any Lien, claim of Lien or attachment upon or claim affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released, other than Permitted Liens and the Borrower or the Subsidiary Guarantor owning such Development Project shall have duly paid all material contractors and obtained the release of all contractor Liens (including all mechanics Liens) (or, in the case of any customary holdbacks or disputes with contractors, the Borrower or such Subsidiary Guarantor shall have established reserves reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer for any amounts in dispute);

(iv)

(a) the Borrower or the Subsidiary Guarantor owning such Development Project shall have duly obtained or been assigned and there shall be in full force and effect in the name of such Loan Party, and not subject to any current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to allow material modification, expiration or revocation of, and all applicable appeal periods shall have expired with respect to, all Necessary Permits required as of Commercial Operations for such Development Project for production and operation at the levels set forth in the Base Case Projections, (b) such Necessary Permits shall not be subject to any material restriction, condition, limitation or other provision and (c) with respect to any of the Governmental Authorizations for such Development Project not yet obtained, no facts or circumstances shall exist which indicate that any such Governmental Authorization will not be timely obtainable without material difficulty, delay or expense prior to the time that such Governmental Authorization becomes a Necessary Permit;

(v)	the operating assumptions with respect to adequacy of stumpage and other feedstock, anticipated useful life and operating expenses, in each case, of such Development Project set forth in the Base Case Projections continue to be reasonable in all material respects as of, and have not materially adversely changed since, the date of delivery of such Base Case Projections;

(vi)	in the case of Commercial Operations of the Northampton Project and the Southampton Project, the Administrative Agent shall have received a report of the Borrower setting forth (a) comparison of any “ramp-up” of actual operation and production capacity, revenues, operating expenses, maintenance expenses (including maintenance capital expenditures), actual levels of utilization, capacity factors and other similar operating and performance data for Ahoskie with a comparison thereof to the Base Case Projections and (b) based on the information described in subclause (a), extrapolations of (A) projected “ramp-up” of actual operation and production capacity, revenues, operating expenses, maintenance expenses (including maintenance capital expenditures), actual levels of utilization, capacity factors and other similar operating and performance data for such Development Project and (B) the ability of such Development Project to meet the production and operation at the levels set forth in the Base Case Projections for such Development Project;

(vii)	Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Development Project has satisfied each of the matters described in clauses (i) through (v) above and, if applicable, attaching the report described in clause (vi) above and;

(viii)	Administrative Agent shall have received a certificate of the Independent Engineer confirming to its knowledge that (a) such Development Project has satisfied each of the matters described in clauses (i) through (v) (other than adequacy of stumpage and other feedstock) above, and (b) it has no reason to dispute the assertions set forth in the certificate of a Responsible Officer of the Borrower provided pursuant to clause (vii) above (other than adequacy of stumpage and other feedstock) or, if applicable, the report delivered pursuant to clause (vi) above.

“Commitment” means a Tranche A Commitment, a Delayed Draw Term Commitment, a Working Capital Commitment, an LC Facility Commitment, a New Term Loan Commitment or a New Working Capital Commitment, as the context may require.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase or sale agreement, fuel purchase or sale agreement, biomass purchase or sale agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit H.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP; provided that if GAAP would require the accounts of an Unrestricted Subsidiary to be consolidated with the accounts of the Loan Parties, then for purposes hereof “Consolidated” shall exclude the consolidation of the accounts of any such Unrestricted Subsidiary.

“Construction Budget” means, with respect to each Development Project, the construction budget for such Development Project set forth in the Independent Engineer’s Report.

“Construction Disbursement Account” has the meaning specified in the Depositary Agreement.

“Construction Equity Account” has the meaning specified in the Depositary Agreement.

“Construction Equity Commitment” has the meaning specified in the Equity Contribution Agreement.

“Construction Schedule” means, with respect to each Development Project, the construction schedule for such Development Project set forth in the Independent Engineer’s Report.

“Contracted Coverage Ratio” means, as of any date of determination, the ratio of (i) the net present value of Projected Contracted CFADS through the term of the applicable CCR Wood Pallet Sales Agreement discounted at a rate equal to 8.0% per annum to (ii) Total Debt as of such date.

“Contractual Obligations” means, as applied to any Person, any provision of any Capital Stock issued by such Person or in any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.

“Control Agreement” shall mean a customary account control agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the depositary institution maintaining the relevant account agrees that the Collateral Agent shall have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts) and pursuant to which such depositary institution shall agree to comply solely with the Collateral Agent’s instructions with respect to the disposition of funds in such account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 5.04.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of any Advance or the issuance of a LC Facility Letter of Credit.

“Cure Notice” has the meaning specified in Section 8.04(c)(ii).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower Group Parties’ operations and not for speculative purposes.

“Current Assets” means, as at any date of determination, the total assets of a Person and its subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Date Certain” means December 13, 2013.

“Debt” as applied to any Person, means, without duplication, (a) all Debt for Borrowed Money; (b) that portion of obligations with respect to Capitalized Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds, debentures, drafts or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of Property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (e) all indebtedness secured by any Lien on any Property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of such Person or to which such Person is otherwise liable for reimbursement; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Debt of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for Debt of another Person described in the foregoing clauses (a) – (h) or clause (j) evidenced by any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Debt or any security therefor, or to provide funds for the payment or discharge of such Debt (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (i) or (ii) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Swap Agreement, whether entered into for hedging or speculative purposes; provided that in no event shall (A) deferred compensation arrangements, (B) non-compete or consulting obligations, (C) earn out obligations until such obligations are earned or mature in accordance with GAAP, (D) deemed Debt pursuant to GAAP or (E) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements, in each case, constitute Debt of a Person for the purposes of Section 8.02(b).

“Debt for Borrowed Money” means of any Person, at any date of determination, the sum, without duplication, of (a) all indebtedness for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) that portion of obligations with respect to Capitalized Leases that are properly classified as a liability on a balance sheet in conformity of GAAP as in effect on the date hereof; (d) any obligation (other than earn-out, non-compete or consulting obligations) owed for all or part of the deferred purchase price of Property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; and (e) any unreimbursed amount with respect to any drawn letter of credit owed by such Person or as to which such Person is otherwise liable for reimbursement; provided, further, that in no event shall (1) Non-Recourse Debt, (2) intercompany debt permitted under Section 8.02(b), or (3) Subordinated Debt constitute Debt for Borrowed Money of a Person for the purposes of Section 9.01(e).

“Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by any of the Loan Parties (other than Debt permitted to be incurred or issued pursuant to Section 8.02(b)), the Net Cash Proceeds received by any of the Loan Parties in connection with such incurrence or issuance.

“Debt Service Reserve Account” has the meaning specified in the Depositary Agreement.

“Debt Service Reserve Requirement” means, prior to a Qualified MLP IPO, the Debt Service Reserve Account shall be funded or credited with an amount equal to (i) on the Effective Date, $2,500,000 and (ii) on any date of determination after the Effective Date, 100% of the sum of the reasonably anticipated aggregate scheduled principal and interest in respect of the Term Facility and reasonably anticipated scheduled fees under Sections 5.03(a), 5.03(c) and 5.03(d), in each case payable during the following six month period occurring after such date of determination in respect of the Senior Secured Facilities; provided, that for purposes of calculating the Debt Service Reserve Requirement, the anticipated scheduled principal of Term Advances payable with respect to each of September 30, 2016, December 30, 2016, March 31, 2017, June 30, 2017 and on the Maturity Date shall be deemed to be the sum of (x) 2.50% of the Tranche A Advances originally outstanding on the Effective Date, (y) 2.50% of the Delayed Draw Advances originally outstanding on the Delayed Draw Commitment Termination Date and (z) 2.50% of New Term Advances originally outstanding on the Increased Amount Date. Following a Qualified MLP IPO the Debt Service Reserve Requirement shall at all times be $0.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or a condition or event that, after notice or lapse of time or both, as specified in any Loan Document, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 5.02.

“Defaulting Lender” means, subject to Section 5.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days after the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.11(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Advance” has the meaning specified in Section 2.01(b).

“Delayed Draw Advance Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender in substantially the form of Exhibit B-2.

“Delayed Draw Borrowing” means a borrowing consisting of simultaneous Delayed Draw Advances of the same Type made by the Delayed Draw Term Lenders.

“Delayed Draw Term Commitment” means, with respect to any Delayed Draw Term Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Delayed Draw Term Commitments” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Delayed Draw Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.01(b) or 5.01.

“Delayed Draw Term Commitment Period” means the period from and after the Effective Date to but excluding the Delayed Draw Term Commitment Termination Date.

“Delayed Draw Term Commitment Termination Date” means the earliest to occur of (i) the Date Certain, (ii) the date on which Commercial Operations for all Development Projects are achieved, (iii) the date the Delayed Draw Term Commitments are permanently reduced to zero pursuant to Section 2.01(b) or 2.04(b) and (iv) the date of the termination in whole or in part of the Delayed Draw Term Commitments pursuant to Section 5.01 or 9.01.

“Delayed Draw Term Facility” means, at any time, the aggregate amount of the Delayed Draw Term Lenders’ Delayed Draw Term Commitments and Delayed Draw Advances.

“Delayed Draw Term Lender” means any Lender that has a Delayed Draw Term Commitment or that has an outstanding Delayed Draw Advance.

“Deposit Account” means a demand, time, savings, checking, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary” means Citibank, N.A., in its capacity as depositary bank, together with any successor depositary bank appointed pursuant to the Depositary Agreement.

“Depositary Accounts” has the meaning specified in the Depositary Agreement.

“Depositary Agreement” has the meaning specified in Section 6.01(a)(iii).

“Development” means development, acquisition, ownership, financing, leasing, occupation, construction, equipping, testing, alteration, reconstruction, repair, operation, maintenance and use of the Development Projects and “Developed” shall have a meaning correlative thereto.

“Development Projects” means, collectively, the Northampton Facility, the Southampton Facility and the Port of Chesapeake Expansion.

“Discharge Date” has the meaning specified in the Equity Contribution Agreement.

“Dollars” and the sign “$” mean the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Annex I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Drax Consent” means, with respect to the Drax Wood Pellet Sales Agreement, that certain Consent to Assignment dated as of the date hereof by Drax Power Limited, the Borrower and Collateral Agent substantially in the form of Exhibit O, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Drax Wood Pellet Sales Agreement” means that certain Agreement for the Sale and Purchase of Biomass, CIF Discharge Port, dated as of December 23, 2011, between Drax Power Limited and the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Drop-Down Asset” means any Property or Person (other than a natural person):

(a) in the case of Property, consists solely of (i) a marine terminal, and all related docks, piers, adjacent land areas, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any site on which such Property is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such site or (ii) a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any site on which such Property is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellet upon any such site;

(b) in the case of such Person, such Person holds no Property other than the Property described in clause (a) of this definition;

(c) such Property or Person is acquired with the proceeds of (i) an issuance of Capital Stock by the MLP, (ii) Non-Recourse Debt issued by a Sisterco or an Unrestricted Subsidiary, (iii) additional Cash capital contributions received by Holdings, (iv) Restricted Payments made pursuant to Section 8.02(g)(iii)(B), or (v) a combination of subclauses (i) through (iv) of this clause (c);

(d) upon acquisition by the Loan Party, is as promptly as practicable contributed by such Loan Party and any of its applicable subsidiaries to a Sisterco or an Unrestricted Subsidiary;

(e) the conflicts committee of the MLP General Partner shall have consented to the contribution of such Property or Person to such Sisterco; and

(f) Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Drop-Down Asset has satisfied each of the matters described in clauses (a) through (e) above.

“DSR Letter of Credit” has the meaning specified in the Depositary Agreement.

“E.ON Consent” means, with respect to the E.ON Wood Pellet Sales Agreement, that certain letter agreement dated as of October 25, 2012 by E.ON UK PLC and acknowledged and agreed by the Collateral Agent as of the date hereof, substantially in the form of Exhibit P, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“E.ON Wood Pellet Sales Agreement” means that certain CIF Contract for the Purchase of Wood Pellet Biomass, dated as of January 5, 2012, between E.ON UK PLC and the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“EBITDA” means, for any Measurement Period, (a) the sum, without duplication, of the amounts for such Measurement Period of (i) Net Income of the Borrower Group Parties for such Measurement Period (ii) Business Interruption Insurance Proceeds (to the extent not reflected as revenue or income in Net Income) and (iii) solely to the extent deducted in arriving at such Net Income:

(A)	interest expense (including the amortization of original issue discount);

(B)	Restricted Payments made by the Borrower pursuant to Section 8.02(g)(i)(A)(1) during such Measurement Period and all other income, withholding, franchise and similar tax expense;

(C)	total depreciation expense;

(D)	total amortization expense, including the amortization of deferred financing fees and any amortization of the fair value of intangible assets reflected in, or offset against, revenues, fuel or operating expenses in the calculation of Net Income;

(E)	any non-Cash loss attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the Cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to GAAP;

(F)	any reasonable and customary expenses or charges incurred in connection with any issuance of debt or equity securities, any refinancing transaction or any amendment or other modification of any debt instrument to the extent consummated in accordance with the terms of the Loan Documents;

(G)	any reasonable fees (including legal and investment banking fees), transfer or mortgage recording Taxes and other out-of-pocket costs and expenses of any Borrower Group Party (including expenses of third parties paid or reimbursed by any Borrower Group Party) incurred as a result of the Transaction;

(H)	any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP;

(I)	any losses from the early extinguishment of Debt (including Swap Agreements or other derivative instruments);

(J)	any non-Cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(K)	any non-Cash losses decreasing Net Income for such Measurement Period; and

(L)	any reasonable and customary fees and expenses incurred by any Borrower Group Party solely in connection with the consummation of any Permitted Acquisition to the extent such Permitted Acquisition is permitted under the terms of the Loan Documents;

(b)	less the sum of the amounts for such Measurement Period of:

(A)	any non-Cash gains increasing Net Income for such Measurement Period, other than the accrual of revenues in the ordinary course of business;

(B)	any non-Cash gain attributable to the mark-to-market movement in the valuation of Swap Agreements (to the extent the Cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to GAAP;

(C)	any gains from the early extinguishment of Debt (including Swap Agreements or other derivative instruments); and

(D)	any maintenance expenditure that is capitalized except for the amount of any capital expenditures which are made from the proceeds of an incurrence of unsecured Debt or the proceeds of an issuance of Capital Stock by the MLP that are contributed to the Borrower Group Parties or Cash capital contributions made by Holdings to the Borrower Group Parties (other than the proceeds of the Construction Equity Commitment);

all as determined on a Consolidated basis for the Borrower Group Parties in accordance with GAAP; provided, however, that (i) EBITDA for the Fiscal Quarter ended December 31, 2013 shall be determined to equal the actual EBITDA for the Fiscal Quarter then ending multiplied by four; (ii) EBITDA for the Fiscal Quarter ended March 31, 2014 shall be determined to equal the actual EBITDA for the two Fiscal Quarters then ending multiplied by two; and (iii) EBITDA for the Fiscal Quarter ended June 30, 2014 shall be determined to equal the actual EBITDA for the three Fiscal Quarters then ending multiplied by 4/3.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Effective Date” has the meaning specified in Section 6.01.

“Effective Date Certificate” means an Effective Date Certificate in substantially the form of Exhibit G.

“Electrabel Wood Pellet Sales Agreement” means that certain Amended and Restated Wood Pellets Purchase Agreement, dated as of June 21, 2010, between Electrabel N.V. and the Borrower (f/k/a Intrinergy Operating, L.P.), as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Electrabel Termination Event” means a termination of the Electrabel Wood Pellet Sales Agreement for change of law thereunder unless the Electrabel Wood Pellet Sales Agreement shall have been replaced by another Wood Pellet purchase agreement with a Replacement Obligor.

“Eligible Assignee” means any Person other than a natural Person that is (a) any Lender Party, any Affiliate of any Lender Party and any Related Fund (any two or more Related Funds related to the same Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans. In no event shall “Eligible Assignee” include Sponsor, any Sponsor Affiliate or any Affiliate thereof or any Defaulting Lender or any of its subsidiaries, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other applicable Law.

“Eminent Domain Proceeds” means with respect to any Event of Eminent Domain, the Net Cash Proceeds received by any of the Loan Parties in connection with such Event of Eminent Domain.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by any of the Loan Parties or any of their respective ERISA Affiliates.

“Environmental Action” means any citation, investigation, notice, notice of violation, complaint, claim, action, suit, proceeding, demand, abatement order, letter or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety or the environment (including natural resources).

“Environmental Consultants” means Draper Arden Associates and Access Environmental Solutions, Inc., or such other nationally recognized environmental consultant appointed by Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Environmental Law” means any and all applicable foreign, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; or (ii) occupational safety and health (to the extent related to exposure to Hazardous Materials) or the protection of human, plant or animal health or welfare.

“Equity Contribution” has the meaning specified in the Equity Contribution Agreement.

“Equity Contribution Agreement” has the meaning specified in Section 6.01(a)(xiii).

“Equity Cure” has the meaning specified in Section 8.04(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any of the Loan Parties shall continue to be considered an ERISA Affiliate of the Loan Parties within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Loan Parties and with respect to liabilities arising after such period for which the Loan Parties could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period has been waived); (b) the failure of any Pension Plan to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Pension

Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the complete or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (i) a determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Event of Abandonment” means (a) the written announcement by the Borrower or any of its Subsidiaries of a decision to abandon or indefinitely defer, or the abandonment of, the construction, completion, operation or maintenance of all or substantially all of any Development Project, the Ahoskie Facility or the Port of Chesapeake for any reason, or (b) the total suspension for more than 120 consecutive days or abandonment of the construction, completion, operation or maintenance of all or substantially all of any Development Project, the Ahoskie Facility or the Port of Chesapeake; provided that any suspension or delay in the construction, completion, operation or maintenance of any Development Project, the Ahoskie Facility or the Port of Chesapeake caused by a Casualty Event, Event of Eminent Domain, a force majeure event, a scheduled outage, or any other event which is not caused by a Loan Party and with respect to which, to the extent feasible during such force majeure event, scheduled outage or other event, the relevant Loan Party is diligently attempting to restart the construction, completion, operation or maintenance of such Facility, shall not be deemed an “Event of Abandonment”.

“Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of any of the Borrower Group Parties (including any Capital Stock of any of the Borrower Group Parties) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of any of the Borrower Group Parties or any Capital Stock of any of the Borrower Group Parties.

“Events of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)	the sum, without duplication, of the amounts for such period of:

(a)	Net Income; plus,

(b)	to the extent reducing Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period); plus

(c)	the Working Capital Adjustment; plus

(d)	any net extraordinary Cash gains to the extent not previously added in the calculation of Net Income; minus

(ii)	the sum, without duplication, of

(a)	the amounts for such period paid from Internally Generated Cash applied to (1) scheduled repayments of Debt for Borrowed Money (excluding repayments of Working Capital Advances or LC Facility Advances except to the extent the Working Capital Commitments or LC Facility Advances respectively are permanently reduced in connection with such repayments and excluding any repayments of Advances made with amounts withdrawn from the Debt Service Reserve Account) and scheduled repayments of obligations under Capitalized Leases (excluding any interest expense portion thereof), and (2) Capital Expenditures (other than capital expenditures for which Excess Cash Flow was reduced in a prior period pursuant to clause (c) of this definition); plus

(b)	other non-Cash gains increasing Net Income for such period (excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); plus

(c)	the amount of any Capital Expenditures that the Borrower Group Parties reasonably expect to make from Internally Generated Cash within six months of the end of such period, so long as such Capital Expenditures are actually made within six months after the end of such period; provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to this clause (ii)(c), such amount shall be added to Excess Cash Flow for the immediately succeeding period if such expenditure is not actually made within such six-month period and (y) no deduction shall be taken in the immediately succeeding period when such amounts (other than amounts added to Excess Cash Flow pursuant to clause (x) of this proviso) deducted pursuant to this clause (c) are actually spent; plus

(d)	any net extraordinary Cash losses for such period to the extent not previously deducted in the calculation of Net Income; plus

(e)	Restricted Payments made by the Borrower in Cash pursuant to Section 8.02(g)(i)(A)(1) during such period; plus

(f)	the amount of Cash transferred to the Debt Service Reserve Account during such period.

As used in this clause (ii), “scheduled repayments of Debt for Borrowed Money” does not include mandatory prepayments or voluntary prepayments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means: (a) any lease, license, permit, contract, Property right or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract, Property rights or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract, Property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, contract, Property right or agreement shall be Excluded Property only to the extent and for so long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted under the Collateral Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any equipment (as such term is defined in the UCC) owned by any Loan Party that is subject to a purchase money Lien or a Capitalized Lease permitted pursuant to this Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such equipment, but only, in each case, to the extent, and for so long as, the Debt secured by the applicable Lien or the Capitalized Lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated; (c) any Capital Stock in or Property of any Unrestricted Subsidiary or Sisterco; (d) any real Property interests which are acquired by any Loan Party if and to the extent that the Administrative Agent shall have reasonably determined that the costs (including recording Taxes and filing fees) of creating and perfecting a Lien on such real Property interests are excessive in relation to the value of the security afforded thereby; (e) motor vehicles, aircraft, rolling stock and vessels; (f) any Real Estate Asset of any Loan Party held by such Loan Party on the Effective Date and not covered by a Mortgage; (g) any “intent to use” trademark applications for which a statement of use or an amendment to allege use has not been filed (it being understood that upon the filing of such statement of use or amendment to allege use, the security interest will attach to the trademark; (h) accounts described in Section 8.01(l)(i)(A), (B) and (C); and (i) all interests in Capital Stock of Wiggins other than Financial Rights (as defined in Wiggins’ limited liability company operating agreement as in effect on the date hereof); provided that such interests shall be Excluded Property only to the extent and for so long as (i) the Wiggins’ limited liability company operating agreement prohibits the grant of a Lien on such interests and (ii) Borrower Group Parties hold less than 100% of the Capital Stock of Wiggins.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender Party with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender Party acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.08) or (ii) such Lender Party changes its lending office, except in each case to the extent that, pursuant to Section 5.06(a), amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Lender Party became a party hereto or to such Lender Party immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.06(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” means any Wood Pellet Production Facility or Port Facility of the Borrower or the Subsidiary Guarantors.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any present or future regulations promulgated thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent (in the case of any Advances), in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means, collectively, (i) the Fee Letter, dated as of the Effective Date, by and among the Borrower, the Arrangers party thereto, the Administrative Agent and the Collateral Agent and (ii) the Indicative Schedule of Fees for Services as Bank Under a Depositary Agreement for Enviva, LP, dated as of October 19, 2012 by the Depositary and agreed and accepted by the Borrower on October 22, 2012.

“Financial Covenants” has the meaning specified in Section 8.04(c).

“Financial Officer” in respect of any Person means the chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the relevant Persons as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of unaudited financial statements, the absence of footnotes.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and any successor statutes.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Loan Parties ending on December 31 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency or Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case, as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fully Funded” means, with respect to Debt Service Reserve Account and as of any date of determination, that (a) the amount of Cash and Cash Equivalents on deposit in the Debt Service Reserve Account is not less than the then applicable Debt Service Reserve Requirement or (b) the Collateral Agent shall be in receipt of a DSR Letter of Credit in favor of the Collateral Agent with an available amount of not less than the then applicable Debt Service Reserve Requirement, and such DSR Letter of Credit shall be in full force and effect, or any combination of the foregoing

“Fund” means Riverstone/Carlyle Renewable and Alternative Energy Fund II-C, L.P., a Delaware limited partnership.

“Fund Guarantee” has the meaning specified in Section 6.01(a)(xxiii).

“Funding Notice” has the meaning specified in Section 2.02(a).

“GAAP” has the meaning specified in Section 1.03.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or, to the extent applicable and legally binding, a foreign entity or government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“GP” has the meaning specified in the preamble hereto.

“Guaranteed Obligations” has the meaning specified in Section 11.01(a).

“Guarantor” means each of Holdings and each Subsidiary Guarantor.

“Guaranty” means the guaranty of Holdings and the Subsidiary Guarantors set forth in Article XI.

“Guaranty Supplement” has the meaning specified in Section 8.01(o)(i).

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, flammable, explosive or radioactive substances, toxic mold, lead-based paint and polychlorinated biphenyls; (b) any chemical, material or substance that may give rise to liability pursuant to, or the human exposure to which or the Release of which is controlled or limited by, applicable Environmental Laws; and (c) any other materials or substances defined, listed or regulated pursuant to Environmental Laws as “hazardous”, “toxic”, “pollutant”, or “contaminant”, or words of similar meaning or regulatory effect.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any investigation, corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” has the meaning specified in Section 6.01(a)(x).

“Holdings” means:

(i)	prior to the consummation of the Permitted MLP Contribution, collectively, (a) the Borrower General Partner and (b) the Borrower Limited Partner; and

(ii)	from and after the consummation of the Permitted MLP Contribution, collectively, (a) the MLP, (b) the Borrower General Partner, (c) the Borrower Limited Partner and (d) each Intermediate Holdco.

“Increased Amount Date” has the meaning specified in Section 5.10(a).

“Increased Cost Lender” has the meaning specified in Section 5.08.

“Increasing Lender” has the meaning specified in Section 5.10(a).

“Incremental Facility Amount” means, at any time, the excess of $100,000,000 over the aggregate amount of New Working Capital Commitments and New Term Loan Commitments added at or prior to such time pursuant to Section 5.10; provided that increases to the Working Capital Facility shall not exceed $30,000,000 in the aggregate.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Actions), actions, judgments, suits, costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees, including in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by

Indemnitees in enforcing this indemnity), whether direct or indirect and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, whether brought by any Loan Party or any other party, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (b) any Environmental Action or Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any of the Loan Parties; provided that the term shall not include any Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of an obligation of any Loan Party under any Loan Document and (b) to the extent not described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 12.03(a).

“Independent Engineer” means SAIC Energy, Environment & Infrastructure, LLC, or such other nationally recognized independent engineer that is acceptable to the Administrative Agent and, so long as no Default or Event or Default has occurred and is continuing, the Borrower.

“Independent Engineer’s Report” means, collectively, the “Independent Engineer’s Report,” dated May 4, 2012, together with the Independent Engineer’s Report Addendum Letter, dated as of November 1, 2012, in each case prepared by the Independent Engineer for the Borrower.

“Initial Lender Parties” means the Initial LC Facility Issuing Banks and the Initial Lenders.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial LC Facility Issuing Bank” means each of the banks listed on the signature pages hereof as an Initial LC Facility Issuing Bank.

“Installment” has the meaning specified in Section 2.03(a).

“Installment Percentage” has the meaning specified in Section 2.03(a).

“Insurance Broker” means Krauter and Company, LLC or such other nationally recognized insurance broker appointed by the Borrower and reasonably acceptable to the Administrative Agent.

“Insurance Consultant” means Moore-McNeil, LLC, or such other nationally recognized insurance consultant appointed by Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, reasonably acceptable to the Borrower.

“Insurance Consultant’s Report” means the “Insurance Report,” dated November 5, 2012, prepared by the Insurance Consultant for the Borrower, the Arrangers and the Lenders.

“Insurance Proceeds” means, with respect to any Casualty Event or Electrabel Termination Event, the Net Cash Proceeds received by any of the Loan Parties from time to time with respect to such Casualty Event or Electrabel Termination Event, as applicable.

“Intellectual Property” means the following intellectual Property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) EBITDA for such Measurement Period to (b) Interest Expense for such Measurement Period.

“Interest Expense” means, for any period, total interest in respect of Debt (including that portion attributable to Capitalized Leases in accordance with GAAP, taking into account any net costs or net payments made or received by any of the Borrower Group Parties under Interest Rate Agreements) of the Borrower Group Parties accrued or capitalized during such period (whether or not actually paid during such period), including all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, (y) any amount not payable in Cash, in each case for such period and (z) any amount payable on Subordinated Debt; provided, however, that (i) Interest Expense for the Fiscal Quarter ended December 31, 2013 shall be determined to equal the actual Interest Expense for the Fiscal Quarter then ending multiplied by four; (ii) Interest Expense for the Fiscal Quarter ended March 31, 2014 shall be determined to equal the actual Interest Expense for the two Fiscal Quarters then ending multiplied by two; and (iii) Interest Expense for the Fiscal Quarter ended June 30, 2014 shall be determined to equal the actual Interest Expense for the three Fiscal Quarters then ending multiplied by 4/3.

“Interest Payment Date” means with respect to (a) any Base Rate Advance or any fees, the last Business day of each March, June, September and December of each year, commencing on the last Business Day of December 2012, and the final maturity date of such Advance and (b) any Eurodollar Rate Advance, the last day of each Interest Period applicable to such Advance; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, (a) with respect to the initial Eurodollar Rate Advance made on or after the Effective Date, an interest period commencing on the date of such initial Eurodollar Rate Advance or the date of the initial Conversion of the initial Base Rate Advance made on the Effective Date and ending on December 31, 2012 and (b) with respect to any other Eurodollar Rate Advance, an interest period of one, two, three or six months (or longer if available from all Lenders), as selected by the Borrower in its Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (1) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) of this definition, end on the last Business Day of a calendar month, (3) no Interest Period with respect to any portion of the Term Facilities shall extend beyond the Term Maturity Date, (4) no Interest Period with respect to any portion of the Working Capital Advances shall extend beyond the Working Capital Termination Date and (5) no Interest Period with respect to any portion of the LC Facility Advances shall extend beyond the LC Facility Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Loan Parties’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Intermediate Holdco” means, after the consummation of the Permitted MLP Contribution, each direct or indirect subsidiary of the MLP (other than the Borrower Limited Partner) that directly or indirectly owns or controls Capital Stock of the Borrower Limited Partner or the Borrower General Partner.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any period, any Cash of the Borrower and the Subsidiary Guarantors generated during such period, excluding proceeds of Asset Sales, Casualty Events or Event of Eminent Domain or any other Cash that is generated from an incurrence of Debt, an issuance of Capital Stock or a capital contribution.

“Investment” means (a) any direct or indirect purchase or other acquisition by any of the Loan Parties of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Loan Party from any Person, of any Capital Stock of such Loan Party; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any of the Loan Parties to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment minus all returns of principal, capital, dividends and other Cash returns.

“Issuing Bank Exposure” has the meaning assigned to such term in Section 4.02(b)

“Joinder Agreement” means an agreement substantially in the form of Exhibit I.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LC Application” means an application and agreement for the issuance or amendment of a LC Facility Letter of Credit in the form from time to time in use by the applicable Issuing Bank, together with a request for a Notice of Issuance.

“LC Credit Extension” means, with respect to any LC Facility Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“LC Documents” means, as to any LC Facility Letter of Credit, each LC Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower or in favor of such Issuing Bank and relating to such LC Facility Letter of Credit.

“LC Facility” means, at any time, the aggregate amount of the LC Facility Lenders’ LC Facility Commitments at such time (together with and without duplication of the aggregate amount of the LC Facility Issuing Banks’ LC Facility Issuing Commitments at such time), as such amount may be reduced at or prior to such time pursuant to Section 5.01.

“LC Facility Advance” has the meaning assigned to such term in Section 2.01(d).

“LC Facility Advance Note” means a promissory note of the Borrower payable to any LC Facility Lender in substantially the form of Exhibit B-4.

“LC Facility Borrowing” means a borrowing consisting of an LC Facility Advance by the applicable LC Facility Lender.

“LC Facility Commitment” means, with respect to any LC Facility Lender at any time, the amount set forth opposite such LC Facility Lender’s name on Annex I hereto under the caption “LC Facility Commitment” or, if such LC Facility Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent as such LC Facility Lender’s “LC Facility Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04(b) or 5.01. The LC Facility Commitment of an LC Facility Lender and the LC Facility Issuing Commitment of such LC Facility Lender its capacity as an LC Facility Issuing Bank shall at all times be equal.

“LC Facility Commitment Period” means the period on and from the Effective Date to but excluding the LC Facility Termination Date.

“LC Facility Issuing Bank” means each LC Facility Lender listed on Annex I as having an LC Facility Issuing Commitment as of the Effective Date, in its capacity as an issuer of an LC Facility Letter of Credit hereunder, and its successors in such capacity. An LC Facility Issuing Bank may, in its discretion, arrange for one or more LC Facility Letters of Credit to be issued by Affiliates of such LC Facility Issuing Bank, in which case the term “LC Facility Issuing Bank” shall include any such Affiliate with respect to LC Facility Letters of Credit issued by such Affiliate. Notwithstanding anything herein to the contrary, each LC Facility Issuing Bank and any of its branches or Affiliates shall only be obligated to issue standby letters of credit hereunder (and, for the avoidance of doubt, shall not be obligated to issue any trade or commercial letters of credit hereunder).

“LC Facility Issuing Commitment” means, as to each LC Facility Issuing Bank, its commitment to issue LC Facility Letters of Credit, and to amend, renew or extend LC Facility Letters of Credit previously issued by it, pursuant to Article IV, as such commitment may be (a) ratably reduced from time to time upon any reduction in the LC Facility Commitments pursuant to Section 2.04(b) or 5.01 and (b) reduced or increased from time to time pursuant to assignments by or to such LC Facility Issuing Bank pursuant to Section 12.06. The amount of each LC Facility Issuing Bank’s LC Facility Issuing Commitment as of the Effective Date is set forth opposite such LC Facility Issuing Bank’s name on Annex I hereto under the caption “LC Facility Issuing Commitment”. The aggregate amount of LC Facility Issuing Commitments on the Effective Date is $10,000,000.

“LC Facility Lender” means any Lender that has an LC Facility Commitment or, if the LC Facility Commitments have expired or been terminated, that holds an LC Facility Advance.

“LC Facility Letter of Credit” means any standby letter of credit issued by an LC Facility Issuing Bank hereunder.

“LC Facility Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled LC Facility Termination Date of the LC Facility then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“LC Facility Letter of Credit Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding LC Facility Letters of Credit plus the aggregate of all LC Facility Unreimbursed Amount Borrowings.

“LC Facility Termination Date” means the earlier of (a) November 9, 2016 and (b) the date of termination in whole of the LC Facility Commitments and the LC Facility Issuing Commitments pursuant to Section 5.01 or 9.01.

“LC Facility Unreimbursed Amount Borrowing” means an extension of credit resulting from a drawing under any LC Facility Letter of Credit that has not been reimbursed by the Borrower on the date when made or refinanced by an LC Facility Borrowing.

“LC Fee” has the meaning specified in Section 5.03(c).

“Lender Counterparty” means an Arranger, an Agent or a Lender or any of their respective Affiliates (or a Person who was an Agent or Lender or any of their respective Affiliates at the time of execution and delivery of a Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, as applicable) who has entered into a Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, as applicable, with the Borrower or any Subsidiary Guarantor.

“Lender Party” means any Lender or any LC Facility Issuing Bank, as the context may require.

“Lenders” means the Initial Lenders and each Person that shall become a Tranche A Lender, Delayed Draw Term Lender, LC Facility Lender, Working Capital Lender, or Augmenting Lender hereunder pursuant to an Assignment and Acceptance or a Joinder Agreement for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement and, as the context may require, includes the LC Facility Issuing Banks.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt as of the last day of the most recently completed Measurement Period to (b) EBITDA for the most recently completed Measurement Period.

“Lien” means (a) any lien, mortgage, deed of trust, deed to secure debt, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities. For the avoidance of doubt, “Lien” shall not include (i) any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of this Agreement and (ii) with respect to any license, the retained interest of the licensor in the Property subject to such license.

“Loan Documents” means (a) this Agreement, (b) the Notes (if any), (c) the Guaranty, (d) the Collateral Documents, (e) the Equity Contribution Agreement, (f) the Fund Guarantee, (g) the Subordination Agreement and (h) the Fee Letters.

“Loan Parties” means Holdings, the Borrower, the Subsidiary Guarantors and each additional Subsidiary of the Borrower that is not a Subsidiary Guarantor but is required to pledge its assets pursuant to and to the extent of Section 8.01(o). For the avoidance of doubt, Sistercos and Unrestricted Subsidiaries are not Loan Parties.

“Maintenance and Repair Capital Expenditures” means all costs (other than administrative costs) incurred by any Loan Party in accordance with Prudent Industry Practice for any maintenance or repair procedure for a Facility or any part thereof (excluding any such costs that have been paid by other Persons under warranty or similar agreements or insurance policies).

“Management Group” means the group consisting of the directors, managers, executive officers and other management personnel of Holdings or the Borrower (or any parent entity of Holdings).

“Management Services Agreement” means the Management Services Agreement, dated as of November 9, 2012, between Enviva Holdings LP and the Borrower, as the same may be amended, restated or otherwise modified from time to time.

“Margin Stock” has the meaning specified in Regulation U.

“Market Consultant” means Forest2Market, Inc.

“Market Consultant’s Reports” means, collectively, (i) Enviva LP—the Delivered Raw Material Market Analysis, Amory and Wiggins, Mississippi, and (ii) the Enviva LP—Delivered Raw Material Market Analysis, Northeast North Carolina/Southeast Virginia, each dated as of April 27, 2012.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Properties, assets or financial condition of the Loan Parties taken as a whole, or (b) the rights, remedies or benefits available to any Agent and any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its material obligations under any Loan Document.

“Material Contract” means (i) each Material Wood Pellet Sales Agreement and (ii) each Material Shipping Contract and, in each case, each replacement thereof or substitute agreement with a Replacement Obligor with respect thereto that is permitted hereunder; provided that, a Material Wood Pellet Sales Agreement shall cease to be a “Material Contract” if the total revenues of the Borrower thereunder for the most recently completed twelve month period of the Borrower are less than 15% of the total revenues of the Borrower under all of its Wood Pellet Sales Agreements for such twelve month period, without giving effect to any amendment, breach or other failure of the Borrower or the counterparty to such Material Wood Pellet Sales Agreement to perform thereunder that would cause the total revenues thereunder to be less than 15% of the total revenues of the Borrower under all of its Wood Pellet Sales Agreements.

“Material Environmental Liabilities” means liabilities or costs to any Borrower Group Party exceeding $5,000,000 in the aggregate.

“Material Shipping Contracts” means, collectively, (a) that certain Contract of Affreightment, dated April 27, 2012, between D/S Norden A/S and Enviva Holdings, LP, as supplemented by that certain Novation Agreement, dated October 4, 2012, between D/S Norden A/S, Enviva Holdings, LP and the Borrower, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof and (b) the Pacific Basin Shipping Contract.

“Material Wood Pellet Sales Agreements” means, collectively, the Drax Wood Pellet Sales Agreement, the Electrabel Wood Pellet Sales Agreement and the E.ON Wood Pellet Sales Agreement.

“Maturity Date” means, with respect to the Tranche A Facility and the Delayed Draw Term Facility, the Term Maturity Date, with respect to the Working Capital Facility, the Working Capital Termination Date and, with respect to the LC Facility, the LC Facility Termination Date.

“Measurement Period” means each period of four consecutive Fiscal Quarters of the Borrower commencing with the first such four consecutive Fiscal Quarters ending December 31, 2013.

“Minimum Collateral Amount” means, at any time, (a) as to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to 102% of the Available Amount of all LC Facility Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the LC Facility Issuing Banks in their sole discretion.

“MLP” means a limited partnership or limited liability company that will acquire, directly or indirectly, all of the Capital Stock of the Borrower pursuant to the Permitted MLP Contribution, and that, immediately following consummation of the Qualified MLP IPO, will be publicly traded and treated as a partnership for U.S. federal income tax purposes by virtue of meeting the requirements of Section 7704(c)(1) of the Internal Revenue Code.

“MLP General Partner” means, after the consummation of the Qualified MLP IPO, the sole general partner of the MLP (and, for the avoidance of doubt, no more than one Person at any time may be the MLP General Partner).

“MLP Holdco” has the meaning specified in the preamble hereto.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning specified in Section 6.01(b)(ii)(B).

“Mortgaged Property” has the meaning specified in the Mortgages.

“Mortgages” has the meaning specified in Section 6.01(b)(ii).

“MTPY” means metric tons per year (with “tons” being equated to 2,204.6 pounds).

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the relevant Persons in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Necessary Permit” means, as of any date of determination, any Governmental Authorization (including any environmental, regulatory or other permit or approval) that is (a) necessary to be obtained by or on behalf of the Borrower or its Subsidiaries at such time in light of the stage of Development of any

Development Project to enable the Borrower or its Subsidiaries to (i) continue the Development of such Development Project, (ii) sell Wood Pellets from such Development Project, (iii) enter into any Loan Documents or any other Contractual Obligation related to such Development Project or (iv) consummate and/or perform any of the transactions or any obligation contemplated hereby or thereby, or (b) listed as such on Schedule 1.01(a).

“Net Cash Proceeds” means:

(a)	with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i), (C) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Loan Documents) that is secured by the Property subject to such Asset Sale and is required to be repaid in connection with such Asset Sale, to the extent such amounts were not deducted in determining the amount referred to in clause (i), and (D) a reasonable reserve determined by a Financial Officer of the Borrower in its reasonable business judgment and to the extent required under GAAP for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale) expressly contemplated by the purchase agreement relating to such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds;

(b)	with respect to the incurrence or issuance of any Debt by the Loan Parties, the excess if any, of (i) the sum of the Cash and Cash Equivalents received by the Loan Parties in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees, commissions, premiums and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c)

with respect to any proceeds of or under any casualty or Property insurance, indemnity, condemnation awards, warranty or guaranty (other than Business Interruption Insurance Proceeds) received by the Loan Parties in connection with the occurrence of any Casualty Event, Event of Eminent Domain or Electrabel Termination Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Loan Parties in connection with such Casualty Event, Event of Eminent Domain or Electrabel Termination Event minus (ii) the sum of (A) the reasonable out of pocket costs and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i), (B) federal, state, provincial, foreign and local Taxes reasonably estimated (on a Consolidated basis) to be actually payable by the Loan Parties within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i), and (C) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Debt (other than Debt under the Loan Documents) that is secured by the Property subject to such Casualty Event, Event of Eminent Domain or Electrabel Termination Event and is required to be repaid in connection with such Casualty Event, Event of Eminent Domain or Electrabel Termination Event, to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Equity Proceeds” means an amount equal to (i) any Cash proceeds from a Qualified MLP IPO minus (ii) the underwriting discounts and commissions or other similar payments, and other reasonable out of pocket costs, fees and expenses (including legal fees and expenses) incurred by the Loan Parties in connection with such Qualified MLP IPO to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Net Income” means, for any period, (a) the sum of, without duplication, (i) the net income (or loss) of the Borrower Group Parties on a Consolidated basis for such period taken as a single accounting period, determined in conformity with GAAP plus (ii) dividends or other distributions actually paid to any of the Borrower Group Parties by an Unrestricted Subsidiary during such period minus (b) without duplication, (i) the income (or loss) of any Person (other than any Borrower Group Party) in which any other Person (other than any Borrower Group Party) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any of the Borrower Group Parties by such Person during such period, (ii) the income (or loss) of any Person or any Unrestricted Subsidiary accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with any of the Borrower Group Parties or that Person’s assets are acquired by any of the Borrower Group Parties, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to any of the Borrower Group Parties by such Person during such period, (iv) any after-Tax gains or losses attributable to Asset Sales or returned surplus assets of any Employee Benefit Plan of the Borrower Group Parties, and (v) any net extraordinary gains or net extraordinary losses.

“New Term Advance” means, with respect to any Increasing Lender or Augmenting Lender, a single advance to the Borrower on the Increased Amount Date in a principal amount not to exceed such Lender’s New Term Loan Commitment at such time.

“New Term Loan Commitment” has the meaning specified in Section 5.10(a).

“New Term Loan Facility” means, at any time, the aggregate amount of the Increasing Lenders’ and Augmenting Lenders’ New Term Loan Commitments and New Term Advances thereunder.

“New Working Capital Commitment” has the meaning specified in Section 5.10(a).

“New Working Capital Facility” means, at any time, the aggregate amount of the Increasing Lenders’ and Augmenting Lenders’ New Working Capital Commitments and Working Capital Advances thereunder.

“Non-Consenting Lender” has the meaning specified in Section 5.08.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Increasing Lender” has the meaning specified in Section 5.10(a).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Holdings, its subsidiaries or their Securities.

“Nonrenewal Notice Date” has the meaning specified in Section 4.02(c).

“Non-Recourse Debt” means any Debt of an Unrestricted Subsidiary or a Sisterco; provided that:

(i)	such Debt is without recourse to the Borrower, any Subsidiary or any Guarantor or to any Property of the Borrower, any Subsidiary or any Guarantor other than, with respect to any such Non-Recourse Debt of a Sisterco, (x) any Capital Stock in such Sisterco pledged by the MLP or any Intermediate Holdco in favor of the lenders thereunder or (y) any guarantee by the MLP or any Intermediate Holdco in favor of the lenders thereunder;

(ii)	none of the Borrower, any Subsidiary or any Guarantor provides credit support of any kind for (including any undertaking, agreement or instrument that would constitute Debt but excluding any Investment permitted under the terms of this Agreement that is not in the nature of Debt), or is directly or indirectly liable as a guarantor or otherwise in respect of, such Debt or in respect of the business or operations of such Unrestricted Subsidiary or Sisterco, as applicable, or any of its subsidiaries (other than, with respect to any such Non-Recourse Debt of a Sisterco, (x) any guarantee by the MLP or any Intermediate Holdco in favor of the lender thereunder and (y) a pledge of the Capital Stock in such Sisterco by the MLP or any Intermediate Holdco in favor of the lenders thereunder);

(iii)	neither the Borrower nor any Guarantor constitutes the lender of such Debt except to the extent permitted under Section 8.02(f) and the other terms of the Loan Documents.

(iv)	no default with respect to such Debt (including any rights that the holders of such Debt may have to take enforcement action against such Unrestricted Subsidiary or Sisterco, as applicable) would permit, upon notice, lapse of time or both, any holder of any other Debt (other than Debt under the Loan Documents) of the Borrower, any Guarantor or any Subsidiaries to declare a default on such other Debt or cause the payment of such other Debt to be accelerated or payable prior to its stated maturity; and

(v)	the lenders (or their respective agents) of such Debt have been notified in writing (or the loan documentation governing such Debt expressly provides) that they will not have any recourse to the Property of the Borrower, any Subsidiary or any Guarantor (other than, with respect to any such Debt of a Sisterco, a pledge of the Capital Stock in such Sisterco by the MLP or any Intermediate Holdco in favor of the lenders thereunder).

“Non-Wholly Owned Subsidiaries” has the meaning specified in Section 8.01(q).

“Northampton Facility” means that certain approximately 500,000 MTPY Wood Pellet Production Facility of Enviva Pellets Northampton, LLC under Development in Gaston, North Carolina.

“Note” means a Tranche A Term Note, a Delayed Draw Advance Note, a Working Capital Note or a LC Facility Advance Note, as the context may require.

“Notice” means a Funding Notice, a Notice of Issuance or a Conversion/Continuation Notice, as the context may require.

“Notice of Issuance” means a request for an LC Credit Extension substantially in the form of Exhibit S.

“O&M Costs” means, for any period all actual (or projected, as the context requires) Cash operation and maintenance costs relating to the Facilities or any Necessary Permit or other Governmental Authorization held by or on behalf of the Borrower or any of its Subsidiaries, or required by any law or regulation applicable to the Borrower or any of its Subsidiaries, incurred and paid (or projected to be incurred and paid, as the context requires) by the Borrower or any of its Subsidiaries for any Facility in such period, including:

(i)	Taxes of the Borrower or any of its Subsidiaries on any Property or asset of the Borrower or such Subsidiary;

(ii)	insurance, consumables, additives or chemicals, fuel, spare parts, equipment, materials, repair and maintenance services;

(iii)	payments under any lease or maintenance agreement;

(iv)	legal fees and consulting fees and expenses in connection with the financing, management, operation or maintenance of any Facility;

(v)	fees paid in connection with obtaining, transferring, maintaining or amending any Necessary Permits or other Governmental Authorization;

(vi)	any fees, expenses or other charges related to the Advances other than interest on the Advances or fees payable pursuant to Section 5.03;

(vii)	reasonable general and administrative expenses; and

(viii)	all expenditures to keep the Collateral free and clear of all Liens (other than Permitted Liens).

Notwithstanding the foregoing, O&M Costs shall not include (a) distributions of any kind to any Affiliate of the Borrower in respect of Capital Stock of the Borrower, (b) non-Cash charges, including, without limitation, depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (c) Capital Expenditures or costs and expenses incurred in connection with the ownership, development, design, engineering, procurement, construction, equipping, assembly, inspection, testing, completion, start-up and financing of any Facility to the extent capitalized and not expensed in the relevant period, (d) payments for restoration or repair of any Facility in respect of any casualty or condemnation events, including, with any insurance or condemnation proceeds in respect thereof, (e) interest charges and charges for the payment or amortization of principal of Debt described in clauses (i), (ii), (iii) or (vi) of the definition thereof of the Borrower or any Subsidiary, (f) ordinary course settlement payments or termination or liquidation payments under any Interest Rate Agreements or Currency Agreements of the Borrower and (g) income Taxes.

“Obligations” means (i) all obligations of every nature of each Loan Party, including obligations from time to time owed to any Agent (including former Agents) or any Lender Party from time to time under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under LC Facility Letters of Credit, fees, expenses, indemnification or otherwise, (ii) obligations of such Loan Party under any Secured Interest Rate/Currency Agreement entered into in connection herewith, (iii) after the consummation of the Qualified MLP IPO, obligations of such Loan Party under any Secured Cash Management Agreement entered into in connection herewith or (iv) obligations of such Loan Party under any Secured Commodity Hedge Agreement entered into in connection herewith.

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” has the meaning specified in the definition of Embargoed Person.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or any Loan Document).

“Other Taxes” has the meaning specified in Section 5.06(b).

“Outstanding Amount” means (a) with respect to the Working Capital Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Working Capital Advances occurring on such date; (b) with respect to the LC Facility Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of LC Facility Advances (including any refinancing of outstanding unpaid drawings under LC Facility Letters of Credit or LC Credit Extensions as an LC Facility Borrowing) occurring on such date and (c) with respect to any LC Facility Letter of Credit on any date, the amount of LC Facility Letter of Credit Obligations outstanding in respect of such LC Facility Letter of Credit on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Facility Letter of Credit Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any LC Facility Letters of Credit (including any refinancing of outstanding unpaid drawings under any LC Facility Letters of Credit or LC Credit Extensions as an LC Facility Borrowing) or any reductions in the maximum amount available for drawing under LC Facility Letters of Credit taking effect on such date.

“Pacific Basin Shipping Contract” means that certain Contract of Affreightment, dated April 30, 2012, between Pacific Basin Handysize Limited, BVI or Pacific Basin Handysize Limited, HK and the Borrower, as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Participant Register” has the meaning specified in Section 12.06(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Permitted Acquisition” means, after the Effective Date, any acquisition, directly or indirectly, by any Borrower Group Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that at the time of the consummation of such transaction each of the following conditions are met:

(a)	any assets or division as acquired in accordance herewith (y) shall be a Wood Pellet Production Facility or a Port Facility related to a Wood Pellet Production Facility of the Borrower Group Parties and (z) taken as a whole shall be projected to generate positive cash flow for the four quarter period beginning on the date of such acquisition; provided that, to the knowledge of the Borrower, such projections are based on good faith estimates and assumptions, which assumptions (including the future performance of such Permitted Acquisition) were reasonable in light of the conditions existing at the time of the delivery of the certificate pursuant to clause (f) of this definition;

(b)	immediately before, and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)	all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(d)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any Acquisition Subsidiary shall be owned, directly or indirectly, 100% by the Borrower or a Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.01(o);

(e)

the Borrower shall have delivered to the Administrative Agent (i) at least five Business Days prior to the proposed consummation thereof, (A) a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such transaction for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such transaction and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such transaction (and the incurrence of any Debt in connection therewith) had occurred as of the first day of such Measurement Period; provided that, in the case of any Permitted Acquisition proposed prior to the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c), such Compliance Certificate shall evidence that the Borrower would be in compliance with an Interest Coverage Ratio of not less than 3.50:1.00 and a Leverage Ratio of not more than 3.00:1.00, in each case, for the most recently completed four consecutive Fiscal Quarters of the Borrower ending prior to such transaction for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered after giving pro forma effect as set forth in this subclause (A), and (B) all other relevant financial information with respect to the proposed acquisition necessary to demonstrate compliance with the Financial Covenants (including a base case model with respect to the proposed Permitted Acquisition) and (ii) promptly upon the request by the Administrative Agent, a copy of any material agreements (including any purchase agreement) related to the proposed Permitted Acquisition; and

(f)	the Administrative Agent shall have received, together with the Compliance Certificate referred to in clause (e) of this definition, if applicable, a certificate of a Responsible Officer of the Borrower certifying that such Permitted Acquisition has satisfied each of the matters described in clauses (a), (b), (c) and (d) above

“Permitted Investment” means, with respect to any Asset Sale, Casualty Event or Event of Eminent Domain, the application of any related Net Cash Proceeds to make a Permitted Acquisition or purchase of any Property useful in the business of any Loan Party or Facility in accordance with the terms of the Transaction Documents.

“Permitted Liens” means:

(a)	Liens for Taxes, to the extent not required to be paid pursuant to Section 8.01(b);

(b)	materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any of the Loan Parties, which (i) do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof and (ii) are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP;

(c)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes a Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Debt for Borrowed Money or other Debt), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of Property of the Loan Parties;

(d)	easements, rights-of-way, restrictions, title imperfections, encroachments, other minor defects or irregularities in title and similar matters if the same do not materially detract from the operation or use of such Property in the ordinary conduct of the business of the Loan Parties (taken as a whole);

(e)	any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder pursuant to which any Loan Party has a leasehold interest;

(f)	Liens solely on any Cash earnest money deposits made by any of the Loan Parties in connection with any letter of intent or purchase agreement permitted hereunder;

(g)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal Property entered into in the ordinary course of business;

(h)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)	encumbrances on real Property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority on any Real Estate Asset, if the same does not have a materially adverse effect on the operation or use of such Real Estate Asset in the ordinary conduct of the business of the Loan Parties;

(j)	non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any of the Loan Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Loan Party;

(k)	encumbrances referred to in Schedule B of any Mortgage Policy;

(l)	Liens under the Collateral Documents, including Liens under the Collateral Documents securing Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement and, after the consummation of the Qualified MLP IPO, Secured Cash Management Agreements;

(m)	any Lien with respect to the Properties of any Loan Party that arose under Prudent Industry Practices on or prior to the Effective Date and the foreclosure of which is not material to the operation or use of such Properties in the ordinary course of business;

(n)	purchase money Liens upon or in real Property or equipment acquired or held by any of the Loan Parties in the ordinary course of business securing the purchase price of such Property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such Property or equipment to be subject to such Liens, or Liens existing on any such Property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any Property other than the Property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced; and provided, further, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (n) shall not exceed the amount permitted under Section 8.02(b)(ii) at any time outstanding;

(o)	Liens arising under Capitalized Leases permitted under Section 8.02(b)(iii); provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capitalized Leases;

(p)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q)	Liens securing judgments (or the payment of money not constituting a Default under Section 9.01(h)) or securing appeal or other surety bonds related to such judgments;

(r)	Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;

(s)	Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or Property, casualty or liability insurance in the ordinary course of business;

(t)	any Liens with respect to the Properties of any Loan Party that arise under Contractual Obligations of any Loan Party as in effect on the Effective Date, but only to the extent the same have been disclosed on Schedule 1.01(b) hereto;

(u)	Liens securing up to $3,000,000 of Debt permitted under Section 8.02(b)(vii);

(v)	Liens on Cash and Cash Equivalents securing Debt permitted pursuant to Section 8.02(b)(xiv); and

(w)	Liens on real property of Enviva Pellets Southampton, LLC securing Debt permitted pursuant to Section 8.02(b)(xv); provided that such Lien is subordinated pursuant to the subordination of deed of trust delivered pursuant to Section 6.01(b)(ii)(E).

“Permitted MLP Contribution” means the contribution by MLP Holdco, prior to the consummation of the Qualified MLP IPO, of all of its (a) limited partner interests in the Borrower to the Borrower Limited Partner and (b) ownership interests in each of the Borrower General Partner and the Borrower Limited Partner to the MLP or wholly-owned subsidiaries of the MLP; provided that:

(i)	the Borrower and the Subsidiary Guarantors shall, collectively, continue to hold substantially all of their assets immediately before and after the Permitted MLP Contribution;

(ii)	the MLP, the Borrower General Partner, the Borrower Limited Partner and each Intermediate Holdco shall have executed and delivered to the Administrative Agent and the Collateral Agent a Guaranty Supplement and the Borrower shall have taken, or caused to be taken, as of the date such Permitted MLP Contribution, each of the actions set forth in Section 8.01(o);

(iii)	the MLP shall, directly or indirectly, hold 100% of the Capital Stock of each of the Borrower General Partner and the Borrower Limited Partner, which shall be the direct holding companies of the Borrower;

(iv)	simultaneously with the satisfaction of clauses (i), (ii) and (iii) above, the Guaranty and pledge by MLP Holdco and by GP shall be released (but only if MLP Holdco or GP, as applicable, is not the MLP, an Intermediate Holdco, the Borrower General Partner or the Borrower Limited Partner); and

(v)	Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that such Permitted MLP Contribution has satisfied each of the matters described in clauses (i) through (iii) above.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Environmental Site Assessments” means (a) the “Southampton Phase I,” dated April, 2012, (b) the “Portsmouth/Chesapeake Phase I,” dated April, 2012, (c) the “Wiggins Phase I,” dated March 14, 2012, (d) the “Northampton Phase 1,” dated April, 2012, (e) the “Ahoskie Phase I,” dated April, 2012, and (f) the “Amory Phase I,” dated March 14, 2012, prepared by the Environmental Consultants for the Borrower.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Security Agreement.

“Port of Chesapeake” means that certain Port Facility of Enviva Port of Chesapeake, LLC located at 1213 Victory Boulevard, Chesapeake, Virginia.

“Port of Chesapeake Expansion” means the Development of the Port of Chesapeake consisting primarily of an additional 45,000 metric ton storage dome and all related structures and improvements.

“Port Facility” means a marine terminal, and all related docks, piers, buildings and other structures, facilities, paved roads, storage areas, equipment (including, without limitation, automated cargo handling systems, stationary stackers, water spray systems, hatch covers, gangways, scales, cranes, conveyors, hoppers and other devices used for loading and unloading vehicles) and parts, including all structures or improvements erected on any real property on which a Port Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the receipt, storage, and loading of Wood Pellets upon any such real property.

“Post-Petition Interest” has the meaning specified in Section 11.05(b).

“Prepayment Notice” has the meaning specified in Section 2.04(a).

“Prime Rate” means the rate of interest per annum publicly announced by Barclays Bank PLC as its prime commercial lending rate for extensions of credit in dollars in effect at its principal office in New York, as in effect from time to time. The Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” of any amount means, (a) with respect to any Working Capital Lender at any time and with respect to the Working Capital Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Working Capital Commitment at such time and the denominator of which is the aggregate amount of the Working Capital Lenders’ Working Capital Commitments at such time (or, if the Working Capital Commitments have been terminated, the numerator of which is the amount of such Lender’s Working Capital Advances and the denominator of which is the Total Working Capital Outstanding at such time), (b) with respect to any Tranche A Lender at any time and with respect to the Tranche A Facility, the product of such amount times a fraction the numerator of which is the amount of Tranche A Advances owed to such Tranche A Lender under the Tranche A Facility at such time and the denominator of which is the aggregate amount of the Tranche A Advances then outstanding and owed to all Tranche A Lenders under the Tranche A Facility at such time, (c) with respect to any Delayed Draw Term Lender at any time and with respect to the Delayed Draw Term Facility, the product of such amount times a fraction the numerator of which is the sum of (x) the Unused Delayed Draw Term Loan Commitment of such Delayed Draw Term Lender and (y) the amount of Delayed Draw Advances owed to such Delayed Draw Term Lender under the Delayed Draw Term Facility at such time and the denominator of which is the sum of (x) the aggregate Unused Delayed Draw Term Loan Commitment of all Delayed Draw Term Lenders and (y) the aggregate amount of the Delayed Draw Advances then outstanding and owed to all Delayed Draw Term Lenders under the Delayed Draw Term Facility at such time and (d) with respect to any LC Facility Lender at any time and with respect to the LC Facility, the product of such amount times a fraction the numerator of which is the amount of such LC Facility Lender’s LC Facility Commitment at such time and the denominator of which is the aggregate amount of the LC Facility Lenders’ LC Facility Commitments at such time (or, if the LC Facility Commitments have been terminated, the numerator of which is the amount of such LC Facility Lender’s LC Facility Advances and such LC Facility Lender’s (in its capacity as an LC Facility Issuing Bank) LC Facility Letter of Credit Obligations and the denominator of which is the aggregate Outstanding Amount of all LC Facility Advances and all LC Facility Letters of Credit at such time).

“Project Costs” means all costs, fees, Taxes (other than income Taxes) and expenses incurred or payable by the Borrower and its Subsidiaries in connection with the Development of the Development Projects as contemplated by the Construction Budget and the Construction Schedule, including the costs incurred in connection with design, engineering, procurement, construction, testing, commissioning, equipping, assembly, inspection, start-up and financing of the Development Projects, the O&M Costs arising prior to the date on which the Development Projects achieve Commercial Operation, interest payable under this Agreement and financing-related fees (including the fees under Section 5.03) arising prior to the date on which the Development Projects achieve Commercial Operation, indemnification obligations in favor of any Secured Party under the Loan Documents and other financing costs incurred and payable by the Borrower and its Subsidiaries in connection with the Development Projects on or prior to the date on which the Development Projects achieve Commercial Operation.

“Project Payments” means the proceeds of any payment (or series of related payments) of any liquidated damages (other than delay liquidated damages), buy-out payments, termination payments and other similar damages or payments received by the Borrower or any Subsidiary pursuant to, or in connection with, any project contract, other than costs intended to compensate the Borrower or such Subsidiary for costs of a replacement project contract.

“Project Revenues” means, with respect to any period, all Cash income, revenues and receipts received or projected to be received, as the context requires, from the ownership or operation of the Wood Pellet Production Facilities of the Borrower or any Subsidiary in such period, including, without limitation (a) payments made to the Borrower or any Subsidiary under any project contract, including, without limitation delay liquidated damages, (b) proceeds of any delay in start-up, Business Interruption Insurance Proceeds or other insurance or other payments received in respect of the foregoing, (c) other income derived from the sale or use of products, by-products or services produced or distributed by the Wood Pellet Production Facilities of the Borrower or any Subsidiary (including, if applicable, any environmental attributes), (d) the investment income on amounts in any account of the Borrower or any Subsidiary and (e) any refund received for Taxes previously paid by the Borrower or any Subsidiary. Notwithstanding the foregoing, Project Revenues shall not include (i) any amounts that are reasonably expect to be subject to rebate, return, recapture or refund, (ii) insurance proceeds other than Business Interruption Insurance Proceeds, (iii) proceeds from the sale, lease or other disposition of assets not in the ordinary course of business, (iv) Project Payments, (v) proceeds from the incurrence of Debt, (vi) proceeds from equity contributions by the Sponsor, a Sponsor Affiliate or Holdings to the Borrower or its Subsidiaries, or from the Borrower to any Subsidiaries (or among Subsidiaries) and (vii) any other similar non-recurring receipts.

“Projected Contracted CFADS” means, for any period for which the Contracted Coverage Ratio is being calculated, the aggregate of all Project Revenues reasonably projected by the Borrower to be received for such period less O&M Costs reasonably projected to be incurred by the Borrower for such period; provided that for purposes of calculating Projected Contracted CFADS at any time, (i) Project Revenues shall include revenues projected to be received under CCR Wood Pellet Sales Agreements in effect as of such time (assuming no renewals or extensions thereof other than those that have been exercised prior to such time or are solely in the control of the Borrower or the Subsidiary Guarantors), (ii) Project Revenues shall include only revenues of Wood Pellet Production Facilities of the Borrower and the Subsidiary Guarantors that are operational (including operational Wood Pellet Production Facilities acquired with the proceeds of New Term Loan Commitments) at such time, (iii) O&M Costs shall be based on the Base Case Projections, as adjusted at such time (if necessary) to reflect operating history of the Borrower and the Subsidiaries after the Effective Date (as certified at such time by a Responsible Officer of the Borrower) and (iv) for the avoidance of doubt, the Cash deposited into the Debt Service Reserve Account during such period will not constitute an O&M Cost.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the Wood Pellet production industry for Wood Pellet Production Facilities and Port Facilities that are similar to the Facilities in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition. For the avoidance of doubt, “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions, the requirements or guidance of Governmental Authorities, applicable laws, applicable operating guidelines and rules and the requirements of insurers.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Holdings, its subsidiaries or their Securities.

“Qualified MLP IPO” means, subject to the consummation of the Permitted MLP Contribution, the issuance by the MLP of common units representing its limited partner interests and the sale of such units in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such common units are listed on a national securities exchange (as defined in the Exchange Act) in the United States; provided that:

(a)

the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Qualified MLP IPO, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Qualified MLP IPO for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Qualified MLP IPO and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such Qualified MLP IPO had occurred as of the first day of such Measurement Period;

(b)	the prepayments required by Section 2.04(b)(v) shall have been made or are made substantially simultaneously with the closing of the Qualified MLP IPO;

(c)	after giving effect to the Qualified MLP IPO, no Change of Control shall have occurred;

(d)	immediately prior to, and after giving effect to the Qualified MLP IPO, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e)	the Qualified MLP IPO could not reasonably be expected to have an adverse effect in any material respect on (i) the creation, attachment, perfection or priority of any Lien granted in favor of Collateral Agent or (ii) the other rights, remedies or benefits, taken as a whole, available to Collateral Agent, the Lenders and the other Secured Parties under the Loan Documents; provided that, with respect to this clause (ii), the effectiveness of provisions and changes expressly triggered by a Qualified MLP IPO shall be deemed not to have an adverse effect;

(f)	the organizational structure of the MLP and its subsidiaries shall be substantially similar to the organizational structure set forth in that certain Qualified MLP IPO Transaction Diagram attached hereto as Exhibit Q, with such deviations and modifications from such organizational structure as do not adversely affect the interests of Collateral Agent, the Lenders or any other Secured Party under the Loan Documents in any material respect; and

(g)	the Administrative Agent shall have received, together with the Compliance Certificate referred to in clause (a) of this definition, a certificate of a Responsible Officer of the Borrower certifying that such Qualified MLP IPO has satisfied each of the matters described in clauses (b) through (f) above.

“RBC” means Royal Bank of Canada.

“Real Estate Asset” means, at any time of determination, any fee or leasehold interest, easement or license, then owned by the Borrower or any of its Subsidiaries in any real Property.

“Recipient” means (i) an Agent, and (ii) any Lender Party, as applicable.

“Refinance” means, in respect of any Debt, (a) such Debt (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid other than scheduled prepayments or at maturity and (b) any other Debt issued in exchange or replacement for or to refinance such Debt (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Loan Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning specified in Section 12.06(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower in connection with the occurrence of any Asset Sale, Casualty Event or Event of Eminent Domain stating that (a) no Event of Default has occurred and is continuing and (b) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to reinvest all or a portion of such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds, as applicable, to make a Permitted Investment.

“Related Fund” means any Affiliate of any Lender or, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment adviser as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Repair Notice” has the meaning specified in Section 8.01(x).

“Repayment Event” means the repayment in full of all of the outstanding principal amount of the Advances and all other Obligations (other than contingent obligations) due and payable under the Loan Documents, the termination of all Commitments and the termination and cancellation of all LC Facility Letters of Credit (unless such LC Facility Letters of Credit are Cash Collateralized (by no less than the Minimum Collateral Amount)).

“Replacement Lender” has the meaning specified in Section 5.08.

“Replacement Obligor” means, with respect to an affected Material Contract or a party thereto, any Person that (i) shall (or a guarantor of such Person’s obligations) have the same or better creditworthiness as the counterparty to such Material Contract at the time of such replacement, (ii) without duplication of the requirements of clause (i) of this definition, shall be reasonably capable of performing its obligations under such Material Contract and (iii) assumes the obligation of providing or receiving the services and/or products on terms and conditions not materially less favorable (taken as a whole) to the applicable Loan Party than those that such affected party was obligated to provide or receive pursuant to the applicable Material Contract (or on such other terms as may be reasonably acceptable to the Administrative Agent; provided that, with respect to a replacement of the counterparty under any Material Wood Pellet Sales Agreement, such other terms shall also be reasonably acceptable to the Required Lenders).

“Required Capital Expenditure” means all Capital Expenditures reasonably necessary to permit the Loan Parties, (a) to comply with applicable law (including any Environmental Laws) or (b) certified by a Responsible Officer of the applicable Loan Party as being reasonably necessary for safety of life and limb (which, for the avoidance of doubt, shall not include Capital Expenditures to expand or increase the efficiency of any Facility).

“Required Insurance” has the meaning specified in Section 8.01(d)(i).

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time plus (c) the aggregate amount of all Unused LC Facility Commitments at such time plus (d) the aggregate amount of all Unused Working Capital Commitments at such time plus (e) the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate amount of all Unused Working Capital Commitments outstanding at such time and (C) such Lender’s Pro Rata Share of the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time and, provided, further, with respect to the waiver of any condition precedent set forth in Section 6.02 (x) for a Working Capital Advance after the Effective Date, “Required Lenders” shall mean the Required Working Capital Lenders and (y) for a LC Facility Advance after the Effective Date, “Required Lenders” shall mean the consent of the LC Facility Lender providing such LC Facility Advance.

“Required Working Capital Lenders” means, as of any date of determination, Working Capital Lenders having more than 50% of the sum of (a) the Total Working Capital Outstanding and (b) the aggregate Unused Working Capital Commitments. The portion of the Total Working Capital Outstanding and the Unused Working Capital Commitment, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Working Capital Lenders at any time.

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer, treasurer, chief financial officer or vice president of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in Capital Stock to the holders of that class of Capital Stock; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (d) management or similar fees payable to Holdings or any of its Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Debt owed by the Borrower or its Subsidiaries to any of their Affiliates (other than any Subsidiary of the Borrower).

“Sanctions” has the meaning specified in Section 7.01(ff).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Cash Management Agreement” means any Cash Management Agreement between the Borrower or any Subsidiary Guarantor and the counterparty thereto entered into after the consummation of a Qualified MLP IPO, which has been provided by a Lender Counterparty, in each case, solely to the extent that the obligations in respect of such Cash Management Agreement are not otherwise cash collateralized or secured (other than pursuant to the Loan Documents).

“Secured Commodity Hedge Agreement” means any Commodity Hedge Agreement between the Borrower or any Subsidiary Guarantor and a counterparty thereto, which has been provided by a Lender Counterparty.

“Secured Interest Rate/Currency Agreement” means any Interest Rate Agreement or a Currency Agreement between the Borrower or any Subsidiary Guarantor and a counterparty thereto, which has been provided by a Lender Counterparty.

“Secured Parties” means, at any time, the holders of Obligations at such time, including the Administrative Agent, the Collateral Agent, the Depositary, the Lender Parties and the Lender Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” has the meaning specified in Section 6.01(b)(i).

“Senior Secured Facility” means the Tranche A Facility, the Delayed Draw Term Facility, the Working Capital Facility, the LC Facility or any New Term Loan Facility, as the context may require.

“Service Provider” has the meaning specified in the Management Services Agreement.

“Sisterco” means any subsidiary of the MLP designated by the board of directors (or similar governing body) of the MLP as a Sisterco pursuant to Section 8.01(v) subsequent to the date of the Qualified MLP IPO. The MLP may designate any subsidiary of the MLP to be a Sisterco other than (i) the Borrower or any of its Subsidiaries, (ii) the Borrower General Partner, (iii) the Borrower Limited Partner, (iv) any Intermediate Holdco or (v) any subsidiary of the MLP that owns any Debt of, or owns or holds any Lien on any Property of, the Borrower or any of its Subsidiaries; provided that:

(a) each of (A) the subsidiary to be so designated and (B) the other Sistercos has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt other than Non-Recourse Debt;

(b) none of the assets of the Borrower or the Guarantors on the Effective Date or any assets or Wood Pellet Production Facilities or Port Facilities acquired after the Effective Date with the proceeds of any Senior Secured Facility, Internally Generated Cash or proceeds of Asset Sales (other than proceeds of Asset Sales that are then distributable pursuant to Section 8.02(g)(iii)(B)), Casualty Events or Events of Eminent Domain may be transferred to any such Sisterco;

(c) none of the Borrower’s or any Subsidiary Guarantor’s Material Contracts may be assigned to any such Sisterco;

(d) none of the Facilities or other assets of the Borrower or the Subsidiary Guarantors shall be used to fulfill any Contractual Obligation of such Sisterco (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with sales to Unrestricted Subsidiaries permitted pursuant to clause (d) of the definition thereof, 150,000 tons per year of Wood Pellets);

(e) none of the assets of such Sisterco shall be used to fulfill any Contractual Obligation of the Borrower or the Subsidiary Guarantors (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with purchases from Unrestricted Subsidiaries permitted pursuant to clause (e) of the definition thereof, 200,000 tons per year of Wood Pellets); and

(f) all transactions between the Borrower and the Subsidiary Guarantors, on the one hand, and any such Sisterco, on the other hand, shall be subject to Section 8.02(t).

“Solvency Certificate” has the meaning specified in Section 6.01(a)(ix).

“Solvent” or “Solvency” means, with respect to the Loan Parties or the Borrower Group Parties, as applicable (taken as a whole), that as of the date of determination, both (a) (i) the sum of the Loan Parties’ or the Borrower Group Parties’, as applicable, debt (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties’ or the Borrower Group Parties’, as applicable, present assets; (ii) the Loan Parties’ or the Borrower Group Parties’, as applicable, capital is not unreasonably small in relation to their business as contemplated on the applicable date of determination; and (iii) the Loan Parties or the Borrower Group Parties, as applicable, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Loan Parties or the Borrower Group Parties, as applicable are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Southampton Facility” means that certain approximately 500,000 MTPY Wood Pellet Production Facility of Enviva Pellets Southampton, LLC under Development in Franklin, Virginia.

“Southampton Note” means that certain Promissory Note, dated as of June 8, 2012, made by Enviva Pellets Southampton, LLC in favor of Southampton County, Virginia, acting by and through the Industrial Development Authority of Southampton County, as amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Specified Capital Expenditures” means those Capital Expenditures identified in the Base Case Projections with respect to the Ahoskie Facility, the Wiggins Facility and the Port of Chesapeake in an aggregate amount not to exceed $2,300,000.

“Specified Person” has the meaning specified in Section 7.01(ff).

“Sponsor” means R/C Wood Pellet Investment Partnership LP, a Delaware limited partnership.

“Sponsor Affiliate” means Riverstone/Carlyle Renewable and Alternative Energy Fund II, LP and each Affiliate thereof that is neither a portfolio company nor a company controlled by a portfolio company and that is not a Loan Party.

“Subject Requirements” has the meaning specified in Section 8.01(q).

“Subject Transaction” has the meaning specified in Section 8.04(d).

“Subordinated Debt” means unsecured Debt of the Loan Parties that is expressly subordinated pursuant to the Subordination Agreement.

“Subordinated Obligations” has the meaning specified in Section 11.05.

“Subordination Agreement” means the Subordination Agreement substantially in the form of Exhibit T.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means a subsidiary of the Borrower, other than any Unrestricted Subsidiary (it being understood that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Subsidiary”).

“Subsidiary Guarantor” means each Subsidiary of the Borrower and each other Additional Subsidiary Guarantor; provided that Wiggins shall not be a Subsidiary Guarantor for so long as (a) it is restricted therefrom by its limited liability company operating agreement in effect on the Effective Date or (b) it is party to that certain Loan and Security Agreement, dated as of February 6, 2009, by and among The Citizens Bank of Philadelphia, as lender, Wiggins, as borrower, and the other parties thereto, as amended, supplemented or otherwise modified prior to the Effective Date. Schedule 1.01(c) hereto lists the Subsidiary Guarantors as of the Effective Date.

“Supermajority Required Lenders” means, at any time, Lenders owed or holding at least two-thirds of the sum of (without duplication) (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time plus (c) the aggregate amount of all Unused LC Facility Commitments at such time plus (d) the aggregate amount of all Unused Working Capital Commitments at such time plus (e) the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate amount of all Unused Working Capital Commitments outstanding at such time and (C) such Lender’s Pro Rata Share of the aggregate amount of all Unused Delayed Draw Term Loan Commitments at such time.

“Swap Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) Interest Rate Agreement, (c) Currency Agreement, (d) Commodity Hedge Agreement and (e) transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International

Swaps and Derivatives Association, Inc. or any other master agreement to the extent relating to any of the transactions described in the preceding clauses (a), (b), (c) or (d), in each case, together with any related schedules or confirmations and as amended, amended and restated, supplemented or otherwise modified from time to time.

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advances” means the Tranche A Advances, the Delayed Draw Advances or the New Term Advances, as the context may require.

“Term Facility” means the Tranche A Facility, the Delayed Draw Term Facility or any New Term Loan Facility, as the context may require.

“Term Maturity Date” means the earlier of (a) November 9, 2017 and (b) the date of maturity or termination in whole of the Term Advances and the Delayed Draw Term Commitments pursuant to Section 5.01 or Section 9.01 or any other provision of the Loan Documents.

“Terminated Lender” has the meaning specified in Section 5.08.

“Title Company” means Fidelity National Title Insurance Company.

“Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Debt for Borrowed Money (other than Subordinated Debt) of Borrower Group Parties as of such date of determination less any amounts on deposit in the Debt Service Reserve Account; provided, however, that for the avoidance of doubt, the undrawn amount of all outstanding LC Facility Letters of Credit, Unused Working Capital Commitments, Unused LC Facility Commitments and Unused Delayed Draw Term Commitments shall not be included in the calculation of “Total Debt”.

“Total Working Capital Outstanding” means the aggregate Outstanding Amount of all Working Capital Advances.

“Tranche A Advance” has the meaning specified in Section 2.01(a).

“Tranche A Borrowing” means a borrowing consisting of Tranche A Advances of the same Type made by the Tranche A Lenders.

“Tranche A Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Tranche A Commitment”.

“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Lenders’ Tranche A Commitments and Tranche A Advances at such time.

“Tranche A Lender” means any Lender that has a Tranche A Commitment or that has an outstanding Tranche A Advance.

“Tranche A Term Note” means a promissory note of the Borrower payable to any Tranche A Lender, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of the Borrower to such Tranche A Lender resulting from the Tranche A Advances made by such Tranche A Lender, as amended.

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Material Contracts.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Adjusted Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any filing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Bribery Act” means the United Kingdom Bribery Act of 2010.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 4.03(a).

“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the board of directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.01(u) subsequent to the Effective Date. The Borrower may designate any subsidiary of the Borrower to be an Unrestricted Subsidiary other than any subsidiary of the Borrower that owns any Debt of, or owns or holds any Lien on any Property of, the Borrower or any of its Subsidiaries (other than any subsidiary of the subsidiary to be so designated); provided that:

(a)	each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt other than Non-Recourse Debt;

(b)	none of the assets, Wood Pellet Production Facilities or Port Facilities of the Borrower or the Guarantors on the Effective Date or any assets, Wood Pellet Production Facilities or Port Facilities acquired after the Effective Date with the proceeds of any Senior Secured Facility, Internally Generated Cash or proceeds of Asset Sales (other than proceeds of Asset Sales that are then distributable pursuant to Section 8.02(g)(iii)(B)), Casualty Events or Events of Eminent Domain may be transferred to any such Unrestricted Subsidiary;

(c)	none of the Borrower’s or any Subsidiary Guarantor’s Material Contracts may be assigned to any such Unrestricted Subsidiary;

(d)	none of the Facilities or other assets of the Borrower or the Subsidiary Guarantors shall be used to fulfill any Contractual Obligation of the Unrestricted Subsidiaries (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with sales to Sistercos permitted pursuant to clause (d) of the definition thereof, 150,000 tons per year of Wood Pellets);

(e)	none of the assets of the Unrestricted Subsidiaries shall be used to fulfill any Contractual Obligation of the Borrower or the Subsidiary Guarantors (except pursuant to contractual arrangements that do not violate Section 8.02(t) in an aggregate amount not to exceed, together with purchases from Sistercos permitted pursuant to clause (e) of the definition thereof, 200,000 tons per year of Wood Pellets); and

(f)	all transactions between the Borrower and the Subsidiary Guarantors, on the one hand, and any such Unrestricted Subsidiary, on the other hand, shall be subject to Section 8.02(t).

“Unused Delayed Draw Term Commitment” means with respect to any Delayed Draw Term Lender at any time, such Lender’s outstanding and unutilized Delayed Draw Term Commitment at such time.

“Unused LC Facility Commitment” means with respect to any LC Facility Lender at any time, such LC Facility Lender’s outstanding and unutilized LC Facility Commitments at such time. As set forth in Section 4.01(a), outstanding LC Facility Letter of Credit Obligations of an LC Facility Issuing Lender shall constitute utilization of the LC Facility Issuing Commitments of such LC Facility Issuing Lender and shall constitute utilization of the LC Facility Commitments of such LC Facility Issuing Lender in its capacity as an LC Facility Lender.

“Unused Working Capital Commitment” means with respect to any Working Capital Lender at any time (a) such Lender’s Working Capital Commitment at such time minus (b) such Working Capital Lender’s pro rata share of the Total Working Capital Outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.06(e).

“Wiggins” means Enviva Pellets Wiggins, LLC (f/k/a Tomorrow’s Energy, LLC), a Mississippi limited liability company.

“Wiggins Facility” means that certain approximately 130,000 MTPY Wood Pellet Production Facility of Wiggins located in Wiggins, Mississippi.

“Withdrawal Certificate” has the meaning specified in the Depositary Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wood Pellet Production Facility” means a Wood Pellet manufacturing and production facility, and all related structures, facilities, paved roads, storage areas, equipment and parts, including all structures or improvements erected on any real property on which such Wood Pellet Production Facility is located, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all equipment or parts which may from time to time be incorporated or installed in or attached thereto, all contracts and agreements for the purchase or sale of commodities or other personal Property related thereto, all real or personal Property owned or leased related thereto, and all other real and tangible and intangible personal Property leased or owned and placed upon or used in connection with the manufacture and production of Wood Pellet upon any such real property.

“Wood Pellets” means biomass comprised of wood, which can be used as a fuel for the purpose of recovering its energy content by combustion.

“Working Capital” means, as at any date of determination, the excess of Current Assets of the Borrower and its Subsidiaries over Current Liabilities of the Borrower and its Subsidiaries.

“Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period.

For purposes of calculating the Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any subsidiary of Borrower as an Unrestricted Subsidiary during such period; provided that, there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Working Capital at the end of such period.

“Working Capital Advance” has the meaning specified in Section 2.01(c).

“Working Capital Borrowing” means a borrowing consisting of simultaneous Working Capital Advances of the same Type made by the Working Capital Lenders.

“Working Capital Commitment” means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender’s name on Annex I hereto under the caption “Working Capital Commitment” or, if such Lender has entered into one or more Assignment and Acceptances or Joinder Agreements, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Working Capital Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04(b) or 5.01 or increased through New Working Capital Commitments pursuant to Section 5.10.

“Working Capital Commitment Period” means the period on and from the Effective Date to but excluding the Working Capital Termination Date.

“Working Capital Facility” means, at any time, the aggregate amount of the Working Capital Lenders’ Working Capital Commitments at such time, as such amount may be reduced at or prior to such time pursuant to Section 5.01 or increased pursuant to Section 5.10.

“Working Capital Lender” means any Lender that has a Working Capital Commitment or, if the Working Capital Commitments have expired or been terminated, that holds a Working Capital Advance.

“Working Capital Note” means a promissory note of the Borrower payable to any Working Capital Lender, in substantially the form of Exhibit B-3 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Working Capital Advances made by such Lender, as amended.

“Working Capital Termination Date” means the earlier of (a) November 9, 2016 and (b) the date of termination in whole of the Working Capital Commitments pursuant to Section 5.01 or 9.01.

Section 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” In the Loan Documents, the word “including” shall be deemed to mean “including without limitation”. References in the Loan Documents to (i) any Person shall include such Person’s successors in title, permitted assigns and permitted transferees and (ii) any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Loan Documents.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (“GAAP”); provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in Section 8.04, any election by Holdings or any of its subsidiaries to measure an item of Debt using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made; provided, further that, notwithstanding any of the foregoing, if any change in GAAP would recharacterize an operating lease as a capital lease or treat a new lease that except for such change would have been characterized as an operating lease, as a capital lease, such change shall be disregarded.

Section 1.04. Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with the Agreement shall be made in such Person’s capacity as officer, director or employee on behalf of the Loan Party and not in such Person’s individual capacity.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances.

(a) The Tranche A Advances. Each Tranche A Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Tranche A Advance”) to the Borrower on the Effective Date in a principal amount not to exceed such Lender’s Tranche A Commitment at such time and $35,000,000 in the aggregate for all Tranche A Advances. The Tranche A Borrowing shall consist of Tranche A Advances made simultaneously by the Tranche A Lenders ratably according to their Tranche A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Delayed Draw Advances. Each Delayed Draw Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Delayed Draw

Advance”) to the Borrower from time to time on any Business Day (but not more frequently than monthly) during the Delayed Draw Term Commitment Period in a principal amount for each such Delayed Draw Advance not to exceed such Lender’s Delayed Draw Term Commitment. Each Delayed Draw Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Delayed Draw Advances made simultaneously by the Delayed Draw Lenders ratably according to their Delayed Draw Term Commitments at such time. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.04(a) and 2.04(b), all amounts owed hereunder with respect to the Delayed Draw Advances shall be paid in full no later than the Term Maturity Date. Each Lender’s Delayed Draw Term Commitment shall expire on the Delayed Draw Term Commitment Termination Date. Each Delayed Draw Advance made by a Delayed Draw Lender hereunder shall reduce such Lender’s Delayed Draw Term Commitment on a dollar-for-dollar basis.

(c) The Working Capital Advances. Each Working Capital Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Working Capital Advance”) to the Borrower from time to time on any Business Day during the Working Capital Commitment Period in a principal amount for each such Working Capital Advance not to exceed such Working Capital Lender’s Unused Working Capital Commitment at such time; provided that, (i) no Working Capital Advances shall be funded in Cash on the Effective Date, (ii) the Total Working Capital Outstanding shall not exceed the Aggregate Working Capital Commitments and (iii) the aggregate Outstanding Amount of the Working Capital Advances of any Working Capital Lender shall not exceed such Lender’s Working Capital Commitment. Each Working Capital Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Working Capital Advances made simultaneously by the Working Capital Lenders ratably according to their Working Capital Commitments. Within the limits of each Working Capital Lender’s Unused Working Capital Commitment in effect from time to time and subject to the aggregate limits specified above, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.04(a) or repay pursuant to Section 2.04(b) and reborrow under this Section 2.01(c).

(d) LC Facility Advances. Each LC Facility Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “LC Facility Advance”) to the Borrower from time to time on any Business Day during the LC Facility Commitment Period pursuant to Section 4.03(a) (and solely for purposes of reimbursement of such LC Facility Lender’s (in its capacity as an LC Facility Issuing Bank) LC Facility Unreimbursed Amount Borrowings) in a principal amount for each such LC Facility Advance of such LC Facility Lender not to exceed such LC Facility Lender’s Unused LC Facility Commitment at such time after giving effect to the application of such LC Facility Advance to reimburse such LC Facility Lender for LC Facility Unreimbursed Amount Borrowings; provided that, for the avoidance of doubt, the aggregate Outstanding Amount of the LC Facility Advances of any LC Facility Lender shall not exceed such LC Facility Lender’s LC Facility Commitment. Within the limits of each LC Facility Lender Lender’s Unused LC Facility Commitment in effect from time to time and subject to the aggregate limits specified above, the Borrower may borrow under this Section 2.01(d), prepay pursuant to Section 2.04(a) or repay pursuant to Section 2.04(b) and reborrow under this Section 2.01(d).

Section 2.02. Making the Advances. (a) Except as provided in Section 4.03 with respect to LC Facility Borrowings, each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing shall be in writing, or by telecopier, electronic communication or by telephone, confirmed immediately in writing, in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Borrowing, (ii) Senior Secured Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance and (vi) the account into which the proceeds of such Borrowing shall be deposited (which shall be, in the case of Tranche A Advances and Delayed Draw Advances, except as expressly provided in the funds flow memorandum provided pursuant to Section 6.01(m), the Construction Disbursement Account or the Debt Service Reserve Account) (each such notice, a “Funding Notice”). Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with the respective Commitments under the applicable Senior Secured Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article VI, the Administrative Agent will make such funds available to the Borrower as set forth in the Depositary Agreement and the other Loan Documents.

(b) Each Funding Notice shall be irrevocable and binding on the Borrower from and after the third Business Day prior to the applicable requested Eurodollar Rate Advance or the Business Day prior to the applicable requested Base Rate Advance, as applicable. In the case of any Borrowing that the related Funding Notice specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any actual and documented out-of-pocket loss, cost or expense (excluding loss of anticipated profits) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Funding Notice for such Borrowing the applicable conditions set forth in Article VI, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date (without duplication of amounts payable pursuant to Section 12.03(c)).

(c) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Advances under the relevant Senior Secured Facility.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.02 shall prejudice any rights that the Borrower may have against a Defaulting Lender.

Section 2.03. Repayment of Advances. (a) Term Facilities. (i) Prior to the consummation of a Qualified MLP IPO, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amounts of the Term Advances in consecutive quarterly installments (each such payment, an “Installment”) on the last Business Day of each calendar quarter prior to the Maturity Date (commencing on September 30, 2014) (each such Business Day, an “Amortization Date”) in an aggregate amount equal to the percentage set forth below (each such percentage, an “Installment Percentage”) times the aggregate principal amount of Tranche A Advances originally outstanding on the Effective Date or Delayed Draw Advances originally outstanding on the Delayed Draw Term Loan Commitment Termination Date, as applicable, (after giving effect to any applications of prepayments in accordance with Section 2.04 prior to such Amortization Date), with the remaining balance of such Term Advances due on the Term Maturity Date.

Amortization Date (Last Business Day of:)	Tranche A Advance Installment Percentage	Delayed Draw Advance Installments Percentage
September, 2014	2.50%	2.50%
December, 2014	2.50%	2.50%
March, 2015	2.50%	2.50%
June, 2015	2.50%	2.50%
September, 2015	2.50%	2.50%
December, 2015	2.50%	2.50%
March, 2016	2.50%	2.50%
June, 2016	2.50%	2.50%
September, 2016	16.0%	16.0%
December, 2016	16.0%	16.0%
March, 2017	16.0%	16.0%
June, 2017	16.0%	16.0%
Term Maturity Date	All Remaining Principal Amounts thereof	All Remaining Principal Amounts thereof

(ii) From and after the consummation of a Qualified MLP IPO, the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amounts of the Term Advances in consecutive quarterly Installments on each Amortization Date in an aggregate amount equal to 1% per annum times the aggregate principal amount of Tranche A Advances originally outstanding on the Effective Date or Delayed Draw Advances outstanding on the Delayed Draw Term Loan Commitment Termination Date, as applicable, (after giving effect to any applications of prepayments in accordance with Section 2.04 prior to such Amortization Date), with the remaining balance of such Term Advances due on the Term Maturity Date.

(iii) Notwithstanding the foregoing, in the event any New Term Advances are made, such New Term Advances shall be repaid on each Amortization Date occurring on or after the applicable Increased Amount Date in the manner specified in the applicable Joinder Agreement.

(b) Working Capital Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the Working Capital Lenders on the Working Capital Termination Date the aggregate principal amount of the Working Capital Advances then outstanding.

(c) LC Facility. The Borrower shall repay to the Administrative Agent for the ratable account of the LC Facility Lenders on the LC Facility Termination Date the aggregate principal amount of the LC Facility Advances and all LC Facility Unreimbursed Amount Borrowings then outstanding.

Section 2.04. Prepayments. (a) Optional. (i) The Borrower may, upon at least one Business Day’s irrevocable written notice in the case of Base Rate Advances and three Business Days’ irrevocable written notice in the case of Eurodollar Rate Advances, in each case in substantially the form attached hereto as Exhibit D hereto (a “Prepayment Notice”) to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and, if such Prepayment Notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances composing part of the same Borrowing, in whole or ratably in part, together with accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (1) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (2) each prepayment shall be without premium or penalty, and (3) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 12.03(c).

(ii) Each voluntary or optional prepayment of the Term Advances shall be applied pro rata to the Term Advances and, with respect to each Term Facility, to the remaining scheduled amortization payments and the payments at final maturity as directed by the Borrower or, in the absence of such direction, on a pro rata basis to the remaining scheduled amortization payments and the payments at final maturity. Each voluntary or optional prepayment of the Working Capital Advances shall be applied to prepay any Working Capital Advances then outstanding until such Advances are paid in full. Each voluntary or optional prepayment of the LC Facility Advances shall be applied first to prepay any LC Facility Advances then outstanding until such Advances are paid in full; and second to Cash Collateralize LC Facility Letter of Credit Obligations. Considering each Senior Secured Facility being prepaid separately, any prepayment thereof shall be applied first to Base Rate Advances to the fullest extent thereof before any application to Eurodollar Rate Advances, in each case in a manner which minimizes the amount of any payments to be made by the Borrower pursuant to Section 12.03(c).

(iii) Notice required to be given under this Section 2.04(a) (A) must be given by 12:00 P.M. (New York City time) on the date required and (B) may be given in writing or by telephone, provided, however, that if notice is given by telephone, it must be promptly confirmed in writing to the Administrative Agent in a Prepayment Notice (and the Administrative Agent will promptly transmit such telephonic or original notice by telecopier or telephone to each Appropriate Lender).

(b) Mandatory. (i) Prior to the consummation of a Qualified MLP IPO, within five Business Days after the delivery of financial statements pursuant to Sections 8.03(b) and (c), commencing with the financial statements for the Fiscal Quarter ending March 31, 2014, the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to (x) 75.0% of the Excess Cash Flow for the applicable Fiscal Quarter minus (y) the amount of voluntary prepayments of Term Advances under Section 2.04(a) during such Fiscal Quarter paid from Internally Generated Cash and (z) the amount of mandatory prepayments of Term Loans under this Section 2.04(b) during such Fiscal Quarter (other than subclause (i)(x) of this clause (b)) to the extent made from amounts that increased Net Income. No mandatory prepayments shall be required from Excess Cash Flow following the consummation of a Qualified MLP IPO.

(ii) If no later than the fifth Business Day following the date of receipt of any Asset Sale Proceeds by any of the Loan Parties (other than in respect of (A) any sale, transfer or other disposition permitted under Sections 8.02(e)(i) through (v), (vii) and (viii) and (B) sales, leases or licenses out of other assets for aggregate consideration of less than $750,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any Fiscal Year), the Borrower shall not have delivered a Reinvestment Notice in respect thereof, then the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the amount of such Asset Sale Proceeds; provided that, if the Borrower shall have delivered a Reinvestment Notice in respect of any Asset Sale Proceeds, then (1) the Loan Parties shall be permitted to use such Asset Sale Proceeds to make a Permitted Investment to the extent that such Asset Sale Proceeds are applied by a Loan Party to such Permitted Investment within 12 months of such Asset Sale, and (2) to the extent that the conditions set forth in clause (1) above are not satisfied, no later than the first Business Day following the failure by the Borrower to satisfy such conditions, the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the remaining amount (if any) of such Asset Sale Proceeds not otherwise applied pursuant to clause (1).

(iii) Within one Business Day of the receipt of any Debt Proceeds by any of the Loan Parties the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to such Debt Proceeds.

(iv) (A) If, no later than the fifth Business Day following the date of receipt of any Insurance Proceeds or Eminent Domain Proceeds by any of the Loan Parties, the Borrower shall not have delivered written notice of a Responsible Officer of the Borrower that the Borrower intends to deliver a Reinvestment Notice or Repair Notice pursuant to Section 8.01(x)) in respect thereof (other than Insurance Proceeds in respect of an Electrabel Termination Event, which shall, for the avoidance of doubt be applied within such five Business Day period in accordance with Section 2.04(b)(viii) as provided in this paragraph), then the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii) an aggregate amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds, as applicable; provided that, if the Borrower shall have delivered any such notice in respect of any such Insurance Proceeds or Eminent Domain Proceeds, then the Loan Parties shall be permitted to apply such proceeds in accordance with Section 8.01(x).

(B) If any such Insurance Proceeds or Eminent Domain Proceeds are determined to be required to repay the Advances and other Obligations pursuant to Section 8.01(x), no later than the fifth Business Day following the date of such determination the Borrower shall pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii) an aggregate amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds, as applicable.

(v) On the date of receipt of any Net Equity Proceeds by the MLP (or receipt by any holder of Capital Stock of the MLP in the event that a Qualified MLP IPO or any portion thereof constitutes a secondary offering), the Borrower shall pay or cause to be paid to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the lesser of (i) 50.0% of such Net Equity Proceeds and (ii) an amount required to reduce the outstanding Advances as of such date such that, after giving effect to such reduction, the ratio of (x) Total Debt as of such date to (y) projected EBITDA for the twelve-month period following such date shall not exceed 2.50:1.00, as certified in the certificate provided pursuant to Section 2.06(b)(vii). For purposes of calculating projected EBITDA in clause (ii) above, such projections shall (A) be based on the projections contained in the effective registration statement filed with, and accepted by, the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act in connection with such Qualified MLP IPO and (B) for the avoidance of doubt, exclude any EBITDA attributable to any Sisterco.

(vi) The Borrower shall, no later than the fifth Business Day following the earlier to occur of (1) the date on which all of the Development Projects shall have achieved Commercial Operations and (ii) the Date Certain, pay to the Administrative Agent without duplication and for application in accordance with Section 2.04(b)(viii), an aggregate amount equal to the amount on deposit in the Construction Disbursement Account on such date, if any; provided that, notwithstanding the foregoing, the Borrower may retain in the Construction Disbursement Account an amount equal to all Project Costs in respect of Contractual Obligations of the Borrower and its Subsidiaries for the Development of the Development Projects, that are, as of the date of such prepayment, subject to payment or other dispute between the Borrower or its Subsidiaries and the counterparty to such Contractual Obligations and for which the Borrower shall have certified the foregoing in the certificate provided pursuant to Section 2.04(b)(vii). At such time as such disputed Project Costs are no longer subject to dispute, any amounts remaining in the Construction Disbursement Account after paying all such Project Costs shall be applied as set forth in this Section 2.04(b)(vi). For the avoidance of doubt, no amounts on deposit in the Construction Disbursement Account shall be used to pay legal fees and expenses in connection with any such dispute.

(vii) Concurrently with each prepayment made pursuant to clause (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v) or (b)(vi) of this Section 2.04 the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the relevant amount. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Obligations and the Borrower shall concurrently therewith deliver to the Administrative Agent in the amount of such excess a certificate of a Responsible Officer demonstrating the derivation of such excess.

(viii) Each prepayment made pursuant to clause (b)(i), (b)(ii), (b)(iii), (b)(iv), (b)(v) or (b)(vi) of this Section 2.04 shall be applied ratably first pro rata to the Term Advances (and, with respect to each Term Facility applied pro rata to remaining scheduled amortization payments and the payments at final maturity); second to permanently reduce the Delayed Draw Term Commitments (and, for the avoidance of doubt, such reduction of Delayed Draw Term Commitments shall not require an actual payment of funds by the Borrower); third pro rata to prepay Working Capital Advances and LC Facility Advances then outstanding (without a permanent reduction in the Working Capital Commitments or LC Facility Commitments, unless in each case an Event of Default shall have occurred and be continuing and the Required Lenders so elect) until such Advances are paid in full; fourth to prepay LC Letter of Credit Borrowings then outstanding (without a permanent reduction in the LC Facility Commitments, unless an Event of Default shall have occurred and be continuing and the Required Lenders so elect); fifth to Cash Collateralize all other LC Facility Letter of Credit Obligations; and sixth any amount remaining after the payment of the amounts set forth in first through fifth in this Section 2.04(b)(viii) may be retained by the Borrower.

(ix) All prepayments and deposits under this clause (b) shall be made without premium or penalty together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, and (B) any amounts owing pursuant to Section 12.03(c) (including any fees and breakage costs) and any termination or settlement payments in respect of any Swap Agreement due and payable as a result of any such prepayment or deposit. Unless otherwise directed by the Borrower, all prepayments applied pursuant to clause (b)(viii) above shall be applied to any given Type of Advances first, to Advances of such Type outstanding at the Base Rate and second, to Advances of such Type outstanding at the Eurodollar Rate.

Section 2.05. Scheduled Interest. (a) Except as otherwise set forth herein, each Type of Advance shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Advance, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Advance, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Advance, and the Interest Period with respect to any Eurodollar Rate Advance, shall be selected by the Borrower (subject to Section 2.06(b)) and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day an Advance is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Advance shall be a Base Rate Advance.

(c) In connection with Eurodollar Rate Advances there shall be no more than eight Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Advance or a Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, such Advance (if outstanding as a Eurodollar Rate Advance) will be automatically converted into a Base Rate Advance on the last day of the then-current Interest Period for such Advance (or if outstanding as a Base Rate Advance will remain as, or (if not then outstanding) will be made as, a Base Rate Advance ). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Advance in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Except as otherwise set forth herein, without duplication, interest on each Advance (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Advance (other than for any Base Rate Advance, which shall be payable on the next Interest Payment Date), whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Advances, including final maturity of the Advances.

Section 2.06. Conversion/Continuation of Advances. (a) Optional. The Borrower may on any Business Day, upon provision of an irrevocable Conversion/Continuation Notice (or irrevocable telephonic notice in lieu thereof, followed by the prompt delivery of a Conversion/Continuation Notice) to the Administrative Agent not later than 12:00 P.M. (New York City time) on (x) in the case of a Conversion to a Base Rate Advance, the third Business Day prior to the date of the proposed Conversion and (y) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the third Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Section 5.04, Convert all or any portion of the Advances of one Type composing the same Borrowing into Advances of the other Type, or, upon the expiration of any Interest Period applicable to any Eurodollar Rate Advance, to continue all or a portion of that amount as a Eurodollar Rate Advance; provided, however, that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances unless the Borrower shall pay all amounts due under Section 12.03(c) in connection with any such Conversion, (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess of that amount, (iii) each Conversion of Advances comprising part of the same Borrowing under any Senior Secured Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Senior Secured Facility and (iv) no Default or Event of Default shall have occurred and be continuing. Each Conversion/Continuation Notice shall be irrevocable and binding on the Borrower.

(b) Mandatory. Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.07. Promissory Notes. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Tranche A Term Note, a Delayed Draw Advance Note, a Working Capital Note and a LC Facility Advance Note, as applicable, in substantially the forms of Exhibits B-1, B-2, B-3 and B-4, respectively, payable to such Lender in a principal amount equal to the Tranche A Advances, Delay Draw Commitments, the Working Capital Commitments, and the LC Facility Commitments respectively, of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 12.06(b) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, which, in either case, shall be promptly corrected, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

ARTICLE III

[RESERVED]

Section 3.01. [Reserved].

ARTICLE IV

LC FACILITY

Section 4.01. LC Facility Issuing Commitment.

(a) Subject to the terms and conditions set forth herein, each LC Facility Issuing Bank agrees (1) from time to time on any Business Day during the period from the Effective Date until the LC Facility Letter of Credit Expiration Date, to issue LC Facility Letters of Credit for the account of any of the Borrower Group Parties, and to amend, renew or extend LC Facility Letters of Credit previously issued by it, in accordance with Section 4.01(b), and (2) to honor drawings under the LC Facility Letters of Credit; provided that no LC Facility Issuing Bank shall be obligated to make any Credit Extension if, as of the date of such Credit Extension, (w) the Outstanding Amount of all LC Facility Letters of Credit of such LC Facility Issuing Lender would exceed the aggregate LC Facility Issuing Commitments of such LC Facility Issuing Lender or (x) the sum of the aggregate Outstanding Amount of the LC Facility Advances of such LC Facility Issuing Lender in its capacity as LC Facility Lender, plus the Outstanding Amount of all LC Facility Letters of Credit of such LC Facility Issuing Lender would exceed an amount equal to the LC Facility Commitment or LC Facility Issuing Commitment respectively of such LC Facility Lender or LC Facility Issuing Lender. Outstanding LC Facility Letter of Credit Obligations of an LC Facility Issuing Lender shall constitute utilization of the LC Facility Issuing Commitments of such LC Facility Issuing Lender and shall constitute utilization of the LC Facility Commitments of such LC Facility Issuing Lender in its capacity as an LC Facility Lender.

(b) No LC Facility Issuing Bank shall be under any obligation to issue any LC Facility Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Facility Issuing Bank from issuing such LC Facility Letter of Credit, or laws applicable to such LC Facility Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Facility Issuing Bank shall prohibit, or request that such LC Facility Issuing Bank refrain from, the issuance of letters of credit generally or such

LC Facility Letter of Credit in particular or shall impose upon such LC Facility Issuing Bank with respect to such LC Facility Letter of Credit any restriction, reserve or capital requirement (for which such LC Facility Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such LC Facility Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such LC Facility Issuing Bank in good faith deems material to it;

(ii) the issuance of such LC Facility Letter of Credit would violate one or more policies of such LC Facility Issuing Bank applicable to letters of credit generally;

(iii) except as otherwise agreed by the Administrative Agent and such LC Facility Issuing Bank, such LC Facility Letter of Credit is in an initial stated amount less than $10,000;

(iv) such LC Facility Letter of Credit is to be denominated in a currency other than Dollars; and

(v) such LC Facility Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c) No LC Facility Issuing Bank shall be under any obligation to amend or extend any LC Facility Letter of Credit if (A) such LC Facility Issuing Bank would have no obligation at such time to issue the LC Facility Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such LC Facility Letter of Credit does not accept the proposed amendment thereto.

(d) Each LC Facility Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of issuance of such LC Facility Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such LC Facility Letter of Credit) and (B) the LC Facility Letter of Credit Expiration Date.

Section 4.02. Procedures for Issuance and Amendment of LC Facility Letters of Credit; Auto-Renewal Letters of Credit.

(a) Each LC Facility Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable LC Facility Issuing Bank (with a copy to the Administrative Agent) in the form of an LC Application, appropriately completed and signed by a Responsible Officer of the Borrower and including agreed-upon draft language for such LC Facility Letter of Credit reasonably acceptable to the applicable LC Facility Issuing Bank. Such LC Application must be received by the applicable LC Facility Issuing Bank and the Administrative Agent not later than 1:00 p.m. (New York City time) at least five Business Days (or such shorter period as such LC Facility Issuing Bank and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a LC Facility Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the applicable LC Facility Issuing Bank: (A) the proposed issuance date of the requested LC Facility Letter of Credit (which shall be a Business Day) and identity of the Lender that will act as the LC Facility Issuing Bank for such LC Facility Letter of Credit; (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable LC Facility Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding LC Facility Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the applicable LC Facility Issuing Bank: (1) the LC Facility Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment. Additionally, the Borrower and the applicable Subsidiary Guarantors shall furnish to the applicable LC Facility Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested LC Facility Letter of Credit issuance or amendment, including any LC Documents, as such LC Facility Issuing Bank or the Administrative Agent may reasonably require.

(b) From and after the Effective Date, the Borrower shall (i) select the LC Facility Issuing Bank with the lowest share of the aggregate amount of LC Facility Advances (in its capacity as LC Facility Lender) and LC Facility Letter of Credit Obligations issued and outstanding as of the date of such LC Application (the “Issuing Bank Exposure”), (ii) use commercially reasonable efforts to select an LC Facility Issuing Bank at such time such that, after giving effect to the issuance of such LC Facility Letter of Credit, such LC Facility Issuing Bank’s Issuing Bank Exposure relative to the aggregate Issuing Bank Exposure of all LC Facility Issuing Banks at such time is proportionate to such LC Facility Issuing Bank’s LC Facility Issuing Commitment relative to the aggregate LC Facility Issuing Commitments of all LC Facility Issuing Banks at such time and (iii) from and after the date that is 60 days after the Effective Date, select one or more LC Facility Issuing Banks at such time such that, after giving effect to the issuance of such LC Facility Letter of Credit, to the extent practical, the LC Facility Issuing Bank with the greatest Issuing Bank Exposure does not have an Issuing Bank Exposure that is $2,500,000 greater than the Issuing Bank Exposure of any other LC Facility Issuing Bank at such time.

(c) Promptly after receipt of any LC Application, the applicable LC Facility Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received a copy of such LC Application from the Borrower and, if not, such LC Facility Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by such LC Facility Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, such LC Facility Issuing Bank shall, on the requested date, issue a LC Facility Letter of Credit for the account of the Borrower or the applicable Subsidiary Guarantor, as the case may be, or enter into the applicable amendment, as the case may be.

(d) If the Borrower so requests in any applicable LC Application, the applicable LC Facility Issuing Bank may, in its sole and absolute discretion, agree to issue a LC Facility Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit such LC Facility Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such LC Facility Letter of Credit) by giving at least 30 days’ prior written notice to the beneficiary thereof (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such LC Facility Letter of Credit is issued. Unless otherwise directed by the applicable LC Facility Issuing Bank, the Borrower shall not be required to make a specific request to such LC Facility Issuing Bank for any such renewal. Such LC Facility Issuing Bank shall not (x) permit any such renewal if such LC Facility Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such LC Facility Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Sections 4.01(b) and 4.01(c) or otherwise) or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) from the Administrative Agent or the Borrower (or such LC Facility Issuing Bank has given notice to the Administrative Agent) on or before the day that is seven Business Days before the Nonrenewal Notice Date that one or more of the applicable conditions set forth in Section 6.02 is not then satisfied, and in each such case directing such LC Facility Issuing Bank not to permit such renewal.

(e) Promptly after its delivery of any LC Facility Letter of Credit or any amendment to a LC Facility Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Facility Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such LC Facility Letter of Credit or amendment.

Section 4.03. Drawings and Reimbursement.

(a) Upon receipt from the beneficiary of any LC Facility Letter of Credit of any notice of a drawing under such LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall notify the Borrower and the Administrative Agent thereof, and such LC Facility Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such LC Facility Letter of Credit. If such LC Facility Issuing Bank notifies the Borrower of any payment by such LC Facility Issuing Bank under a LC Facility Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment, the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such LC Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on such date; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. (New York City time) on such payment date, then the Borrower and/or the applicable Subsidiary Guarantor shall reimburse such LC Facility Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day, and such extension of time shall be reflected in computing fees in respect of such LC Facility Letter of Credit. If the Borrower or the applicable Subsidiary Guarantor fails to so reimburse such LC Facility Issuing Bank by such time, such LC Facility Issuing Bank shall promptly notify the Administrative Agent of such payment date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”). In such event, the Borrower shall be deemed to have requested an LC Facility Borrowing of Base Rate Advances from such LC Facility Issuing Bank in its capacity as LC Facility Lender to be disbursed on such payment date in an amount equal to such Unreimbursed Amount, but subject to the conditions set forth in Section 6.02 (other than delivery of a Funding Notice). For purposes of clarity, if any Unreimbursed Amount is funded with a Base Rate Advance in accordance with the foregoing sentence, the failure by the Borrower to reimburse such LC Facility Issuing Bank directly shall not be deemed to be a Default or an Event of Default. Any notice given by a LC Facility Issuing Bank or the Administrative Agent pursuant to this clause (a) may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) With respect to any Unreimbursed Amount that is not fully refinanced by an LC Facility Borrowing of Base Rate Advances because the conditions set forth in Section 6.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable LC Facility Issuing Bank an LC Facility Unreimbursed Amount Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Facility Unreimbursed Amount Borrowing shall be due and payable on demand (together with interest thereon at the Default Rate).

(c) Each LC Facility Lender’s obligation to make LC Facility Advances pursuant to Section 4.03(a) is subject to the conditions set forth in Section 6.02. No such funding of an LC Facility Advance or a LC Letter of Credit Borrowing shall relieve or otherwise impair the joint and several obligation of the Borrower and the Guarantors to reimburse the applicable LC Facility Issuing Bank for the amount of any payment made by such LC Facility Issuing Bank under such LC Facility Letter of Credit, together with interest as provided herein.

Section 4.04. Obligations Absolute.

(a) The joint and several obligation of the Borrower and Subsidiary Guarantors to reimburse the applicable LC Facility Issuing Bank for each drawing under each LC Facility Letter of Credit and to repay each LC Letter of Credit Borrowing shall be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any LC Facility Issuing Bank with respect thereto. Such obligation shall be absolute, unconditional and irrevocable under all circumstances, including the following (but subject to the provisions set forth in Section 4.06 hereof):

(i) any lack of validity or enforceability of such LC Facility Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or the applicable Subsidiary Guarantor may have at any time against any beneficiary or any transferee of such LC Facility Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable LC Facility Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such LC Facility Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such LC Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such LC Facility Letter of Credit;

(iv) any payment by the applicable LC Facility Issuing Bank under such LC Facility Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such LC Facility Letter of Credit; or any payment made by the applicable LC Facility Issuing Bank under such LC Facility Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such LC Facility Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower or the Subsidiary Guarantors in respect of such LC Facility Letter of Credit; or

(vi) any other circumstance (including any statute of limitations) or happening whatsoever, whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any LC Facility Issuing Bank that might otherwise constitute a defense available to, or a discharge of, the Borrower or the Subsidiary Guarantors other than full satisfaction of the obligation to reimburse the applicable LC Facility Issuing Bank for each drawing under each LC Facility Letter of Credit and to repay each LC Letter of Credit Borrowing.

The Borrower shall promptly examine a copy of each LC Facility Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable LC Facility Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against any LC Facility Issuing Bank and its correspondents unless such notice is given as aforesaid.

Section 4.05. Role of LC Facility Issuing Bank. Subject to the other provisions of this Section 4.06, the Borrower and the Subsidiary Guarantors agree that, in paying any drawing under a LC Facility Letter of Credit, the applicable LC Facility Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such LC Facility Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable LC Facility Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such LC Facility Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any LC Facility Letter of Credit or LC Application. The Borrower and the Subsidiary Guarantors hereby assume all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any LC Facility Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower or the Subsidiary Guarantors from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable LC Facility Issuing Bank, any Agent-Related Person nor any of the respective correspondents, participants or assignees of such LC Facility Issuing Bank shall be liable or responsible for any of the matters described in Section 4.05; provided that, notwithstanding anything in such Section to the contrary, the Borrower or the Subsidiary Guarantors may have a claim against such LC Facility Issuing Bank, and such LC Facility Issuing Bank may be liable to the Borrower or the Subsidiary Guarantors, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower or the Subsidiary Guarantors which a court of competent jurisdiction determines in a final nonappealable judgment were caused by (x) such LC Facility Issuing Bank’s willful misconduct or gross negligence or (y) such LC Facility Issuing Bank’s willful or grossly negligent failure to pay under any LC Facility Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a LC Facility Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable LC Facility Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such LC Facility Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a LC Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 4.06. Conflict with LC Application. In the event of any conflict between the terms of this Agreement and the terms of any LC Application, the terms hereof shall control.

Section 4.07. Reporting. At the request of the Administrative Agent, not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable Issuing Bank shall agree), each LC Facility Issuing Bank shall provide to the Administrative Agent a schedule of the LC Facility Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each LC Facility Letter of Credit, the account party, the original face amount (if any), the Nonrenewal Notice Date (if any), the expiration date, and the reference number of any LC Facility Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower and/or the Subsidiary Guarantors to such LC Facility Issuing Bank during such month.

ARTICLE V

COMMON PROVISIONS TO SENIOR SECURED FACILITIES

Section 5.01. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent terminate in whole or reduce in part the Unused Working Capital Commitments, Unused Delayed Draw Term Commitments or Unused LC Facility Commitments; provided, however, that (x) each partial reduction of a Senior Secured Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Senior Secured Facility and (y) in the case of any termination of the Delayed Draw Term Commitments, the Borrower shall certify at the time of such termination that after giving effect to such termination it has sufficient Available Construction Funds available to cause the Commercial Operation and completion of construction of each of the Development Projects. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the relevant Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the relevant Commitments of the Appropriate Lenders proportionately in accordance with each such Appropriate Lender’s Pro Rata Share thereof.

(b) Mandatory Reductions. (i) Each Lenders’ Tranche A Commitment shall terminate and be permanently cancelled immediately after giving effect to the Tranche A Advances made by such Lender on the Effective Date in accordance with Section 2.01(a).

(ii) The LC Facility Issuing Commitments of each LC Facility Issuing Bank shall be permanently and ratably reduced from time to time on the date of each reduction of the LC Facility Commitments held by such LC Facility Issuing Bank (in its capacity as an LC Facility Lender) pursuant to Section 5.01(a) by the amount, if any, by which the amount such LC Facility Issuing Commitments exceed such LC Facility Commitments after giving effect to such reduction.

Section 5.02. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest, to the fullest extent permitted by applicable law, on the amount of any principal, interest, fee or other amount (including any Unreimbursed Amounts) payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum at all times equal to (i) in the case of any Advances, 2% per annum above the rate that would otherwise be applicable to such Advance; (ii) in the case of any other amounts, 2% per annum above the rate applicable to Base Rate Advances (such rate, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 5.02 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 5.03. Fees. (a) Commitment Fees. The Borrower shall pay to the Administrative Agent (i) for the account of the Working Capital Lenders, a commitment fee from the Effective Date until the Working Capital Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the Working Capital Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused Working Capital Commitment of such Working Capital Lender during such quarter, (ii) for the account of the Delayed Draw Term Lenders, a commitment fee from the Effective Date until the Delayed Draw Commitment Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the Delayed Draw Commitment Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused Delayed Draw Term Commitment of such Delayed Draw Term Lender during such quarter and (iii) for the account of each LC Facility Lender, a commitment fee from the Effective Date until the LC Facility Termination Date, payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances and on the LC Facility Termination Date at the rate of 0.75% per annum on the sum of the average daily Unused LC Facility Commitments of such LC Facility Lender during such quarter; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Promptly upon receipt of any commitment fee payable under this clause (a), the Administrative Agent shall promptly distribute to each Working Capital Lender, Delayed Draw Term Lender and LC Facility Lender its ratable portion thereof.

(b) Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be separately agreed between the Borrower and such Agent.

(c) LC Fees. The Borrower agrees to pay to the Administrative Agent for the account of each LC Facility Issuing Bank a letter of credit fee with respect to each outstanding LC Facility Letter of Credit issued by such LC Facility Issuing Bank (the “LC Fee”) which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances on the daily Available Amount of such LC Facility Letter of Credit, during the period from and including the Effective Date to but excluding the later of the LC Facility Letter of Credit Expiration Date and the date on which such Lender ceases to have any LC Facility Letter of Credit Obligations. Accrued LC Fees shall be payable quarterly in arrears on each Interest Payment Date with respect to Base Rate Advances occurring after the Effective Date and on the LC Facility Letter of Credit Expiration Date; provided that any such fees accruing after such LC Facility Letter of Credit Expiration Date shall be payable on demand.

(d) LC Facility Letter of Credit Issuance Fees. The Borrower agrees to pay to each LC Facility Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such LC Facility Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such LC Facility Issuing Bank within three Business Days after its demand therefor and are nonrefundable.

(e) Upfront Fees. The Borrower agrees to pay on the Effective Date to each Lender party to this Agreement as a Lender on the Effective Date, as fee compensation for the funding of such Lender’s Advances and unfunded Delayed Draw Term Commitments, LC Facility Commitments and Working Capital Revolving Commitments, a closing fee in an amount equal to 2.5% of the stated principal amount of such Lender’s Loans and unfunded Delayed Draw Term Commitments, LC Facility Commitments and Working Capital Revolving Commitments (which shall include the face amount of any issued LC Facility Letters of Credit), payable to such Lender from the proceeds of its Loans as and when funded on the Effective Date. Such closing fee will be in all respects fully earned, due and payable on the Effective Date and non-refundable and non-creditable thereafter.

(f) Fee Computation. All fees payable under this Section 5.03 shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

Section 5.04. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case introduced, adopted or arising after the Effective Date, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining LC Facility Letters of Credit (excluding, for purposes of this Section 5.04, any such increased costs resulting from Indemnified Taxes and Other Taxes that are indemnifiable pursuant to Section 5.06, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that (A) the Borrower shall not be responsible for costs under this Section 5.04(a) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 5.04(a), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 5.04(a) from and after such date of effectiveness and (B) a Lender Party claiming additional amounts under this Section 5.04 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital, then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to make Advances, or to issue LC Facility Letters of Credit hereunder, or to the issuance or maintenance of any LC Facility Letters of Credit; provided, however, that (A) the Borrower shall not be responsible for costs under this Section 5.04(b) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender Party pursuant to this Section 5.04(b), unless the requirement resulting in such increased costs became effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 5.04(b) from and after such date of effectiveness and (B) a Lender Party claiming additional amounts under this Section 5.04(b) agrees to use reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III are deemed to have been introduced or adopted after the Effective Date, regardless of the date enacted or adopted.

(c) If, with respect to any Eurodollar Rate Advances, Appropriate Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Adjusted Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Senior Secured Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances, to continue to fund or maintain Eurodollar Rate Advances, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 5.05. Payments and Computations. (a) Except as otherwise expressly provided herein, the Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent otherwise elects in its sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 12.06(b), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(c) All payments in respect of the principal amount of any Advance (other than voluntary prepayments of Working Capital Advances) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Advance on a date when interest is due and payable with respect to such Advance) shall be applied to the payment of interest then due and payable before application to principal.

(d) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest on other amounts based on the Adjusted Eurodollar Rate or the Federal Funds Effective Rate and of fees and LC Facility Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day; provided that if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(g) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Senior Secured Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the aggregate amount of all LC Facility Letter of Credit Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Tranche A Facility and the Delayed Draw Term Facility, for application to Installments thereof, as the Administrative Agent shall direct.

(h) The Administrative Agent shall deem any payment by or on behalf of the Borrower under this Agreement that is not made in same day funds prior to 12:00 P.M. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each Appropriate Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment that is not deemed received on or prior to becoming due may constitute or become a Default or Event of Default in accordance with the terms of Section 9.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(i) If an Event of Default shall have occurred and not otherwise been waived and the maturity of the Advances shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by the Agents hereunder in respect of any of the Advances or other Obligations of the Borrower, shall be applied in accordance with the applicable arrangements described in Section 7.2 of the Security Agreement.

Section 5.06. Taxes. (a) Except as required by law, any and all payments by any Loan Party to or for the account of any Recipient hereunder or under any other Loan Document shall be made, in accordance with Section 5.05 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any Taxes. If any Loan Party shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Recipient, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.06) such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or the Administrative Agent, as applicable, shall make all such deductions and (iii) such Loan Party or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall timely pay any present or future stamp, documentary, excise, Property, intangible, mortgage recording or similar Taxes that arise from any payment made hereunder or under any other Loan Documents or from the execution, delivery, enforcement or registration of, performance under, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or the other Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 5.08 (hereinafter referred to as “Other Taxes”) or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c) Without duplication of Section 5.06(a), the Loan Parties shall indemnify each Recipient for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes including, for the avoidance of doubt, the full amount of Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 5.06, imposed on or paid by such Recipient and any liability (including reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided however, the Loan Parties shall not be required to indemnify a Recipient pursuant to this Section 5.06(c) for any Indemnified Taxes or Other Taxes unless such Recipient makes written demand on the Loan Parties for indemnification no later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such recipient for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes or Other Taxes (except that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof). This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such indemnification requested shall be conclusive absent manifest error. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d) Within 30 days after a Loan Party pays any Taxes pursuant to Section 5.06(a)(iii), the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 12.01, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.06(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	executed originals of IRS Form W-8ECI;

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit U-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)

to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit U-2 or Exhibit U-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the

Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit U-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Any Lender Party claiming any additional amounts payable pursuant to this Section 5.06 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office, in the judgment of such Lender Party, such a change (i) would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and (ii) would not be otherwise disadvantageous to such Lender Party. The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender Party in connection with any such change.

(g) If any Agent or any Lender Party determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant this Section 5.06, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 5.06 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Agent or such Lender Party, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Agent or Lender Party in the event the Agent or the Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any Agent or Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph the payment of which would place the Agent or the Lender Party in a less favorable net after-Tax position than the Agent or the Lender Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Agent or Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Loan Party or any other Person.

(h) Barclays Bank PLC, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a U.S. Person, in each case so long as acting through a U.S. branch, shall deliver to the Borrower (on or prior to the Effective Date with respect to Barclays Bank PLC and upon or prior to the effectiveness of any assignment pursuant to Section 10.07 with respect to any other Administrative Agent) two duly completed copies of Internal Revenue Service Form W-8IMY, which shall meet the requirements of a “U.S. branch certificate” within the meaning of Treas. Reg. § 1.1441-1(e)(3)(v), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.

(i) Defined Terms. For purposes of this Section 5.06, the term “applicable law” includes FATCA.

Section 5.07. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 12.06) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another

Lender Party pursuant to this Section 5.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

Section 5.08. Replacement of Lenders. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender Party is an Affected Lender or that such Lender Party is entitled to receive payments under Section 5.04 or Section 5.06, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within three Business Days after the Borrower’s request for such withdrawal; (b) any Lender shall become a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 12.05(b), the consent of Required Lenders shall have been obtained (or, if a Default or Event of Default shall have occurred and be continuing, the consent of the Supermajority Required Lenders shall have been obtained) but the consent of one or more of such other Lenders whose consent is required shall not have been obtained (or, if only such Lender must approve such proposal, then such Lender’s consent shall not have been obtained) (each a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Advances and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 12.06 and the Borrower shall pay the fees, if any, payable hereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided that, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued but unpaid interest on, all outstanding Advances of such Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 5.03; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 12.03(c), 5.04 or 5.06; or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also a LC Facility Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding LC Facility Letter of Credit issued thereby to be cancelled or assumed by a replacement LC Facility Issuing Bank. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section 5.09. Use of Proceeds. (a) The proceeds of the Tranche A Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) pay fees, commissions and expenses in connection with the Transaction; (ii) fund the Debt Service Reserve Requirement (except to the extent satisfied through the issuance of a LC Facility Letter of Credit); (iii) fund the Construction Disbursement Account; and (iv) repay the Chesapeake Seller Note.

(b) The proceeds of the Delayed Draw Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) fund the Debt Service Reserve Requirement (except to the extent satisfied pursuant to Section 5.09(a) or (c) or through the issuance of a LC Facility Letter of Credit) and (ii) fund the Construction Disbursement Account.

(c) The proceeds of the Working Capital Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to fund the Debt Service Reserve Requirement (except to the extent satisfied pursuant to Section 5.09(a) or (b) or through the issuance of a LC Facility Letter of Credit), (ii) to provide for the ongoing working capital requirements of any Borrower Group Party and for Borrower Group Parties’ other general corporate purposes (including to cash collateralize letters of credit permitted pursuant to Section 8.02(b)(xiv)) and (iii) prior to Commercial Operations of all of the Development Projects, $10,000,000 of Working Capital Commitments (and corresponding Working Capital Advances) less Working Capital Advances previously made in respect of this subclause (iii) shall be reserved for, and shall be available solely for, Project Costs consisting of cost overruns after utilization of all Term Advances and all Equity Contributions but shall not, except as provided in this subclause (iii), be applied to fund Project Costs or to fund any other Capital Expenditure for any Facility.

(d) The LC Facility and the LC Facility Letters of Credit shall be available to provide credit support in respect of the working capital needs of any Borrower Group Party and other general corporate purposes (including the funding of the Debt Service Reserve Account) but shall not be applied to fund Project Costs or to fund any other Capital Expenditure for any Facility.

(e) The proceeds of any New Term Loan Commitments shall be available (and the Borrower agrees that it shall use such proceeds) solely to consummate Permitted Acquisitions.

Section 5.10. Incremental Facilities.

(a) At any time after the later to occur of (i) the date of delivery of the annual financial statements for the Fiscal Year of the Borrower ending December 31, 2013 pursuant to Section 8.03(c) and the Compliance Certificate therefor pursuant to Section 8.03(d) and (ii) the consummation of a Qualified MLP IPO, the Borrower may, by written notice to the Administrative Agent, request that either (A) prior to the Working Capital Commitment Termination Date, the total Working Capital Commitments be increased (any such increase, the “New Working Capital Commitment”) or (B) prior to the Maturity Date, the establishment of one or more new term loan commitments (each, a “New Term Loan Commitment”), in each case, by an aggregate amount not to exceed the then existing Incremental Facility Amount at such time. Such notice shall set forth (A) the amount of the requested New Working Capital Commitments and/or New Term Loan Commitments (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or the amount equal to the then remaining Incremental Facility Amount), (B) the date on which such New Working Capital Commitments and/or New Term Loan Commitments are requested to become effective (which shall be not less than 10 Business Days nor more than 45 days after the date of such notice), and (C) shall offer each Working Capital Lender the opportunity to provide New Working Capital Commitment by its applicable Pro Rata Share of the proposed New Working Capital Commitment and/or offer each Lender the opportunity to provide any of the New Term Loan Commitments. Each such Lender shall, by notice to the Borrower and the Administrative Agent given not more than 15 days after the date of the Administrative Agent’s notice, either agree to provide New Working Capital Commitments and/or New Term Loan Commitments by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to provide New Working Capital Commitments and/or New Term Loan Commitments (and any Lender that does not deliver such a notice within such period of 15 days shall be deemed to have declined to provide New Working Capital Commitments and New Term Loan Commitments) (each Lender so declining or being deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 15th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, there shall not be Increasing Lenders who have agreed to provide New Working Capital

Commitments and/or New Term Loan Commitments by an aggregate amount sufficient to accommodate the request by the Borrower, then the Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender”), which may include any Lender, to provide New Working Capital Commitments or New Term Loan Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Lender (who is not then a current Lender) shall be an Eligible Assignee and shall be subject to the prior written approval of the Administrative Agent (to the extent New Working Capital Commitments are being provided) (which approvals shall not be unreasonably withheld or delayed), and the Borrower (which approval shall not be unreasonably withheld or delayed) and each Augmenting Lender shall execute all such documentation (including a Joinder Agreement) as the Administrative Agent shall reasonably specify to evidence its New Working Capital Commitment, New Term Loan Commitment and/or its status as a Lender hereunder (as applicable) and shall share pro rata in the Collateral as a Secured Party. Any such New Working Capital Commitments and/or New Term Loan Commitments may be made in an amount that is less than the request by the Borrower if the Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Lenders. Any Increasing Lender or Augmenting Lender that receives a portion of the New Working Capital Commitment or New Term Loan Commitment (as applicable) in accordance with this Section 5.10 shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its share of the New Working Capital Commitment or New Term Loan Commitment (as applicable). For avoidance of doubt, nothing herein shall be deemed to require any Lender to increase the amount of its Commitments.

(b) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any New Working Capital Commitments or New Term Loan Commitments pursuant to this Section 5.10, the outstanding Working Capital Advances (if any) are held by the Working Capital Lenders in accordance with their new applicable Pro Rata Share. This may be accomplished at the reasonable discretion of the Administrative Agent, following consultation with the Borrower, by causing Non-Increasing Lenders to assign portions of their outstanding Working Capital Advances to Increasing Lenders and/or Augmenting Lenders. Any prepayment or assignment described in this clause (b) shall be subject to Section 12.03(c), but shall otherwise be without premium or penalty.

(c) Notwithstanding the foregoing, no New Working Capital Commitments or New Term Loan Commitments shall become effective under this Section 5.10 unless (i) on the date of the Borrower’s request to provide New Working Capital Commitments and/or New Term Loan Commitments, all Delayed Draw Term Commitments shall have been utilized or expired, (ii) the proceeds of any New Term Loan Commitments shall be used in accordance with Section 5.09(e), (iii) the Administrative Agent shall have received a certificate of a Responsible Officer certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) the conditions set forth in this Section 5.10(c) have been satisfied and (B) the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to the incurrence of such Debt for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn) and to any other event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such transactions had occurred as of the first day of such Measurement Period, (iv) the pro forma Leverage Ratio as of the last day of the most recently ended Fiscal Quarter shall not exceed 2.50:1.00 after giving effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn) and calculated pursuant to Section 8.04(d), (v) the pro forma Contracted Coverage Ratio as of the date of extension of any such New Working Capital Commitments and/or New Term Loan Commitments, as applicable (the

“Increased Amount Date”) shall not be less than 1.75:1.00 after giving effect to such New Working Capital Commitments or New Term Loan Commitments, as applicable (assuming that any such Commitments are fully drawn), (vi) all fees and expenses owing in respect of such New Working Capital Commitments and/or New Term Loan Commitments to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid (in each case, to the extent the Borrower is responsible for such fees and expenses pursuant to Section 12.02), (vii) the terms and provisions of the New Working Capital Commitments (and any Advances made with respect thereto) shall be identical to the terms and provisions of the Working Capital Commitments (and the Advances made with respect thereto) and, subject to clause (viii) below, the terms and provisions of the New Term Loan Commitments (and any Advances made with respect thereto) shall be identical in all material respects to the terms and provisions of the Tranche A Commitment (other than with respect to the requirement to obtain interest rate hedging under Section 8.01(n)), (viii) to the extent that the proposed yield on any New Term Loan Commitment (taking into account any upfront fees, commitment fees, original issue discount or any other similar component of the interest or yield applicable to such New Term Loan Commitments) exceeds the yield in respect of the Tranche A Facility by more than 0.50%, the Applicable Margin of each of the existing Term Facilities shall be increased to the extent required so that the yield on the existing Term Facilities is 0.50% less (assuming that the Commitments are fully drawn) than the yield with respect to the New Term Loan Commitments; provided that the comparative determinations of yield are to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all Lenders, including the effect of any amendments to the Applicable Margin on the existing Term Facilities that became effective subsequent to the Effective Date but prior to the Increased Amount Date but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders, (ix) both before and after giving effect to such New Working Capital Commitments or New Term Loan Commitments or the making of any Series of New Term Loans, each of the conditions set forth in Section 6.02 shall be satisfied and (x) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Working Capital Commitments or New Term Loan Commitments extended pursuant to this Section 5.10 shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, each Increasing Lender, each Augmenting Lender and the Administrative Agent, and each of which shall be recorded in the Register. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 5.10, including any amendments necessary to implement the New Working Capital Commitments and/or New Term Loan Commitments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Joinder Agreement delivered pursuant to this Section 5.10, this Agreement and the other Loan Documents shall be deemed amended to the extent contemplated by the Joinder Agreement in order to reflect the existence of the increased Working Capital Commitments. For purposes of determining compliance with the Contracted Coverage Ratio in clause (v), above, the Administrative Agent shall be entitled to engage an independent advisor reasonably acceptable to the Borrower to review and verify the Projected Revenues and O&M Costs included in the calculation of Projected Contracted CFADS.

Section 5.11. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything herein to the contrary, and without prejudicing any other rights or claims that the Borrower, any Agent or any other Lender may have against a Defaulting Lender, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.05 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advance was made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(iii) Commitment. Each Defaulting Lender shall not be entitled to receive any commitment fees payable under Section 5.03(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders to cause the Advances to be held pro rata by the Lenders in accordance with the Commitments under the applicable Senior Secured Facility), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 5.12. Cash Collateral.

(a) Obligation to Cash Collateralize. Upon the request of the Administrative Agent or the applicable LC Facility Issuing Bank if, as of the LC Facility Letter of Credit Expiration Date, any LC Facility Letter of Credit Obligation for any reason remains outstanding, or as otherwise required pursuant to Section 9.01, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Facility Letters of Credit in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing Deposit Accounts at the Administrative Agent. The Borrower and, to the extent provided by any Working Capital Lender, such Working Capital Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable LC Facility Issuing Banks and the applicable Working Capital Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral, Deposit Accounts and all balances therein, and all other Property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to Section 5.12(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount or, if applicable, the other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section or Section 5.11 or Section 9.01 or otherwise in respect of LC Facility Letters of Credit shall be applied to the satisfaction of the specific LC Facility Letter of Credit Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any obligations hereunder shall be released promptly following (i) the elimination of the applicable obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.06(i)), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 9.01(a) or (f) or an Event of Default (and following application as provided in this Section 5.12, may be otherwise applied in accordance with Section 7.2 of the Security Agreement).

ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND

ISSUANCES OF LC FACILITY LETTERS OF CREDIT

Section 6.01. Conditions Precedent. Sections 2.01, 3.01 and 4.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender Party to make a Credit Extension on the Effective Date is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) One or more Notes payable to the applicable Lender to the extent requested by such Lender three Business Days prior to the Effective Date pursuant to the terms of Section 2.07, duly executed and delivered by the Borrower.

(ii) This Agreement, duly executed and delivered by the Borrower, Holdings, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent, the Lenders, the LC Facility Issuing Banks, and the other Persons party hereto.

(iii) A depositary agreement in substantially the form of Exhibit L hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Depositary Agreement”), duly executed and delivered by the Borrower, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent and the Depositary.

(iv) Certified copies of the resolutions or authorizations of the board of directors or members, as applicable, of the Sponsor, the Fund and each Loan Party approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or limited liability company action, as applicable, of the Sponsor, the Fund and each Loan Party, if any, with respect to each Loan Document to which it is or is to be a party.

(v) Certified copies of all Governmental Authorizations held by the Loan Parties that are material to the Development of the Development Projects as of the Effective Date.

(vi) A certified copy of a certificate of the Secretary of State of the jurisdiction of formation of the Sponsor, the Fund and each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the Organizational Documents of the Sponsor, the Fund and each Loan Party and each amendment thereto on file in such Secretary of State’s office and (B) that (1) such amendments are the only amendments to the Sponsor’s, the Fund’s or such Loan Party’s, as applicable, Organizational Documents on file in such Secretary of State’s office, (2) the Sponsor, the Fund or such Loan Party, as applicable, has paid all franchise Taxes to the date of such certificate and (3) the Sponsor, the Fund or such Loan Party, as applicable, is duly incorporated or formed, as applicable, and in good standing or presently subsisting under the laws of the State of the jurisdiction of formation of the Sponsor, the Fund or such Loan Party, as applicable; a certified copy of a certificate of the Secretary of the State of the jurisdiction in which each Loan Party is qualified as a foreign corporation or other entity to do business, certifying that such Loan Party is in good standing or presently subsisting under the laws of such state.

(vii) Certified copies of the Organizational Documents of the Sponsor, the Fund and each Loan Party as in effect on the date on which the resolutions referred to in Section 6.01(a)(iv) were adopted and on the Effective Date; provided that, in the case of the Fund, the Fund may certify that certified copies of its limited partnership agreement have been delivered to Latham & Watkins LLP, counsel to the Administrative Agent, on or prior to the Effective Date.

(viii) A certificate of the Secretary, an Assistant Secretary or an Authorized Person of the Sponsor, the Fund and each Loan Party (a) certifying the names and true signatures of the officers or other authorized representatives of the Sponsor, the Fund or such Loan Party, as applicable, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder and (b) attaching the documents described in clauses (iv), (v), (vi), (vii) and (xiv) (provided that, with respect to the parties thereto other than the Loan Parties, the certification therein may be qualified by knowledge) of this Section 6.01(a); provided that the limited partnership agreement of the Fund shall be delivered to counsel to the Administrative Agent as provided in Section 6.01(a)(vii).

(ix) A Solvency Certificate in substantially the form of Exhibit F hereto (the “Solvency Certificate”), attesting to the Solvency of the Loan Parties (as set forth in such Solvency Certificate), on a Consolidated basis, after giving effect to the Transaction, duly executed and delivered by the Financial Officer of the Borrower.

(x) Together with a Financial Officer Certification, (A) the audited financial statements of Enviva Holdings LP and its subsidiaries, for the immediately preceding two Fiscal Years of the Borrower, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years; (B) the unaudited financial statements of Enviva Holdings LP and its domestic Subsidiaries as of the Fiscal Quarters ending March 31, 2012 and June 30, 2012, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-or six-month period, as applicable, ending on such date (the financial statements in clause (A) and (B), the “Historical Financial Statements”); and (C) the projections of construction and operating results for the Borrower and its Subsidiaries, including the Development Projects, over a period ending no sooner than the sixth anniversary of the Effective Date (the “Base Case Projections”).

(xi) A letter with supporting certification from the Insurance Broker of the Loan Parties stating that (1) the Required Insurance is in full force and effect and is not subject to cancellation without 30 days prior notice, except for non-payment of premium which shall be for 10 days and (2) all premiums then due thereon have been paid or no Loan Party is in arrears on any premiums due in respect thereof.

(xii) Evidence reasonably satisfactory to it that the Borrower shall have received the proceeds of cash common equity as of the Effective Date from the Sponsor in an aggregate amount of $267,640,000.

(xiii) An equity contribution agreement in substantially the form of Exhibit N hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof the “Equity Contribution Agreement”), duly executed and delivered by the Sponsor, the Borrower and Collateral Agent.

(xiv) Certified copies of all Material Contracts and any supplements or amendments thereto in effect as of the Effective Date, all of which Material Contracts and supplements and amendments shall have been duly (x) authorized and (y) other than the Pacific Basin Shipping Contract, executed and delivered, in each case by the parties thereto.

(xv) Each of the Drax Consent and E.ON Consent, duly executed and delivered by each of the intended parties thereto.

(xvi) A favorable written opinion of Vinson & Elkins LLP, counsel for the Loan Parties, as to such matters as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

(xvii) Favorable opinions of local counsel for the Loan Parties with respect to the enforceability and perfection of each Mortgage and any related fixture filings (if any), in form and substance reasonably satisfactory to the Administrative Agent.

(xviii) An Effective Date Certificate originally executed and delivered by a Responsible Officer of the Borrower certifying satisfaction of the conditions of Section 6.01(e), (f) (other than with respect to the Sponsor and the Fund), (g), (h), and (j) and Section 6.02(a) and (b).

(xix) The Independent Engineer’s Report, together with a reliance letter from the Independent Engineer entitling Administrative Agent and the Lenders to rely thereon.

(xx) The Insurance Consultant’s Report.

(xxi) The Market Consultant’s Reports, together with a reliance letter from the Market Consultant entitling Administrative Agent and the Lenders to rely thereon.

(xxii) The Phase I Environmental Site Assessments, together with a reliance letter from the Environmental Consultants entitling Administrative Agent and the Lenders to rely thereon.

(xxiii) A guarantee agreement in substantially the form of Exhibit V hereto (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “Fund Guarantee”) duly executed and delivered by the Fund, the Borrower and the Collateral Agent.

(b) The Collateral Agent shall have received on or before the Effective Date the following, each dated as of the Effective Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent:

(i) A security agreement in substantially the form of Exhibit M hereto (the “Security Agreement”), duly executed by the Collateral Agent, the Borrower, Holdings, and each Subsidiary Guarantor, together with:

(A) certificates representing the Pledged Equity Interests referred to in the Security Agreement accompanied by undated stock powers executed in blank and, to the extent required by the Security Agreement, instruments evidencing the Pledged Debt referred to in the Security Agreement, indorsed in blank;

(B) appropriately completed UCC financing statements (Form UCC-1), naming the Borrower, Holdings or the applicable Subsidiary Guarantor (as the case may be) as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of the jurisdiction of formation of such Loan Parties, covering the Collateral described in the Security Agreement;

(C) completed requests for information or similar search report, dated on or before the Effective Date, listing all unterminated or unsatisfied financing statements, judgment liens, or tax liens filed in the Office of the Secretary of State (or other applicable office) of the state of incorporation or formation or principal place of business, as applicable, that name the Borrower, Holdings or the applicable Subsidiary Guarantor (as the case may be) as debtor, together with copies of such financing statements or lien documentation;

(D) a completed Collateral Questionnaire duly executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby; and

(E) evidence that all other action that the Administrative Agent and the Collateral Agent may deem necessary or, in the reasonable opinion of the Administrative Agent and the Collateral Agent, desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

(ii) Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit K hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the real Property of the Loan Parties described on Schedule 6.01(b)(ii) (together with each other mortgage delivered pursuant to Section 8.01(o), the “Mortgages”), duly executed by the relevant Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered to the Title Company in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the Property described therein in favor of the Collateral Agent for the benefit of the Secured Parties (and adequate provision for such filing or recording has been made in a manner reasonably acceptable to the Administrative Agent) and that all filing and recording Taxes and fees have been paid or placed in escrow with the Title Company pending recording;

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (or a customary marked, binding title commitment to issue such policies) (the “Mortgage Policies”) accompanied by such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Mortgage Policies and endorsements contemplated herein, in form and substance reasonably acceptable to the Administrative Agent, including such endorsements as the Administrative Agent may deem necessary or desirable (including zoning endorsements where available), provided that such endorsements are available in the applicable jurisdiction at commercially reasonable rates, and in an amount reasonably acceptable to the Administrative Agent, issued by Title Company or another title insurer reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the Property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens, except as provided below) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances and/or pending disbursements under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable; provided that such affirmative insurance is available in the applicable jurisdiction at commercially reasonable rates, and provided further that, notwithstanding the foregoing provisions of this Section 6.01(b)(ii)(B), the (i) Mortgage Policies may contain so-called “pending disbursement provisions” reasonably satisfactory to the Administrative Agent, and (ii) the Mortgage Policies for the Development Projects and for the Ahoskie Facility may contain (a) an exception for unfiled mechanics’ and materialmen’s lien claims reasonably satisfactory to Administrative Agent, and (b) a general survey exception;

(C) for the Mortgaged Properties other than Development Projects and the Ahoskie Facility, either (i) certified copies of American Land Title Association/American Congress on Surveying and Mapping (“ALTA”) form surveys and dated no more than 60 days before the Effective Date, certified to the Administrative Agent and the Collateral Agent and the Title Company by a land surveyor duly registered and licensed in the States in which the Property described in such surveys is located, or (ii) such affidavits, certificates, information, and/or instruments of indemnification as may be required by the Title Company in order to issue the applicable Mortgaged Property free of any “blanket” or general exception for matters that would be revealed by a survey and to issue the endorsements and affirmative insurance referenced in Section 6.01(b)(ii)(B) for which an ALTA form survey would otherwise be required;

(D) evidence that all other actions that the Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens on the Property described in the Mortgages has been taken; and

(E) a subordination of deed of trust duly executed and delivered by Enviva Pellets Southampton, LLC and Southampton County, Virginia, acting by and through the Industrial Development Authority of Southampton County.

(c) The applicable Loan Party shall have delivered to Administrative Agent (i) a completed Flood Certificate with respect to the Mortgaged Property, which Flood Certificate shall (A) be addressed to the Administrative Agent, (B) be completed by a company which has guaranteed the accuracy of the information contained therein, and (C) otherwise comply with the Flood Program; (ii) evidence describing whether the community in which the Mortgaged Property is located participates in the Flood Program; (iii) if the Flood Certificate states that the Mortgaged Property is located in a Flood Zone, the applicable Loan Party’s written acknowledgement of receipt of written notification from the Administrative Agent (A) as to the existence of such Mortgaged Property, and (B) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; and (iv) if the Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.

(d) The Lender Parties shall be satisfied that, concurrently with the consummation of the transactions contemplated hereby, (i) all Debt of the Loan Parties and Wiggins other than Debt permitted by Section 8.02(b), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, (ii) all commitments relating thereto terminated, (iii) all documents or instruments necessary to release all Liens securing such Debt or other obligations of Holdings, the Borrower, its Subsidiaries and Wiggins, thereunder being repaid on the Effective Date have been delivered to the Administrative Agent (including all pay-off letters, UCC termination filings and mortgage releases), and (iv) arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of LC Facility Letters of Credit to support the obligations of Holdings, the Borrower, its Subsidiaries and Wiggins, with respect thereto have been made.

(e) The organizational structure and capital structure of Holdings and its subsidiaries shall be as set forth on Schedule 6.01(e).

(f) The Sponsor, the Fund and each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) There shall exist no litigation, governmental, administrative or judicial action or proceeding or law or order restraining, or otherwise prohibiting or making illegal, or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by the Transaction Documents.

(h) The Borrower shall have established each of the “Depositary Accounts” under and as defined in Section 2.2 of the Depositary Agreement.

(i) Concurrently with the consummation of the transactions contemplated hereby, the Borrower shall have paid all accrued and unpaid fees and all accrued and unpaid expenses of the Agents, Arrangers and Lenders (including, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel, title premiums, survey charges and recording fees).

(j) After taking into account the Credit Extensions made on the Effective Date and the application of proceeds thereof, Available Construction Funds as of the Effective Date shall be no less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(k) The Debt Service Reserve Requirement shall have been concurrently Fully Funded through (A) the issuance of a DSR Letter of Credit in favor of the Collateral Agent on terms and conditions reasonably satisfactory to the Administrative Agent or (B) the deposit of Cash into the Debt Service Reserve Account.

(l) The Lenders and the Agents shall have received, on or before the date which is 10 days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

(m) The Administrative Agent shall have received a duly delivered funds flow memorandum from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Effective Date of the proceeds of the Advances made on such date.

(n) The Administrative Agent shall have received on or before the Effective Date evidence reasonably satisfactory to it that the Borrower shall have (without duplication of the amounts required to be made available to the Borrower by the Sponsor pursuant to the Equity Contribution Agreement or by the Fund pursuant to the Guarantee) deposited Cash or Cash Equivalents in the Construction Equity Account in an aggregate amount not less than $16,000,000.

Section 6.02. Conditions Precedent to Each Borrowing and Issuance. The obligation of each Appropriate Lender to make a Credit Extension (including the initial Borrowing), and the obligation of any LC Facility Issuing Bank to issue any LC Facility Letter of Credit (including the initial issuance) or renew a LC Facility Letter of Credit on any Credit Date, including the Effective Date, shall be subject to the further conditions precedent that (a) the Administrative Agent shall have received a Funding Notice or Notice of Issuance, as applicable, in accordance with the requirements hereof and (b) as of such Credit Date, the following statements shall be true (and each of the giving of the applicable Funding Notice or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such LC Facility Letter of Credit shall constitute a representation and warranty by the Borrower that on such Credit Date such statements are true):

(a) the representations and warranties contained in each Loan Document (other than, in the case of Working Capital Advances permitted pursuant to Section 5.09(c)(i) and (ii) and LC Facility Letters of Credit, the representations and warranties contained in Sections 7.01(e)(ii), (o), (bb) and (cc)) are true and correct in all material respects on and as of such date, before and after giving effect to the Credit Extension to be made on such date and, with respect to any Borrowing, to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than such Credit Date, in which case as of such specific date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from the Credit Extension to be made on such Credit Date or, with respect to any Borrowing, from the application of the proceeds therefrom; and

(c) solely in the case of a Credit Extension consisting of a Delayed Draw Borrowing, on such Credit Date, the Borrower shall have received all applicable Equity Contributions required to be contributed to the Borrower on or prior to such Credit Date pursuant to the Equity Contribution Agreement for each such Delayed Draw Borrowing, including, for the avoidance of doubt, the Equity Contribution Amount (as defined the Equity Contribution Agreement) for such Credit Date.

Section 6.03. Determinations Under Sections 6.01 and 6.02. For purposes of determining compliance with the conditions specified in Section 6.01 or 6.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

Section 6.04. Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed Borrowing, Conversion or issuance of a LC Facility Letter of Credit, as the case may be; provided that such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of Borrowing, continuation or issuance and such confirmation shall be consistent with the initial telephonic notice. Neither the Administrative Agent nor any Lender Party shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower or for otherwise acting in good faith.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.01. Representations and Warranties. In order to induce the Agents and the Lender Parties to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender Party, on the Effective Date and on each Credit Date, that the following statements are true and correct:

(a) Organization; Requisite Power and Authority; Qualification. Each of the Loan Parties (i) is duly organized or formed, validly existing and in good standing under the law of the jurisdiction of its organization or formation as identified in Schedule 7.01(a), (ii) has all requisite power and authority to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

(b) Capital Stock and Ownership. The Capital Stock of each Loan Party has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 7.01(b) as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which any Loan Party is a party requiring, and there is no Capital Stock of any Loan Party outstanding which upon conversion or exchange would require, the issuance by any Loan Party of any Capital Stock of any Loan Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of any Loan Party. Schedule 7.01(b) correctly sets forth the ownership interest of the Loan Parties as of the Effective Date.

(c) Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary limited liability company or limited partnership (as applicable) action on the part of each of the Loan Parties that is a party thereto.

(d) No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the transactions contemplated by the Loan Documents do not and will not (i) violate (A) any provision of any law or any governmental rule or regulation applicable to the Loan Parties or (B) any order, judgment or decree of any court or other agency of government binding on any of the Loan Parties except where such violation could not reasonably be expected to have a Material Adverse Effect; (ii) violate any of the Organizational Documents of any of the Loan Parties; (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any of the Loan Parties except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (iv) result in or require the creation or imposition of any Lien upon any of the Properties of any of the Loan Parties (other than any Permitted Liens); or (v) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any of the Loan Parties, except for (A) such approvals or consents which have been obtained and are in full force and effect, and (B) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Consents/Necessary Permits. (i) The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (A) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (B) registrations, consents, approvals, notices or other actions required by securities, regulatory or applicable law in connection with an exercise of remedies and (C) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect could not reasonably be expected to have a Material Adverse Effect.

(ii) No Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with the operation of any Development Project or the Ahoskie Facility in accordance with applicable law and as otherwise contemplated by this Agreement, except for (A) the Necessary Permits held by the Loan Parties and listed in Part I of Schedule 1.01(a), (1) all of which have been duly obtained, taken, given or made and (2) are in full force and effect, (B) those Governmental Authorizations listed on Part II of Schedule 1.01(a) that are not yet Necessary Permits in light of the current stage of Development of the Development Projects or (C) those Governmental Authorizations, notices, filings with or consents, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.

(f) Binding Obligation. Each Loan Document has been duly executed and delivered by each of the Loan Parties that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(g) No Material Adverse Effect. Since December 31, 2011, no event, circumstance or change has occurred and is continuing to occur that has caused, either in any case or in the aggregate, a Material Adverse Effect.

(h) Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, no Loan Party has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, Properties, assets or condition (financial or otherwise) of the Loan Parties taken as a whole.

(i) Projections. On and as of the Effective Date, to the knowledge of the Loan Parties, the Base Case Projections, the Construction Budget and Construction Schedule are based on good faith estimates and assumptions, which assumptions were reasonable in light of the conditions existing at the time of delivery thereof and represented, at the time of delivery, the Borrower’s reasonable good faith estimate of its future performance; provided, that with respect to the Base Case Projections, it is agreed and understood that (i) the Base Case Projections (A) are based upon a number of estimates and are subject to significant business, economic and competitive uncertainties and contingencies and (B) are not to be viewed as facts, (ii) whether or not the results described therein are achieved will depend on future events, some of which are not within the control of the Loan Parties and (iii) the actual results during the period or periods covered by the Base Case Projections may differ from the projected results and such differences may be material and, accordingly, no assurances are given and no representations are made that any of the estimates or assumptions set forth in the Base Case Projections are correct, that the results set forth in the Base Case Projections will be achieved or that the forward-looking statements expressed in the Base Case Projections will correspond to actual results.

(j) Restricted Payments. Except as disclosed in Schedule 7.01(j), as of the Effective Date, since December 31, 2011, no Borrower Group Party has directly or indirectly declared, ordered, paid or made, or set apart any sum or Property for, any Restricted Payment or agreed to do so except as would be permitted pursuant to Section 8.02(g).

(k) Adverse Proceedings, Etc. Except as disclosed in Schedule 7.01(k), there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 7.01(k), none of the Loan Parties is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l) Taxes. Except as otherwise permitted under Section 8.01(b), all federal, state and other material tax returns and reports of the Loan Parties required to be filed by any of them have been timely filed, and all federal, state and other material Taxes due and payable by the Loan Parties and upon their respective Properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no material Tax, claim or assessment pending or proposed in writing against any of the Loan Parties which is not being actively contested by such Loan Party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. At all times since its formation, the Borrower has been properly treated as a partnership or a disregarded entity, in each case for federal and applicable state, local and foreign income and franchise tax purposes.

(m) Environmental Matters. (i) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as disclosed on Schedule 7.01(m), (A) none of the Loan Parties is or has been in violation of any applicable Environmental Laws, (B) none of the Loan Parties nor any of their respective Properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Action, or any Hazardous Materials Activity, (C) none of the Loan Parties has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law and (D) to the Borrower’s knowledge, there are and have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Action against any of the Loan Parties.

(ii) Except as disclosed on Schedule 7.01(m), as of the Effective Date, none of the Loan Parties, nor, to the Borrower’s knowledge, any predecessor of any of the Loan Parties has filed any notice under any Environmental Law indicating past or present treatment or disposal of Hazardous Materials at any Real Estate Asset.

(iii) Except as disclosed on Schedule 7.01(m), as of the Effective Date, compliance with all current requirements pursuant to or under Environmental Laws could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv) Except as disclosed on Schedule 7.01(m), to the Borrower’s knowledge, no event or condition has occurred or is occurring with respect to the Loan Parties relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(n) No Defaults. No Default or Event of Default has occurred and is continuing hereunder except as has been waived in accordance with the terms hereof.

(o) Material Contracts. As of the Effective Date, except as set forth in Schedule 7.01(o), all Material Contracts are in full force and effect and no defaults currently exist thereunder. As of the Effective Date, neither the Borrower nor any Subsidiary Guarantor has (a) assigned to any Person (other than Collateral Agent) any of its rights under any Material Contract or (b) waived any of its rights of material value under any Material Contract.

(p) Governmental Regulation. None of the Loan Parties is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(q) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances or drawings under any LC Facility Letter of Credit will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

(r) Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the Loan Parties has experienced any labor strike or work stoppage by employees due to labor disagreements for the period since December 31, 2011 and (ii) each Loan Party is in compliance in all respects with any collective bargaining agreement to which it is a party.

(s) ERISA. Except as could reasonably be expected to have a Material Adverse Effect, none of the Borrower nor any of its Subsidiaries has any liability under (A) any Pension Plan, (B) any Multiemployer Plan, or (C) any Employee Benefit Plan.

(t) Certain Fees. No broker’s or finder’s fee or commission will be payable by any Loan Party with respect hereto or to any of the transactions contemplated by the Loan Documents, except as payable to the Agents and the Lender Parties pursuant to the Loan Documents.

(u) Solvency. (i) After giving effect to the Transaction, on the Effective Date, the Loan Parties are on a Consolidated basis, Solvent and (ii) on each other date on which this representation and warranty is made, the Borrower Group Parties are on a Consolidated basis, Solvent.

(v) Compliance with Statutes, Etc. Each of the Loan Parties is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its Property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and obtaining and complying with the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Loan Parties), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(w) Disclosure. As of the Effective Date, all written information (other than the Base Case Projections, financial projections, financial forecasts, and other forward-looking information and market data and information of a general economic or industry-specific nature) furnished directly or indirectly by any Loan Party, the Sponsor or their respective subsidiaries or Affiliates to any Agent, Lender Party or any of their respective Affiliates in connection with the transactions contemplated hereunder, when taken as a whole, do not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

(x) Patriot Act. To the extent applicable, each Loan Party, each Sisterco and each Unrestricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Advances or any drawing under any LC Facility Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(y) Security Interests. The Liens granted to the Collateral Agent pursuant to the Collateral Documents with respect to the Collateral (i) constitute valid and subsisting Liens of record on such rights, title or interest as such Loan Party shall from time to time have in all real Property covered by the Mortgages, (ii) to the extent required by the Collateral Documents, constitute perfected security interests in such rights, title or interest as such Loan Party shall from time to time have in all personal Property included in the Collateral, and (iii) are subject to no Liens, except Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation or filing of any such documents, including, in the case of the Mortgages, upon the proper recordation of the instruments delivered to the Title Company on the Effective Date). To the extent required by the Collateral Documents, the Borrower and each Subsidiary Guarantor have properly delivered or caused to be delivered, or provided control of, to the Collateral Agent all Collateral that requires perfection of the Lien described above by possession or control.

(z) Real Property. Each Loan Party has valid, good and sufficient title to all of its material Real Estate Assets, free and clear of all Liens except Permitted Liens. The leases, easements, licenses, rights-of-way and other rights, if any, possessed by each Loan Party provide such Loan Party with all rights and Property interests required to enable such Loan Party to obtain, in all material respects, all services, materials or rights required for the operation and maintenance of the Facilities. Each Loan Party holds any leased real or personal Property under valid and enforceable leases and has rights of access and use under valid and enforceable easements, in the case of each lease and easement, with no material exceptions. There is no pending or, to the knowledge of any Loan Party, threatened condemnation or eminent domain proceeding with respect to the material Real Estate Assets of any Loan Party. The material Real Estate Assets of each Loan Party are zoned in all material respects to permit the uses for which such material Real Estate Assets are currently being used. No Mortgage encumbers improved real Property that is located in Flood Zone unless flood insurance has been obtained in accordance with Section 8.01(d)(ii).

(aa) Pari Passu. The Loan Parties’ obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Debt for Borrowed Money of the Loan Parties, other than Debt secured by the Liens described in clauses (n) and (o) in the definition of Permitted Liens.

(bb) Scheduled Commercial Operations. Consistent with the Construction Schedule, the Development Projects are scheduled to achieve (or have achieved) Commercial Operations in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain.

(cc) Available Construction Funds. On the date of each Credit Extension made on or prior to the date on which Commercial Operations have been achieved, after taking into account any Credit Extension made on such Credit Date, Available Construction Funds, as of such Credit Date, are not less than the aggregate unpaid amount of Project Costs required to achieve Commercial Operations at the Development Projects in accordance with Prudent Industry Practices, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations (including Necessary Permits) on or prior to the Date Certain, and to pay or provide for all other anticipated Project Costs, as set forth in the Construction Budget.

(dd) Use of Proceeds. The proceeds of the Advances and the LC Facility Letters of Credit shall be applied as set forth in Section 5.09.

(ee) Intellectual Property. Each Loan Party owns or has the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, licenses and other rights which are necessary for the development, construction, ownership and operation of the applicable Development Project in accordance with the Transaction Documents, in each case, as to which the failure of such Loan Party to so own or have the right to use would reasonably be expected to have a Material Adverse Effect. No material product, process, method, substance, part or other material presently contemplated to be sold or employed by a Loan Party in connection with its business will infringe any patent, trademark, service mark, trade name, domain name, copyright, license or other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.

(ff) Economic Sanctions Laws.

(i) No Loan Party nor any of its subsidiaries nor any director or officer of such Loan Party or subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations

Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Loan Party or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(ii) No Specified Person will use any proceeds of the loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(iii) Except to the extent conducted in accordance with applicable law, no Loan Party, nor any of its subsidiaries and none of the respective officers or directors of such Loan Party or such subsidiary acting or benefiting in any capacity in connection with the loans (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (B) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(iv) To the Borrower’s knowledge, within the past five years, each of the Loan Parties and its subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

(gg) Anti-Corruption Laws. No Loan Party nor any of its subsidiaries, nor any director or officer of the Borrower or Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or the UK Bribery Act, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA and the UK Bribery Act) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or the UK Bribery Act. Each of the Loan Parties and their respective subsidiaries have conducted their businesses in compliance with the UK Bribery Act and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE VIII

COVENANTS

Section 8.01. Affirmative Covenants. Until a Repayment Event, each Loan Party covenants and agrees such Loan Party will:

(a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include, without limitation, compliance with all Environmental Laws and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Taxes. (i) Timely file or cause to be filed all federal, state and other material tax returns and reports required to be filed and pay and discharge, before the same shall become delinquent, (A) all federal, state and other material Taxes imposed upon it or upon its Property and (B) all lawful claims that, if unpaid, might by law become a Lien (other than any Permitted Liens) upon its Property; provided, however, that none of the Loan Parties shall be required to pay or discharge any such material Tax or claim that is being contested in good faith and by appropriate proceedings instigated and diligently conducted, so long as an adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor.

(ii) The Borrower shall continue to be properly treated as a partnership or a disregarded entity, in each case for federal and applicable state, local and foreign income and franchise tax purposes.

(c) Hazardous Materials Activities, Etc. Except as otherwise could not reasonably be expected to have a Material Adverse Effect, promptly take, and cause each of the Subsidiaries of the Borrower to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or any Subsidiary of the Borrower, (ii) make an appropriate response to any Environmental Action against such Loan Party or such Subsidiary of the Borrower and discharge any obligations it may have to any Person thereunder and (iii) respond to any Release of Hazardous Materials by any Loan Party or any Subsidiary of the Borrower to the extent required by applicable Environmental Laws.

(d) Maintenance of Insurance. (i) Maintain (through either an individual policy or as part of a group policy maintained by any Loan Party and so long as the Loan Parties are included as additional “named” insureds on all policies, as applicable), adequate insurance at all times by financially sound and responsible insurers or reinsurers meeting the requirements set forth in Schedule 8.01(d) (the “Required Insurance”).

(ii) If any portion of any Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, then the applicable Loan Party shall maintain, or cause to be maintained, with a financially sound and reputable insurer, a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.

(e) Preservation of Corporate Existence, Etc. Preserve and keep in full force and effect (i) its existence (except as otherwise permitted by Section 8.02(d)) and (ii) all rights and franchises, licenses and permits material to its business, except with respect to clause (ii) only, where the failure to so preserve and keep in full force and effect such rights, franchises, licenses and permits could not reasonably be expected to have a Material Adverse Effect.

(f) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable prior notice, permit any of the Agents, or any agents or representatives designated by the Lender Parties (and such Lender Parties shall use reasonable efforts to coordinate such visits as a group), to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, any of the Loan Parties and to discuss the affairs, finances and accounts of any of the Loan Parties with any of their officers or directors and with their independent certified public accountants; provided, that so long as no Event of Default shall have occurred and be continuing, any such visit in excess of one such visit in any Fiscal Year shall be at the expense of the Agent or any agent or representative designated by the Lender Parties; provided, further, that the Independent Engineer shall not be subject to the foregoing limitations prior to Commercial Operations in respect of all Development Projects or in connection with the Independent Engineer’s review of Permitted Investments or restoration or replacement of Affected Property pursuant to Sections 8.01(x)(iii) and (iv).

(g) Keeping of Books. Keep proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Loan Parties in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

(h) Lender Meetings. Upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.

(i) Obtain and Maintain Governmental Authorizations. Obtain and maintain, in full force and effect, and meet all requirements in respect of any Governmental Authorizations necessary in the conduct of its business and operations and the transactions contemplated hereby, except in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j) Maintenance of Properties, Real Estate Assets, Etc. Except, in each case where failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) subject to Section 8.01(r) with respect to the Development Projects, maintain and preserve in good repair, working order and condition its Properties in accordance with Prudent Industry Practice and applicable laws, (ii) make periodic overhauls and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements which are necessary for the Property that it owns and operates to satisfy the requirements of applicable law and Governmental Authorizations; (iii) maintain valid, good and sufficient title to all of its material Real Estate Assets, free and clear of all Liens except Permitted Liens; (iv) maintain leases, easements, licenses, rights-of-way and other rights in order to enable such Loan Party to obtain, in all material respects, all services, materials or rights required for the operation and maintenance of the Facilities; (v) hold any leased real or personal Property under valid and enforceable leases with rights of access and use under valid and enforceable easements, in the case of each lease and easement, with no material exceptions; and (vi) subject to Section 8.01(r) with respect to the Development Projects, otherwise ensure the continued operation of its Properties in a manner consistent with Prudent Industry Practices.

(k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any of its Property (other than the Excluded Property), to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable law to have appraisals prepared in respect of any Real Estate Asset of any Loan Party constituting Collateral, if required by the Administrative Agent or the Collateral Agent, the Borrower shall provide to the Administrative Agent and the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(l) Account Collateral. (i) Each Loan Party shall subject all deposit accounts and securities accounts to Control Agreements or the Depositary Agreement other than (A) accounts holding no more than $1,000,000 in the aggregate for any five consecutive Business Days, (B) accounts of the Loan Parties on which a Lien is permitted pursuant to Section 8.02(a) or (C) any other payroll account, trust account, escrow account, zero balance account or substantially similar account, in each case to the extent remaining such type of account.

(ii) With respect to any Control Agreement governing any deposit accounts or securities accounts of the Borrower Group Parties that does not, upon a termination of such Control Agreement by the financial institution or securities intermediary party thereto, provide for a transfer of all amounts on deposit in, or credited to, such accounts on the effective date of termination thereof, the Collateral Agent shall be entitled, upon receipt of notice of any such termination by the Collateral Agent, no earlier than five Business Days prior to the effective date of such termination (and notwithstanding the absence of an Event of Default) to (A) issue instructions, entitlement orders or directions to such securities intermediary with respect to any such securities accounts (or securities entitlements) and (B) issue any instructions to any financial institution maintaining any deposit account in each case to liquidate such account and transfer all amounts on deposit in, or credited to, such accounts on the date of such termination to an account of the Borrower Group Parties subject to a Control Agreement, if reasonably available, or, if such an account is not reasonably available, to the Collateral Agent.

(m) Separateness. Comply with the following:

(i) Each Loan Party will maintain Deposit Accounts or accounts, separate from those of Holdings (in the case of the Borrower Group Parties), any Unrestricted Subsidiary, any Sisterco or any other Affiliate of Holdings (other than any of the Borrower Group Parties) with commercial banking institutions and will not commingle their funds with those of any Unrestricted Subsidiary, any Sisterco or any other Affiliate of Holdings (other than any of the Borrower Group Parties);

(ii) Each Loan Party will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(iii) Each Loan Party will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv) Each Loan Party will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions; and

(v) Each Loan Party will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constituent documents).

(n) Interest Rate Hedging. No later than sixty (60) days following the Effective Date and the Credit Date of a Credit Extension consisting of Delayed Draw Advances, the Borrower shall enter into and cause to be maintained, protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent with a Lender Counterparty or another counterparty reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Advances outstanding as of the Effective Date or such Credit Date, as applicable, will be subject to such Interest Rate Agreements for a period of not less than three years from the Effective Date or such Credit Date, as applicable.

(o) Covenant to Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiary by the Borrower or any Intermediate Holdco by the MLP or another Intermediate Holdco that is otherwise permitted hereby (including in connection with a Permitted MLP Contribution) or (y) the permitted acquisition of any Property (other than any Excluded Property and other than any real Property with an aggregate fair market value of less than $2,000,000) by any Loan Party and such Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority (subject to Permitted Liens) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of such Subsidiary or such Intermediate Holdco, within 15 days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent (but only up to the Borrower level) of such Subsidiary or such Intermediate Holdco, as applicable (if it has not already done so), to duly execute and deliver to the Administrative Agent and the Collateral Agent a Guaranty Supplement, in the form of Exhibit J (each a “Guaranty Supplement”) hereto, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within 21 days after such formation or acquisition, furnish to the Administrative Agent and the Collateral Agent a description of the real and personal Properties of such Subsidiary or such Intermediate Holdco, as applicable, or the real and personal Properties so acquired, in each case in detail necessary for the Collateral Agent to perfect a Lien on such Properties (other than Excluded Property) as reasonably determined by the Administrative Agent and the Collateral Agent;

(iii) within 30 Business Days after (A) such formation or acquisition of property by any Loan Party, (1) duly execute and deliver, and cause such Loan Party to duly execute and deliver to the Administrative Agent and the Collateral Agent, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, securing payment of all of the Obligations and constituting Liens on all such Properties, and (2) deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real Property, mortgagee title insurance policies, surveys and engineering, soils and other reports, Flood Certificates and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party shall have otherwise received any of the foregoing items with respect to such Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent, and (B) such formation or acquisition of such Subsidiary or such Intermediate Holdco, (1) duly execute and deliver and cause such Subsidiary or such Intermediate Holdco, as applicable, and each Loan Party acquiring Capital Stock in such Subsidiary or such Intermediate Holdco, as applicable, to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreements, intellectual property security agreement supplements and other security agreements as reasonably specified by, and in form and substance reasonably satisfactory to, the Administrative Agent and the Collateral Agent, securing payment of all of the obligations of such Subsidiary or such Intermediate Holdco, as applicable, or Loan Party, respectively, under the Loan Documents and (2) deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, mortgagee title insurance policies, surveys and engineering, soils and other reports, Flood Certificates and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent;

(iv) within 30 Business Days of such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary or Intermediate Holdco, as applicable, to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Administrative Agent and the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the Properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements delivered pursuant to this Section 8.01(o), enforceable against the Loan Parties and all third parties in accordance with their terms;

(v) within 30 Business Days after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion (containing customary exceptions and limitations), addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to (A) the matters contained in clauses (i), (iii) and (iv) above, (B) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above,

(C) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such Properties, (D) corporate formalities and (E) such other matters as the Administrative Agent may reasonably request; and

(vi) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary or Intermediate Holdco, as applicable, to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual Property security agreements, intellectual Property security agreement supplements and security agreements.

(p) Material Contracts. Perform and observe all material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract to which it is a party in full force and effect, use its commercially reasonable efforts to enforce each such Material Contract in accordance with its material terms except, in each case, where the failure to do so, either individually or in the aggregate could not be reasonably likely to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with, or to the extent not prohibited by, the terms of the Loan Documents).

(q) Non-Wholly Owned Subsidiary Compliance. Subject to its fiduciary duties to the extent applicable, each Borrower Group Party will (i) vote all of the equity interests of Wiggins and any other subsidiary or joint venture of the Borrower Group Parties that is not a wholly-owned subsidiary of the Borrower but excluding Unrestricted Subsidiaries (collectively, the “Non-Wholly Owned Subsidiaries”) owned by such Borrower Group Party in such a manner so as to cause such Non-Wholly Owned Subsidiary to comply with each of the requirements and covenants set forth in Sections 8.01(a) through (e), (g), (i) and (m) and 8.02(a) through (p), (r) and (t) through (w) (the “Subject Requirements”) to the same extent as if such Non-Wholly Owned Subsidiary were a subsidiary of a Borrower Group Party, (ii) vote against any proposed material decreases in distributions from such Non-Wholly Owned Subsidiary to the Borrower Group Parties (after setting aside any amounts that a Borrower Group Party or such Non-Wholly Owned Subsidiary believes, in accordance with prudent business practice and consistent with its fiduciary duties to the extent applicable, should be maintained by such Non-Wholly Owned Subsidiary as reserves or otherwise) and (iii) vote against any material increases in capital contributions in such Non-Wholly Owned Subsidiary by a Borrower Group Party (other than capital contributions permitted hereunder); provided that, the obligation on the part of the Borrower Group Parties under this Section 8.01(q) to cause or not permit such Non-Wholly Owned Subsidiary to take certain actions shall be deemed fully performed or complied with if, in each case where such Borrower Group Party has the direct or indirect right to vote on such matter, such Borrower Group Party votes its direct and indirect interests in such Non-Wholly Owned Subsidiary to cause or not permit such Non-Wholly Owned Subsidiary to take such action (consistent with any fiduciary duties that such Borrower Group Party has to the other owner(s) of such Non-Wholly Owned Subsidiary). For the avoidance of doubt, the Borrower Group Parties shall not be in default in respect of their obligations hereunder if such Non-Wholly Owned Subsidiary takes action that would otherwise be prohibited under or not in compliance with the Subject Requirements if a Borrower Group Party has otherwise complied with its obligations under this Section 8.01(q).

(r) Construction. Use commercially reasonable efforts to cause the Development Projects to be Developed in a good and workmanlike manner substantially in accordance with the material construction and development contracts applicable to such Development Projects, the

Construction Schedule and the Construction Budget, in each case as adjusted or revised in accordance with this Agreement, all laws (including lien laws) applicable to such Development Projects and Prudent Industry Practice. The Borrower shall use commercially reasonable efforts to cause the date of Commercial Operation to occur on or prior to the Date Certain. On or prior to the date of Commercial Operation with respect to any Development Project and on or prior to February 28, 2013 with respect to the Ahoskie Facility, the Borrower shall deliver (i) a current final “as built” ALTA form survey, certified to the Administrative Agent and the Collateral Agent and the Title Company by a land surveyor duly registered and licensed in the state in which the Property described in such survey is located and (ii) a written continuation report of or endorsement to the Mortgage Policy insuring such Development Project to the date of Commercial Operation or, in the case of the Ahoskie Facility, to such applicable date of delivery (but no later than February 28, 2013), in form and substance reasonably satisfactory to Administrative Agent and setting forth no additional exceptions (including any mechanic’s liens) to title except those approved by Administrative Agent in its sole discretion, providing survey and other survey-related endorsements and deleting, (x) any exceptions for unfiled mechanics’ and materialmen’s lien claims that may have been contained in the Mortgage Policies issued pursuant to Section 6.01(b)(ii)(B); (y) any so-called “pending disbursement provisions” that may have been contained in the Mortgage Policies issued pursuant to Section 6.01(b)(ii)(B); and (z) any survey exception.

(s) Debt Service Reserve Account. On the Effective Date, the Borrower shall deposit or cause to be deposited a portion of the proceeds of the Tranche A Advances into the Debt Service Reserve Account in an amount, when taken together with any DSR Letter of Credit funding the Debt Service Reserve Account on the Effective Date, equal to the Debt Service Reserve Requirement. Thereafter and until the consummation of a Qualified MLP IPO, the Debt Service Reserve Account shall be funded with the proceeds, to the extent available, of the Delayed Draw Advances, Working Capital Advances, DSR Letters of Credit or Cash on hand up to the Debt Service Reserve Requirement, and maintained as set forth in the Depositary Agreement.

(t) Construction Disbursement Account. Prior to the date on which Commercial Operations of all of the Development Projects have been achieved by the applicable Borrower Group Parties, maintain the Construction Disbursement Account as set forth in the Depositary Agreement and the other Loan Documents.

(u) Designation of Unrestricted Subsidiaries. The board of directors (or similar governing body) of the Borrower may at any time after the Effective Date designate any subsidiary of the Borrower as an Unrestricted Subsidiary; provided that:

(i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) the Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the Borrower certifying that such subsidiary meets the requirements set forth in the definition of “Unrestricted Subsidiary”; and

(iii) the designation of any subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the relevant Borrower Group Party therein at the date of designation in an amount equal to the fair market value of such Borrower Group Party’s Investment therein.

(v) Designation of Sistercos. The board of directors (or similar governing body) of the MLP may at any time after the date of the Qualified MLP IPO designate any subsidiary of the MLP that is not a direct or indirect subsidiary of the Borrower General Partner or the Borrower Limited Partner as a Sisterco; provided that, the MLP shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the MLP certifying that such subsidiary meets the requirements set forth in the definition of “Sisterco.”

(w) Use of Proceeds. The proceeds of the Advances and the LC Facility Letters of Credit shall be applied as set forth in Section 5.09.

(x) Insurance Proceeds and Eminent Domain Proceeds. Not more than 30 days after the occurrence of any Casualty Event or Event of Eminent Domain that is reasonably likely to result in a loss in excess of $2,500,000, the Borrower shall give written notice thereof to the Collateral Agent and the Administrative Agent and follow the procedures indicated in this Section 8.01(x) as applicable:

(i) The Loan Parties shall cause any Insurance Proceeds or Eminent Domain Proceeds to be deposited in, or credited to a deposit account or securities account subject to a Control Agreement and in each case applied in accordance with this Section 8.01(x).

(ii) With respect to Insurance Proceeds or Eminent Domain Proceeds less than $7,500,000 that are received by the Loan Parties in respect of a Casualty Event of Event of Eminent Domain, the Borrower Group Parties shall be permitted to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, within 12 months of such Casualty Event or Event of Eminent Domain to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, as the case may be. In the event that all or any portion of such Insurance Proceeds or Eminent Domain Proceeds is not so applied within such time period, such amounts shall be applied to the repayment of the Advances and other Obligations in accordance with Section 2.04(b)(iv).

(iii) With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $7,500,000 but less than or equal to $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, the Borrower Group Parties may apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, within 12 months from the date of receipt thereof to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, as the case may be; provided that the Collateral Agent and the Administrative Agent receive from the Borrower, within 90 days following such Casualty Event or Event of Eminent Domain, either (1) a Reinvestment Notice or (2) a written notice (a “Repair Notice”) executed by a Responsible Officer of the Borrower, and in either case (a) setting forth in reasonable detail the nature of restoration or replacement in respect of the Affected Property and the estimated cost and time to complete such restoration or replacement and (b) certifying that (w) no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, such Insurance Proceeds or Eminent Domain Proceeds in respect of which such notice is being delivered have been deposited as provided in Section 8.01(x)(i), (x) the Borrower has (and will continue to have) sufficient resources to be able to comply with and perform its payment and other obligations under the Loan Documents during the period that the Affected Property is being restored or replaced, (y) the Insurance Proceeds or Eminent Domain Proceeds payable in connection with such Casualty Event or Event of Eminent Domain, together with other resources available to the Loan Parties in accordance with the terms of the Loan Documents, are sufficient in the Borrower’s reasonable judgment to pay the estimated cost of completing such restoration or replacement and (z) the Independent Engineer has confirmed in a written report that the restoration or replacement described in subclause (a)

of this Section 8.01(x)(iii) is technologically and economically feasible within such estimated cost and time and that the Borrower’s certifications in subclauses (b)(w), (x) and (y) of this Section 8.01(x)(iii) are in its opinion reasonable (together with a copy of such written report of the Independent Engineer).

(iv) With respect to Insurance Proceeds or Eminent Domain Proceeds equal to or in excess of $7,500,000 but less than or equal to $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, if the Borrower shall have delivered a Reinvestment Notice or a Repair Notice in respect of any Insurance Proceeds or Eminent Domain Proceeds in accordance with Section 8.01(x)(iii), then (A) following the Borrower’s delivery of a Reinvestment Notice or Repair Notice, the Borrower shall pay to the Administrative Agent, in accordance with Section 2.04(b)(iv), an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds which is not covered by such Reinvestment Notice or Repair Notice, as the case may be, within the five Business-Day period set forth in Section 2.04(b)(iv) following such delivery, (B) at any time on or prior to the date which is 12 months after the date on which any such Insurance Proceeds or Eminent Domain Proceeds are received, so long as no Event of Default under the Credit Agreement shall have occurred and be continuing, the Borrower shall be permitted to apply such Insurance Proceeds or Eminent Domain Proceeds, as applicable, to make the Permitted Investment contemplated by such Reinvestment Notice or to repair and restore the Affected Property as contemplated in such Repair Notice, as the case may be, and (C) after the date on which any such Insurance Proceeds or Eminent Domain Proceeds were to have been applied pursuant to a Reinvestment Notice or Repair Notice pursuant to this Section 8.01(x)(iv), the Borrower shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds which has not been applied to make a Permitted Investment or to repair and restore the Affected Property as contemplated by the relevant Reinvestment Notice or Repair Notice, as the case may be, in accordance with Section 2.04(b)(iv) within the five Business-Day period set forth in Section 2.04(b)(iv) following such date.

(v) With respect to Insurance Proceeds or Eminent Domain Proceeds in excess of $90,000,000 that are received by the Loan Parties in respect of Casualty Events or Events of Eminent Domain, the Loan Parties will not be permitted to apply such proceeds to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, but rather the Borrower shall apply an amount equal to the amount of such Insurance Proceeds or Eminent Domain Proceeds in accordance with Section 2.04(b)(iv) within the five Business-Day period set forth in Section 2.04(b)(iv) following such receipt.

(vi) With respect to any application of Insurance Proceeds or Eminent Domain Proceeds pursuant to this Section 8.01(x) to (A) make a Permitted Investment or (B) the payment of the cost of restoration or replacement of the Affected Property, such funds shall only be used to restore Affected Property to a condition substantially similar to or better than its condition prior to the applicable Casualty Event or Eminent Domain Event or to obtain substantially equivalent or better Property to replace the Affected Property subject to the applicable Casualty Event or Eminent Domain Event.

Section 8.02. Negative Covenants. Until a Repayment Event, each Loan Party (except as otherwise expressly provided in this Section 8.02) covenants and agrees that such Loan Party will not, and will not permit any of its subsidiaries (other than Unrestricted Subsidiaries and Sistercos):

(a) Liens, Etc. In the case of Borrower Group Parties, create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or authorize under the Uniform Commercial Code of any jurisdiction, a financing statement that names any of the Borrower Group Parties as debtor, or sign or authorize any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except Permitted Liens. No Borrower Group Party shall be permitted to pledge the Capital Stock of an Unrestricted Subsidiary in favor of any lender of Non-Recourse Debt to such Unrestricted Subsidiary.

(b) Debt. In the case of the Borrower Group Parties, create, incur, assume or suffer to exist any Debt, except (without duplication):

(i) Debt of Borrower Group Parties under the Loan Documents, including Debt resulting from any New Term Loan Commitment or New Working Capital Commitment;

(ii) Debt secured by Liens permitted by clause (n) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 8.02(b)(iii), $7,000,000 at any time outstanding; provided that any such Debt shall be secured only by the Property acquired in connection with the incurrence of such Debt;

(iii) Capitalized Leases not to exceed in the aggregate, when taken together with any outstanding Debt permitted to be incurred pursuant to Section 8.02(b)(ii), $7,000,000 at any time outstanding;

(iv) Debt of Borrower Group Parties incurred for the purpose of funding any Required Capital Expenditures not to exceed in the aggregate $2,500,000 at any time outstanding;

(v) to the extent constituting Debt, payment obligations under Swap Agreements permitted pursuant to Section 8.02(o) (it being acknowledged and agreed that any Interest Rate Agreements entered into in compliance with Section 8.01(n) shall be deemed to be permitted Debt under this clause (v));

(vi) unsecured subordinated Debt of any Subsidiary Guarantor owed to the Borrower or to any other Subsidiary Guarantor or of the Borrower owed to any Subsidiary Guarantor; provided that (A) all such Debt shall constitute Pledged Debt subject to the Lien created under the Security Agreement and (B) all such Debt shall be on terms and conditions (including terms of subordination) reasonably acceptable to the Administrative Agent;

(vii) other Debt of the Borrower or any Subsidiary Guarantor in an aggregate amount not to exceed $3,000,000 at any one time outstanding;

(viii) to the extent constituting Debt, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;

(ix) to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other Cash management services in the ordinary course of business; provided that such Debt is extinguished within 10 Business Days of its incurrence;

(x) guaranties by the Borrower Group Parties of Debt of any other Borrower Group Party with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 8.02(b); provided that if the Debt that is being guaranteed is unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents, the guaranty shall also be unsecured and/or subordinated to the Obligations of the Loan Parties under the Loan Documents;

(xi) to the extent constituting Debt, payment obligations under Secured Cash Management Agreements;

(xii) Debt of Enviva Pellets Amory, LLC under the Amory Convertible Note not to exceed $2,000,000 in outstanding principal amount at any one time outstanding;

(xiii) Subordinated Debt provided by Holdings;

(xiv) (i) Debt in respect of letters of credit (including reimbursement obligations with respect thereto) that are unsecured, not to exceed $5,000,000 at any one time outstanding and (ii) Debt in respect of letters of credit (including reimbursement obligations with respect thereto) that are secured by Cash or Cash Equivalents, in each case, incurred in the ordinary course of business and do not support Debt for Borrowed Money;

(xv) Debt of Enviva Pellets Southampton, LLC under the Southampton Note not to exceed $1,550,000 at any one time outstanding; and

(xvi) guaranties by the Borrower of obligations (other than obligations constituting Debt) of a Subsidiary Guarantor incurred in the ordinary course of business or guaranties by a Subsidiary of the Borrower of obligations (other than obligations constituting Debt) of a Subsidiary Guarantor or the Borrower, in each case, incurred in the ordinary course of business.

Notwithstanding anything to the contrary, no Borrower Group Party shall be permitted to provide a guarantee in favor of any lender of Non-Recourse Debt to an Unrestricted Subsidiary or to a Sisterco.

(c) Change in Nature of Business. Engage in any business other than the sale, purchase, production, marketing or distribution, including through-put arrangements, of wood pellets or other solid, non-hazardous woody biomass, the direct or indirect acquisition, Development, expansion, ownership, operation, management, maintenance, use and/or financing of the Wood Pellet Production Facilities and Port Facilities of the Loan Parties on the Effective Date, the Development Projects and the other Facilities and the other Properties and Persons acquired as part of any Permitted Acquisition consummated in accordance with the terms hereof and the other transactions contemplated hereby (including holding the Capital Stock of Sistercos and Unrestricted Subsidiaries, as applicable, and investing in Drop-Down Assets) and other business reasonably related or ancillary thereto.

(d) Mergers, Etc. In the case of Borrower Group Parties, merge into or consolidate with any Person or permit any Person to merge into it; provided that any Subsidiary of the Borrower may (i) merge into the Borrower so long as the Borrower is the surviving entity or (ii) consolidate with any other Subsidiary of the Borrower; provided, further, that in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower and shall be a Subsidiary Guarantor hereunder.

(e) Sales, Etc. of Property. In the case of Borrower Group Parties, sell, lease, transfer or otherwise dispose of any Property, or grant any option or other right to purchase, lease or otherwise acquire any Property, except:

(i) sales of inventory in the ordinary course of its business;

(ii) sales, leases or subleases, transfers or other dispositions of real or personal Property that are obsolete, damaged, worn out, surplus or not used or useful in the business of the Borrower Group Parties;

(iii) the liquidation, sale or use of Cash and Cash Equivalents;

(iv) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v) the Borrower may make any asset disposition to any Subsidiary Guarantor and any Subsidiary Guarantor may make any asset disposition to the Borrower or any other Subsidiary Guarantor;

(vi) sales of Property (other than the Capital Stock of a Subsidiary Guarantor, or all or substantially all of the Property owned by a Subsidiary Guarantor) by the Borrower or any Subsidiary Guarantor so long as (A) the purchase price paid to such Borrower Group Party for such Property shall be no less than the fair market value (determined in good faith by the board of directors of the Borrower (or similar governing body)) of such Property at the time of such sale, (B) the purchase price for such Property shall be paid to the Borrower or such Subsidiary Guarantor solely in Cash, and (C) the aggregate purchase price paid to the Borrower and all Subsidiary Guarantors for such Property and all other Property sold by the Borrower and any Subsidiary Guarantors (1) during the same Fiscal Year pursuant to this clause (vi) shall not exceed $5,000,000 and (2) since the Effective Date shall not exceed $10,000,000;

(vii) sales, transfers or other dispositions by any the Borrower or any Subsidiary Guarantor of all or any portion of the Capital Stock of any Unrestricted Subsidiary;

(viii) transfers of condemned Property as a result of the exercise of an Event of Eminent Domain or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of Property that have been subject to a casualty to the respective insurer of such real Property as part of an insurance settlement; and

(ix) any agreement to sell all or substantially all of the Property of Borrower Group Parties so long as the proceeds of such sale are required to be used to and will be sufficient to pay in full all Obligations of Borrower Group Parties under the Loan Documents, as determined by the Administrative Agent in its reasonable discretion.

Notwithstanding anything to the contrary, except as provided in clause (ix) above, prior to the Qualified MLP IPO, no Borrower Group Party shall be permitted to sell, lease, transfer or otherwise dispose of any Development Project, the Ahoskie Facility or the Port of Chesapeake.

(f) Investments in Other Persons. In the case of Borrower Group Parties, take or hold any Investment in any Person (including any Joint Venture), except:

(i) Investments in Cash and Cash Equivalents;

(ii) equity Investments owned as of the Effective Date in any Borrower Group Party and Investments made after the Effective Date in any Borrower Group Party;

(iii) Investments in (A) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of such Borrower Group Party;

(iv) intercompany loans to the extent permitted under Section 8.02(b)(vi) and any cancellations, forgiveness, setoff or acceptance of prepayments with respect to such Debt;

(v) Capital Expenditures with respect to the Borrower or any Subsidiary Guarantor permitted by Section 8.02(p);

(vi) loans and advances to officers, directors and employees of the Borrower or any Subsidiary Guarantor made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

(vii) to the extent constituting Investments, Debt which is permitted under Section 8.02(b);

(viii) demand or Deposit Accounts with banks or other financial institutions;

(ix) Investments by the Borrower or any Subsidiary Guarantor in Acquisition Subsidiaries or otherwise constituting Permitted Acquisitions; provided that such Investment is made solely with the proceeds of (A) Cash capital contributions received by the Borrower from Holdings for the specific purpose of making such Investment, (B) with the proceeds of any New Term Loan Commitments, (C) an issuance of Capital Stock by the MLP, (D) Restricted Payments permitted under Section 8.02(g)(iii)(B) or (E) a combination of subclauses (A) through (D) of this clause (ix); provided, further, that the Loan Parties shall be in compliance with the provisions of Section 8.01(o) after giving effect to any such Investment;

(x) Investments by the Borrower in any Unrestricted Subsidiary; provided that such Investment is made solely with the proceeds of (A) additional Cash capital contributions received by the Borrower from Holdings for the specific purpose of making such Investment, (B) an issuance of Capital Stock by the MLP, (C) Restricted Payments permitted under Section 8.02(g)(iii)(B) or (D) a combination of subclauses (A) through (D) of this clause (x);

(xi) Permitted Investments;

(xii) (A) endorsements for collection or deposit in the ordinary course of business, (B) extensions of trade credit arising in the ordinary course of business, (C)

Investments acquired or made in connection with the settlement of delinquent accounts arising in the ordinary course of business, (D) deposits, prepayments and other credits to suppliers made in the ordinary course of business, and (E) deposits and pledges constituting Permitted Liens hereunder;

(xiii) transactions permitted by Section 8.02(d) hereof;

(xiv) other Investments in an aggregate amount at any one time outstanding not exceeding (A) prior to the Qualified MLP IPO, $5,000,000 less the amount of any Capital Expenditures made pursuant to Section 8.02(p)(iv), and (B) after the Qualified MLP IPO, $20,000,000;

(xv) Investments by Borrower Group Parties in Wiggins as of the Effective Date and additional Investments by Borrower Group Parties in Wiggins after the Effective Date not to exceed $2,500,000 in the aggregate; and

(xvi) to the extent constituting Investments, Swap Agreements permitted or required by Section 8.01(n) and Section 8.02(o).

(g) Restricted Payments. In the case of Borrower Group Parties, declare, order, pay, make or set apart or agree to declare, order, pay, make or set apart, through any manner or means or through any other Person, directly or indirectly, any sum for any Restricted Payment, except:

(i) prior to the consummation of a Qualified MLP IPO,

(A) for so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby, (1) and provided that the Debt Service Reserve Account is Fully Funded, the Borrower may make Restricted Payments to Holdings or direct or indirect holders of its Capital Stock in an amount not to exceed the amount of the Assumed Tax Liability; and (2) the Borrower may make Restricted Payments in an aggregate amount not to exceed $2,500,000 to Holdings to cover costs, expenses and fees related to the consummation of the Permitted MLP Contribution and the Qualified MLP IPO; and

(B) from and after the Discharge Date, the Borrower may make Restricted Payments with respect to any amounts on deposit in the Construction Equity Account; and

(ii) from and after the consummation of the Qualified MLP IPO, for so long as (A) the common units representing limited partner interests in the MLP are listed on a national securities exchange (as defined in the Exchange Act), (B) no Default or Event of Default shall have occurred and be continuing or be caused thereby and (C) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Restricted Payment, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section 8.04(d) is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period, the Borrower shall be permitted to make Restricted Payments after the end of any Fiscal Quarter, to the

Borrower General Partner and the Borrower Limited Partner to allow the MLP to make cash distributions pursuant to and in accordance with the cash distribution policy adopted by the board of directors of the MLP General Partner under the limited partnership agreement of the MLP, which cash distributions from Borrower to the Borrower General Partner and the Borrower Limited Partner shall be in an amount not to exceed the amount of cash distributions made by the MLP;

(iii) both before and after the consummation of the Qualified MLP IPO:

(A) for so long as no Default or Event of Default shall have occurred and be continuing or be caused thereby (1) the Borrower may make Restricted Payments to Holdings in an aggregate amount not to exceed $3,000,000 (which amount in any Fiscal Year (commencing after the 2013 Fiscal Year) shall be 102% of the amount set forth therefor in the immediately preceding Fiscal Year) in any Fiscal Year commencing with the 2013 Fiscal Year, to reimburse the Service Provider for all direct or indirect costs and expenses incurred by, or chargeable to, the Service Provider in connection with the services under the Management Services Agreement, including, (x) the portion of the salary and benefits of employees engaged in providing such services reasonably allocable to the provision of such services, (y) the charges and expenses of any third party retained by the Service Provider to provide any portion of such services and (z) office rent and expenses and other overhead costs of the Service Provider incurred in connection with, or reasonably allocable to, providing such services incurred in respect of the Borrower Group Parties; (2) to the extent constituting a Restricted Payment, the Borrower Group Parties may make payments in respect of any Subordinated Debt provided that such payment constitutes a Restricted Payment that is then permitted pursuant to another provision of this Section 8.02(g); (3) commencing after the consummation of the Qualified MLP IPO, the Borrower may make Restricted Payments in order to enable Holdings to purchase from employees, former employees, directors, consultants or former directors (or permitted transferees thereof) Capital Stock in Holdings issued under such Holdings’ incentive plans; provided that the aggregate purchase price of all such purchases by Holdings during any Fiscal Year shall not exceed $1,000,000 (pro rated for partial years) (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus the net cash proceeds of any “key man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause; and (4) the Borrower may make Restricted Payments in order to enable Holdings to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of Holdings; and

(B) for so long as (1) no Default or Event of Default shall have occurred and be continuing or be caused thereby and (2) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such Restricted Payment, a Compliance Certificate evidencing that the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to such Restricted Payment for which the financial statements and certificates required by Section 8.03(b) or 8.03(c) were required to be delivered, after giving pro forma effect to such Restricted Payment and to any other material event occurring after such Measurement Period as to which pro forma recalculation pursuant to Section

8.04(d) is appropriate as if such Restricted Payment had occurred as of the first day of such Measurement Period, the Borrower may make Restricted Payments in an aggregate amount not to exceed the Asset Sale Proceeds received by the Borrower or any Subsidiary Guarantor from any sale, transfer or other disposition permitted under Section 8.02(e)(vii) less the amount of the Borrower’s or such Subsidiary Guarantor’s Investment in the applicable Unrestricted Subsidiary (other than Investments in such Unrestricted Subsidiary made pursuant to 8.02(f)(x));

(C) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby, the Borrower may make Restricted Payments to Holdings to pay the Service Provider an annual fee in an aggregate amount not to exceed $7,200,000 (which amount in any Fiscal Year (commencing after the 2013 Fiscal Year) shall be 102% of the amount set forth therefor in the immediately preceding Fiscal Year) in any Fiscal Year commencing with the 2013 Fiscal Year, which fee shall be payable in quarterly installments;

(D) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby the Borrower may make Restricted Payments to Holdings to pay the Service Provider the reimbursements and fees described in Sections 8.02(g)(iii)(A)(1) and 8.02(g)(iii)(C) for the period from the Effective Date until December 31, 2012 in an aggregate amount no to exceed $2,200,000; and

(E) for so long as no Default or Event of Default shall have occurred and be continuing or caused thereby, the Borrower may make Restricted Payments to Holdings to pay the Service Provider construction service fees for the period from the Effective Date until December 31, 2013 in an aggregate amount not to exceed $2,200,000, which fee shall be payable in quarterly installments;

provided that, for the avoidance of doubt, nothing in this Section 8.02(g) shall restrict (y) any Subsidiary or Unrestricted Subsidiary of the Borrower from making payments or distributions or paying dividends to the Borrower or (z) Holdings from making any Restricted Payment.

(h) Amendments of Organizational Documents. Amend (i) its certificate of formation or limited liability company agreement or other Organizational Documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect or (ii) Section 10 of the Borrower’s partnership agreement (or any substantially similar section in the partnership agreement or operating agreement of any Subsidiary Guarantor), other than amendments which do not have an adverse effect on the Lender Parties.

(i) Accounting Changes. Make or permit any change in (i) accounting policies or reporting practices, except as required by GAAP and except for any changes which are not materially adverse to the Lender Parties, or (ii) its Fiscal Year-end from December 31.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is expressly subordinated to the Obligations hereunder except as permitted by the subordination provisions relating to such Debt.

(k) No Further Negative Pledges. In the case of Borrower Group Parties, enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired, to secure the Obligations of Borrower Group Parties under the Loan Documents, except for (i) the Loan Documents or other Contractual Obligations in effect as of the Effective Date and set forth on Schedule 8.02(k) (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Transaction Document or Contractual Obligations being replaced, renewed or substituted), (ii) customary restrictions in Contractual Obligations in respect of specific Property encumbered to secure payment of particular Debt (to the extent permitted to be incurred pursuant to the terms of the Loan Documents) or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (iii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in agreements, leases, licenses and similar agreements as contemplated by the definition of “Excluded Property” (provided that such restrictions are limited to the Property or assets secured by such Liens or the Property or assets subject to such leases, licenses or similar agreements, as the case may be) or (iv) restrictions included in any agreement entered into in connection with any other Debt permitted under Section 8.02(b) (provided that such restrictions are limited to the Property or assets secured by Liens securing such Debt or the Property or assets acquired with the proceeds of such Debt, as the case may be), except, in each case, as could reasonably be expected to have a Material Adverse Effect.

(l) Restrictions on Subsidiary Distributions. In the case of Borrower Group Parties, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction that by its terms materially limits the ability of any Subsidiary Guarantor to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary Guarantor, (ii) repay or prepay any Debt for Borrowed Money owed by such Subsidiary to the Borrower or any other Subsidiary Guarantor or (iii) make loans or advances to the Borrower or any other Subsidiary Guarantor, other than restrictions (A) in agreements evidencing Debt permitted to be incurred under Section 8.02(b)(iv) that impose restrictions on the Property so acquired, (B) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (C) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any Property, assets or Capital Stock not otherwise prohibited under this Agreement, (D) in the Loan Documents or any other Contractual Obligation in effect as of the Effective Date and set forth on Schedule 8.02(l) (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Transaction Document or Contractual Obligations being replaced, renewed or substituted), and (E) in any agreement entered into in connection with any other Debt permitted under Section 8.02(b) to the extent such restriction is no more onerous or restrictive than the equivalent restriction (if any) under this Agreement.

(m) Sales and Leasebacks. In the case of Borrower Group Parties, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety, with respect to any lease of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (i) has sold or transferred or is to sell or to transfer to any other Person (other than any Loan Party), or (ii) intends to use for substantially the same purpose as any other Property which has been or is to be sold or transferred by such Loan Party to any Person (other than any Loan Party) in connection with such lease.

(n) Partnerships, Formation of Subsidiaries, Etc. (i) Prior to the Qualified MLP IPO, become a general partner in any general or limited partnership or Joint Venture (other than Wiggins) or (ii) organize any new Subsidiary, other than (A) with respect to any Borrower Group Party, any domestic Acquisition Subsidiary, (B) any wholly-owned domestic subsidiary that becomes an Intermediate Holdco or Subsidiary Guarantor, as applicable, and complies with the requirements of Section 8.01(o), (C) from and after the Qualified MLP IPO, any Non-Wholly Owned Subsidiary subject to Section 8.01(q), (D) any Unrestricted Subsidiary that complies with the requirements of Section 8.01(u) and (E) any Sisterco that complies with the requirements of Section 8.01(v).

(o) Speculative Transactions. Enter into any Swap Agreement or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the purchase of power on either a financial or physical basis), other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Borrower Group Party is exposed in the conduct of its business or the management of its liabilities and for volumes consistent with the needs or output of the Facilities to which such Swap Agreements relate, (b) entered into in the ordinary course of business consistent with prudent business practice to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Loan Party or (c) that constitute Currency Agreements, which in the case of each of clauses (a), (b) and (c) are entered into for bona fide risk mitigation purposes and that are not speculative in nature. The Borrower shall not, for a period of more than 10 consecutive Business Days, permit more than 100% of the outstanding principal amount of Term Advances to be subject to Interest Rate Agreements.

(p) Capital Expenditures. Prior to the consummation of a Qualified MLP IPO (and, for the avoidance of doubt, after a Qualified MLP IPO, this Section 8.02(p) shall not restrict Capital Expenditures), make or incur Capital Expenditures in any Fiscal Year other than:

(i) Required Capital Expenditures;

(ii) Maintenance and Repair Capital Expenditures;

(iii) Specified Capital Expenditures;

(iv) other Capital Expenditures in an amount not exceeding $7,000,000, less the amount of any Investments made pursuant to Section 8.02(f)(xv); provided, such Capital Expenditures shall neither be restricted by nor taken into account for determining whether the Loan Parties are in compliance with Section 8.02(p); and

(v) Capital Expenditures set forth in the Construction Budget for the Development of the Development Projects.

(q) Permitted Activities of Holdings. In the case of Holdings, (i) prior to the Permitted MLP Contribution, GP and MLP Holdco shall not and (ii) on and after the Permitted MLP Contribution, the MLP, the Borrower General Partner, the Borrower Limited Partner and each Intermediate Holdco shall not:

(A) incur, directly or indirectly, any Debt other than (1) the Debt and obligations under this Agreement and the other Loan Documents, (2) with respect to the MLP and each Intermediate Holdco, guarantees of the obligations of any Sisterco to any lender of Non-Recourse Debt to such Sisterco (3) Subordinated Debt of Holdings provided by the Sponsor or a Sponsor Affiliate or (4) to the extent constituting Debt, as otherwise permitted by clauses (B), (C), (D), (E) or (F) of this Section 8.02(q);

(B) create or suffer to exist any Lien upon any Property or assets now owned or hereafter acquired, leased or licensed by it other than (1) the Liens created under the Collateral Documents to which it is a party and (2) with respect to the MLP and each Intermediate Holdco, Liens on the Capital Stock of any Sisterco in favor of any lender of Non-Recourse Debt to such Sisterco;

(C) engage in any business or activity or own any assets other than as otherwise permitted by clauses (A), (B), (D), (E), (F) or (H) of this Section 8.02(q) and (1) with respect to the Borrower General Partner (y) directly holding 100% of the general partnership interests of the Borrower and performing its obligations and activities incidental thereto and under the Loan Documents and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO, (2) with respect to the Borrower Limited Partner (x) directly holding 100% of the limited partnership interests of the Borrower and performing its obligations and activities incidental thereto and under the Loan Documents, (y) directly or indirectly holding 100% of the Capital Stock of any Intermediate Holdco and the Borrower General Partner and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO, (3) with respect to the MLP and each Intermediate Holdco, (u) indirectly holding 100% of the Capital Stock of the Borrower, (v) directly or indirectly, holding 100% of the Capital Stock of the Borrower General Partner and the Borrower Limited Partner, (w) directly or indirectly, holding 100% of the Capital Stock of any Intermediate Holdco, (x) directly or indirectly holding Capital Stock in Sistercos, (y) performing its obligations and activities incidental to any of the foregoing and under the Loan Documents and any loan agreements with respect to Non-Recourse Debt and other documents with respect to Sistercos (including Investments in Drop-Down Assets and contributing Drop-Down Assets to Sistercos and Unrestricted Subsidiaries) and (z) consummating the Permitted MLP Contribution and the Qualified MLP IPO and (4) with respect to the MLP (y) activities incidental to a public company and (z) the issuing of equity;

(D) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person other than (1) an Intermediate Holdco may merge into another Intermediate Holdco, (2) an Intermediate Holdco may merge into the MLP or the Borrower General Partner so long as the MLP or the Borrower General Partner is the surviving entity, (3) the Borrower Limited Partner may merge with (y) any Intermediate Holdco so long as the Borrower Limited Partner immediately prior to such merger is the surviving entity or (z) the MLP so long as the MLP is the surviving entity, (4) any Drop-Down Asset may be contributed to any Sisterco or Unrestricted Subsidiary and (5) the Permitted MLP Contribution and the Qualified MLP IPO;

(E) sell or otherwise dispose of any Capital Stock of any of its subsidiaries (other than, (1) with respect to the MLP and each Intermediate Holdco, Sistercos and (2) the Permitted MLP Contribution);

(F) create or acquire any subsidiary or make or own any direct Investment in any Person other than (1) with respect to the Borrower General Partner, the Borrower, (2) with respect to the Borrower Limited Partner, any Intermediate Holdco, the Borrower General Partner and the Borrower and (3) with respect to the MLP and each Intermediate Holdco, (y) the Borrower, the

Borrower General Partner, the Borrower Limited Partner and any Intermediate Holdco and (z) any Sisterco; provided that any such Investment in a Sisterco is made solely with the proceeds of (1) additional Cash capital contributions received by Holdings for the specific purpose of making such Investment or Drop-Down Assets, (2) an issuance of Capital Stock by the MLP, (3) Non-Recourse Debt issued by a Sisterco or Unrestricted Subsidiary or (4) a combination of subclauses (1) through (3) of the proviso of this clause (F);

(G) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; or

(H) with respect to any Intermediate Holdco held directly or indirectly by the Borrower Limited Partner, hold Capital Stock in any Person other than the Borrower General Partner or another Intermediate Holdco held directly or indirectly by the Borrower Limited Partner that directly or indirectly holds Capital Stock in the Borrower General Partner.

Notwithstanding the foregoing and for the avoidance of doubt, this Section 8.02(q) shall not restrict (a) the Borrower and its subsidiaries from taking any action otherwise permitted under the Loan Documents, (b) the indirect ownership by Holdings of Capital Stock of any subsidiary, Joint Venture or Non-Wholly Owned Subsidiary of the Borrower or (c) the making of any dividend or distribution by Holdings.

(r) Amendment, Etc., of Material Contracts. Except as could not reasonably be expected to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents), (i) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of any Material Contract, or (iv) agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract; provided that (a) the extension of the term of a Material Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Loan Parties) shall be deemed to not violate this clause (r); and (b) no such cancellation, termination, waiver, approval or consent shall be a Default hereunder if any of the Loan Parties enters into a replacement or substitute agreement with a Replacement Obligor.

(s) Change Orders. Except with the prior written consent (not to be unreasonably withheld or delayed) of the Required Lenders or, in the case of clauses (i) and (ii) below, Administrative Agent (in each case, in consultation with the Independent Engineer), neither the Borrower nor any of its Subsidiaries shall, nor shall it permit any of its subsidiaries to direct or consent to any Change Order if such Change Order:

(i) may by itself increase the Project Costs for the Development Projects by more than $2,500,000;

(ii) together with all previous Change Orders, may increase the Project Costs for the Development Project by more than $10,000,000 (in each case exclusive of increases reimbursed by insurance awards, condemnation awards or contractual damage awards, but only to the extent the proceeds of such awards have been deposited into the Construction Disbursement Account);

(iii) after giving effect to such Change Order, the date of achievement of Commercial Operations of the Development Projects is reasonably expected to occur after the Date Certain;

(iv) could reasonably be expected to materially impair or reduce the ability of the Development Projects to meet the Base Case Projections;

(v) is not permitted by any Material Contract or would materially diminish any obligation of any counterparty thereto or materially increase any obligation of the Borrower thereunder;

(vi) could reasonably be expected to present a significant risk of the revocation or materially adverse modification of any Necessary Permit; or

(vii) could reasonably be expected to cause the Development Projects not to comply, or lessen the Development Projects’ ability to comply, with the requirements of any applicable law or order of any Governmental Authority in any manner that could reasonably be expected to result in a Material Adverse Effect.

(t) Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (including any Unrestricted Subsidiary and any Sisterco), whether or not in the ordinary course of business, other than on fair and reasonable terms not substantially less favorable to the applicable Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to: (a) reasonable fees and compensation paid to and indemnities provided for or on behalf of all officers, directors, employees or consultants of the Loan Parties as determined in good faith by the Borrower’s board of directors or senior management, (b) Restricted Payments made in accordance with Section 8.02(g) or issuances of equity, distributions or dividends by Holdings, (c) Investments in Unrestricted Subsidiaries and related transactions otherwise permitted under the terms of this Agreement, (d) transactions between the Borrower Group Parties, (e) transactions described on Schedule 8.02(t), (f) acquisitions by the Loan Parties of Drop-Down Assets in the manner contemplated by the definition thereof and the contribution thereof to one or more Sistercos or Unrestricted Subsidiaries, (g) Permitted Acquisitions by Borrower Group Parties that have been consented to by the conflicts committee of the MLP General Partner, (h) the Management Services Agreement, (i) Subordinated Debt provided by Holdings, (j) guarantees of and pledges of equity in connection with Non-Recourse Debt otherwise permitted under this Agreement and (k) the Permitted MLP Contribution and the Qualified MLP IPO.

(u) Tax Classification. Elect to be treated as a corporation for United States federal and applicable state, local and foreign income and franchise tax purposes, provided, however, that the Borrower may form one or more Subsidiaries that are corporations, or otherwise elect to treat one or more Subsidiaries as corporations, for United States federal and applicable state, local and foreign income and franchise tax purposes, to the extent necessary (as determined by Borrower in its reasonable discretion) to prevent the MLP from deriving a material amount of income that is not qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code.

(v) Employees. Except as could not reasonably be expected to have a Material Adverse Effect, with respect to the Borrower and any of its Subsidiaries, incur any liability under (A) any Pension Plan, (B) any Multiemployer Plan, or (C) any Employee Benefit Plan.

(w) Amendments or Waivers of with respect to Certain Indebtedness. Other than with respect to Subordinated Debt governed by and subject to the Subordination Agreement, amend or otherwise change the terms of any Debt that is expressly subordinated to the Obligations hereunder, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Debt (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders.

Section 8.03. Reporting Requirements. Until a Repayment Event, the Borrower covenants and agrees that it will furnish to the Agents and the Lender Parties (and the Administrative Agent shall provide each Lender all documents, instruments and notices that it receives from the Borrower pursuant to this Section 8.03):

(a) Default Notice; Notice of Material Adverse Effect. As soon as possible and in any event within five Business Days after any Loan Party becomes aware of any Default or any event, development or occurrence which, in the Borrower’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect, a statement of the Financial Officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financials. Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2012 (unless such Fiscal Quarter is the fourth Fiscal Quarter of a Fiscal Year, in which case commencing with the next Fiscal Quarter), the consolidated and consolidating balance sheets of (i) prior to the consummation of a Qualified MLP IPO, the Borrower and its Subsidiaries (or, in the case of the financial statements for the Fiscal Quarter ending September 30, 2012, Enviva Holdings LP and its domestic Subsidiaries) and (ii) on and after the consummation of a Qualified MLP IPO, the MLP and its subsidiaries and, if the MLP, directly or indirectly, owns Capital Stock in any Sisterco, the Borrower and its Subsidiaries, in each case, as at the end of such Fiscal Quarter (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related consolidated statements (and with respect to statements of income, consolidating) of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, Enviva Holdings LP and its domestic Subsidiaries and/or the MLP and its subsidiaries, as applicable, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Effective Date occurs, (i) the consolidated and consolidating balance sheets of (A) prior to the consummation of a Qualified MLP IPO, the Borrower and its Subsidiaries and (B) on and after the consummation of a Qualified MLP IPO, the MLP and its subsidiaries and, if the MLP, directly or indirectly, owns Capital Stock in any Sisterco, the Borrower and its Subsidiaries, in each case, as at the end of such Fiscal Year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements)

and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and/or the MLP and its subsidiaries, as applicable, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to the consolidated financial statements referred to in clause (i) above a report thereon of KPMG, LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, other than solely with respect to, or resulting from an upcoming maturity date under the Working Capital Facility or the LC Facility occurring within one year from the time such report is delivered, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries and/or the MLP and its subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with a written statement by such independent certified public accountants stating that (1) that their audit examination has included a review of the terms of Section 8.04 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 9.01(c) has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; provided that if, as a matter of policy, such accountants cease to provide such statements generally (and not just to the Borrower), the Borrower shall not be required to provide such written statement.

(d) Compliance Certificate. Together with each delivery of financial statements of the Loan Parties, Enviva Holdings LP and its domestic Subsidiaries and/or the MLP and its subsidiaries, as applicable, pursuant to Sections 8.03(b) and 8.03(c), a duly executed and completed Compliance Certificate, which shall include reasonably detailed statements of the calculations required to be made in connection with the Borrower’s financial covenants set forth in Section 8.04.

(e) Annual Budget. No later than 30 days following the commencement of any Fiscal Year, an annual budget, prepared on a quarterly basis for such Fiscal Year (with respect to each such Fiscal Year, the “Budget”), which Budget (i) shall be certified by a Financial Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made and (ii) (x) shall be substantially consistent with the Base Case Projections for the first Fiscal Year and, thereafter, the prior Fiscal Year’s Budget or (y) if inconsistent with the Base Case Projections or the prior Fiscal Year’s Budget, as the case may be, shall be accompanied by a comparison against the Base Case Projections or such prior Fiscal Year’s Budget, in a form reasonably satisfactory to the Administrative Agent.

(f) Quarterly Operating Report. No later than 30 days after the end of any Fiscal Quarter prior to a Qualified MLP IPO, a quarterly operating report reflecting (i) any Material Contracts terminated during such Fiscal Quarter (whether by expiration in accordance with its terms or otherwise), (ii) feedstock and production data for each Wood Pellet Production Facility of the Borrower and its Subsidiaries (iii) the actual level of utilization, capacity factors or similar operating and performance data for each Facility, (iv) a summary of the O&M Costs and improvement costs incurred during such Fiscal

Quarter with a comparison to budgeted amounts for such costs for each Facility and (v) management discussion of operating performance for each Facility, which report shall be certified by a Responsible Officer of the applicable Loan Party as, to such Responsible Officer’s knowledge, being true and correct in all material respects.

(g) Litigation. Promptly upon any officer of the Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lender Parties, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other non-privileged information as may be reasonably available to the Borrower to enable the Administrative Agent and the Lender Parties and their counsel to evaluate such matters.

(h) Agreement Notices, Etc. (i) Promptly upon execution thereof, copies of any material amendment, modification or waiver of any provision of any Material Contract and any material Swap Agreement.

(ii) Promptly upon receipt or delivery thereof, copies of all notices and other material documents received or provided by any Loan Party, in each case, in respect of any default under or pursuant to any Material Contract or any material Swap Agreement.

(iii) Promptly after any Material Contract terminates (other than expiration in accordance with its terms), notice of such termination and an explanation of any actions being taken with respect thereto.

(i) Construction Reports. As soon as available, and in any event within 20 days after the end of each month ending after the Effective Date until Commercial Operations of the Development Projects, a report prepared by the Borrower (and including the applicable report of any contractor (whether a general contractor or otherwise) responsible for the Development of a material portion of a Development Project) on the progress of the Development Projects and achievement of milestones as compared to the Construction Schedule and Construction Budget in substantially the form of Exhibit R, including: (A) in the event of any material deviation from the Construction Schedule and the Construction Budget, the reason for such material deviation and such other information reasonably requested by Administrative Agent or the Independent Engineer in connection therewith; (B) any factors which have had or could reasonably be expected to have a Material Adverse Effect on such Development Project; (C) the status of any Necessary Permit (or Governmental Authorization that will become a Necessary Permit on or prior to Commercial Operation of the applicable Development Project) which has not already been obtained, including the dates of applications submitted or to be submitted and the anticipated dates of actions by applicable Governmental Authorities with respect to such Necessary Permit or Governmental Authorization; and (D) an estimated date on which Commercial Operation of such Development Project shall be achieved.

(j) Environmental Conditions. (i) Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws except as otherwise could not reasonably be expected to have a Material Environmental Liability, (B) any remedial action taken by the Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, or (2) any Environmental

Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, (C) the Borrower’s discovery of any occurrence or condition at or on any Real Estate Asset or any real Property adjoining or in the vicinity of any such Real Estate Asset that could cause the Real Estate Asset or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws and (D) any request for information from any Governmental Authority that suggests such authority is investigating whether any of the Loan Parties may be potentially responsible for any Hazardous Materials Activity except as otherwise could not reasonably be expected to have a Material Environmental Liability;

(ii) At least annually, a written report describing in reasonable detail the status of any matter for which notice has been provided pursuant to Section 8.03(j)(i). Upon request, the Administrative Agent (or its designated representative) shall be entitled to review copies of relevant reports, audits, analyses or communications relating to matters for which notice has been provided pursuant to Section 8.03(j)(i) unless the Borrower has reasonably determined that provision of such document would jeopardize an applicable attorney-client or work product privilege pertaining to such document. In such cases, the Loan Parties shall not be required to provide copies of any such privileged documents but shall provide the Administrative Agent with a notice identifying the document and generally describing its contents.

(iii) Prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or Property by any of the Loan Parties that could reasonably be expected to expose any of the Loan Parties to, or result in, Environmental Actions except as otherwise could not reasonably be expected to have a Material Environmental Liability, or (B) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

(k) Insurance, Etc. (i) Within 30 days after the end of each Fiscal Year (commencing with the Fiscal Year ending on December 31, 2012), a letter from the Borrower’s Insurance Broker (which may be accompanied by a letter from the Insurance Consultant at the request of the Administrative Agent) to the effect that insurance satisfying the requirements of the Loan Documents is in full force and effect and that all premiums then due in respect of such insurance have been paid.

(ii) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $3,000,000 or more.

(iii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any Property damage insurance required to be maintained under Section 8.01(d).

(l) Information Regarding Collateral. (a) Within 20 days following such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated in the Collateral Documents.

(m) Drax Wood Pellet Sales Agreement. Without limiting (and without duplication of) the notices required to be delivered pursuant to Section 8.03(h), promptly after any Responsible Officer of the Borrower obtaining knowledge (i) of any deficiency in the amount of Wood Pellets actually delivered versus the amount of Wood Pellets required to be delivered by the Borrower Group Parties pursuant to the Drax Wood Pellet Sales Agreement including the amount of such deficiency, (ii) any other event that is reasonably likely to result in such a deficiency or (iii) that notice of any such deficiency has been given to the Borrower or such Subsidiary by the counterparty under the Drax Wood Pellet Sales Agreement with respect thereto, together, in each case, with a statement of a Responsible Officer of the Borrower specifying the nature and period of existence of such event, or specifying the notice given and action taken by any such counterparty and the Borrower Group Parties’ proposed plan for remedying or addressing such deficiency, anticipated deficiency or notice, as applicable.

(n) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 8.03 or otherwise are being distributed through IntraLinks/IntraAgency or another similar website or platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 8.3 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, its subsidiaries and their Securities. Notwithstanding the foregoing, all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders does not contain financial projections but consists exclusively of information that is either (a) publicly available, (b) not material with respect to the Borrower or its Affiliates or Securities for purposes of United States federal, state or other applicable securities laws or (c) of a type that would be publicly disclosed in connection with any issuance by the Borrower or its Subsidiaries of any Securities pursuant to a public offering.

(o) Fund Annual Financial Statements. Prior to the Discharge Date, within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Effective Date occurs, the financial statements as at the end of such Fiscal Year together with the certificate, in each case described in Section 8 of the Fund Guarantee.

(p) Other Information. Such other information respecting the business, financial condition, operations, performance or Properties (including information on insurance coverage) of any Loan Party as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

Section 8.04. Financial Covenants. Until a Repayment Event, the Borrower covenants and agrees that it will:

(a) Leverage Ratio. Maintain as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2013, a Leverage Ratio of not more than the amount set forth below for the immediately preceding Measurement Period:

Measurement Period Ending	Ratio
December 31, 2013	3.50:1.00
March 31, 2014	3.00:1.00
June 30, 2014	2.75:1.00
September 30, 2014 and thereafter	2.50:1.00

(b) Interest Coverage Ratio. Maintain as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2013, an Interest Coverage Ratio of not less than 3.50:1.00 for the immediately preceding Measurement Period.

(c) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 8.04(a) or (b), if the Borrower fails to comply with the requirements of either covenant set forth in Section 8.04(a) or (b) (the “Financial Covenants”), then, prior to the consummation of a Qualified MLP IPO, until the 10th day after delivery of the related certificate pursuant to Section 8.03(b) or (c), the Borrower shall have the right to issue Capital Stock to Holdings for Cash or otherwise receive Cash capital contributions from Holdings in an aggregate amount equal to the amount that, if added to EBITDA for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenants for such Measurement Period (an “Equity Cure”).

(ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure more than two times within any consecutive four Fiscal Quarters or more than three times in total.

(iii) Upon the delivery by the Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the related certificate pursuant to Section 8.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.

(iv) The Cash amount received by the Borrower pursuant to exercise of the right to make an Equity Cure shall be added to EBITDA for the last Fiscal Quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenants for such Measurement Period and of calculating the Financial Covenants as of the end of the next three following Measurement Periods; the Equity Cure shall not be taken into account for purposes of calculating the Financial Covenants in order to determine pro forma compliance with the Financial Covenants for purposes of the incurrence of any Debt, for determining compliance with any other covenant hereunder or under the Loan Documents and may not be used to make a Restricted Payment, any Permitted Acquisition or for any other purpose. To the extent that the proceeds of an Equity Cure are used to repay debt, such debt shall not be deemed to have been repaid for purposes of calculating any Financial Covenants. For the avoidance of doubt, an Equity Cure shall be deemed to be made on the last business day of the relevant Measurement Period even if such Equity Cure is made after such date.

(d) Certain Calculations. With respect to any period during which (x) a Permitted Acquisition, an Asset Sale or a Qualified MLP IPO has occurred, (y) a subsidiary has been designated an Unrestricted Subsidiary pursuant to Section 8.01(u) or (z) the Borrower incurs New Working Capital Commitments or New Term Loan Commitments pursuant to Section 5.10 (each, a “Subject Transaction”), for purposes of determining compliance with the Financial Covenants set forth in this Section 8.04 and the Leverage Ratio set forth in Section 5.10 (including, without limitation, for determining pro forma compliance with the Financial Covenants or for determining compliance with any other covenants hereunder and for all purposes that pro forma compliance with the Financial Covenants may be required), EBITDA and the components of Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by a Financial Officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold or designated or to be designated as an Unrestricted Subsidiary and the consolidated financial statements of the Loan Parties which shall be reformulated as if such Subject Transaction, and any Debt incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Debt bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Advances incurred during such period).

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by the Sponsor, the Fund or any Loan Party (or any of their respective officers) under or in connection with any Loan Document (including any certificate delivered pursuant to Article VI) shall prove to have been incorrect in any material respect when made; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.09, 8.01(d), (e), (f), (l), (m), (n), (o) or (r), Section 8.02, Section 8.03(a), (b), (c) or (d) or Section 8.04 (subject to the Borrower’s rights under Section 8.04(c)); or

(d) the Sponsor, the Fund or any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document (other than any such term, covenant or agreement referred to in Section 9.01(a), (c), (m) or (t)) on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any officer of the Sponsor, the Fund or such Loan Party, as applicable, becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; provided that (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such 30 days, (B) the Sponsor, the Fund or such Loan Party, as applicable, is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure could not reasonably be expected to have a Material Adverse Effect, such 30 day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period); or

(e) any Loan Party shall fail to pay any principal of, premium, interest or any other amount, including any payment in settlement, on or any other amount payable in respect of any Debt (but excluding Debt outstanding hereunder) of such Loan Party that is outstanding in a principal or other amount of at least $7,000,000 either individually or in the aggregate for all such Loan Parties (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) the Sponsor, the Fund or any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Sponsor, the Fund or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its Property) shall occur; or the Sponsor, the Fund or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this clause (f); provided that this clause (f) shall not apply to the Sponsor or the Fund after the Discharge Date; or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $7,000,000 shall be rendered against any Loan Party for which insurance coverage is not available and there shall be any period of 60 consecutive days during which either (i) such judgment or order is not discharged or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any non-monetary judgment or order shall be rendered against any Loan Party that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any material provision of any Loan Document after delivery thereof pursuant to Section 6.01(a) or Section 8.01(o) shall for any reason (except as the result of act or omission of the Agents or the other Secured Parties or the expiration or termination in accordance with its terms) cease to be valid and binding on or enforceable against the Sponsor, the Fund or any Loan Party party to it, or the Sponsor, the Fund or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Section 6.01(b) or Section 8.01(o) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in a material portion of the Collateral to the extent contemplated hereby or thereby or any Loan Party shall assert in writing such invalidity or lack of perfection or priority or repudiate, disavow or take legal action to challenge the effectiveness or enforceability of any Collateral Document or any such Collateral Document shall be declared void by a Governmental Authority except, in each case, to the extent any such loss of perfection or priority results from the failure of an Agent to maintain possession of certificates delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a Lender’s title insurance policy from an insurer having creditworthiness reasonably acceptable to the Administrative Agent as to which such insurer has been notified of such loss and does not deny or dispute coverage; or

(k) (i) except as could not reasonably be expected to have a Material Adverse Effect, one or more ERISA Events which individually or in the aggregate results in, or are reasonably likely to result in, liability of any Loan Party or any of their respective ERISA Affiliates during the term hereof; or (ii) the imposition of a Lien or security interest with respect to any Loan Party pursuant to Section 430(k) of the Internal Revenue Code or Sections 4068 or 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code that results in or is reasonably likely to result in liability to any Loan Party; or

(l) a Change of Control shall occur; or

(m) the Sponsor shall fail to fund all or any portion of the Construction Equity Commitment as and when required pursuant to the terms of the Equity Contribution Agreement or shall fail to perform or observe any term, covenant or agreement contained in Section 9.02(i) or 9.04 of the Equity Contribution Agreement; or

(n) a Loan Party shall be in breach of, or in default under, a Material Contract and such breach or default (i) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) shall not be remediable or, if remediable, shall continue unremedied for a period equal to the lesser of (1) 60 days from the time the applicable Loan Party obtains knowledge of such breach or default and (2) the applicable cure period set forth in such Material Contract (as the same may be extended by the parties thereto); provided that no Event of Default shall occur as a result of any such breach or default if the applicable Loan Party obtains a Replacement Obligor for the affected party within the 60-day cure period referred to above; or

(o) any Person other than a Loan Party shall be in breach of, or in default under, a Material Contract and such breach or default (i) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) shall not be remediable or, if remediable, shall continue unremedied for a period of 90 days from the time the applicable Loan Party obtains knowledge of such breach or default; provided that no Event of Default under this clause (p) shall occur as a result of any such breach or default if (1) the applicable Loan Party obtains a Replacement Obligor for the counterparty under such Material Contract within the 90-day cure period referred to above or (2) the counterparty under such Material Contract has performed all of its material obligations under such Material Contract; or

(p) any Material Contract shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Material Contract); provided that no Event of Default shall occur as a result of any such action if (i) such Material Contract is restored or replaced by a replacement provision (which, in the case of an Electrabel Termination Event, shall eliminate the provisions of the Electrabel Wood Pellet Sales Agreement giving rise to such Electrabel Termination Event) in form and substance reasonably acceptable to the Administrative Agent within 90 days thereafter, (ii) the applicable Loan Party obtains a Replacement

Obligor for the affected party within 90 days thereafter and, in either case, such action has not had, and could not, individually or in the aggregate, prior to so obtaining such replacement provision or Replacement Obligor, be reasonably expected to have, a Material Adverse Effect or (iii) in the case of an Electrabel Termination Event, the Insurance Proceeds in respect thereof have been applied in accordance with Section 2.04(b)(iv) within 90 days thereafter; or

(q) prior to the consummation of a Qualified MLP IPO (i) any Borrower Group Party shall fail to obtain any Governmental Authorization on or before the date that such Governmental Authorization becomes a Necessary Permit and, within 30 days thereafter, such Borrower Group Party is not able to obtain such Governmental Authorization or demonstrate to Administrative Agent that such failure could not reasonably be expected to have a Material Adverse Effect; (ii) any Necessary Permit shall be materially modified, revoked or canceled by the applicable Governmental Authority and, within 30 days thereafter, such Borrower Group Party is not able to obtain such Necessary Permit or demonstrate to Administrative Agent that such modification or loss of such Necessary Permit could not reasonably be expected to have a Material Adverse Effect; or (iii) any Necessary Permit is issued with terms and conditions that are inconsistent with the intended operations of the Development Projects and, unless modified, could reasonably be expected to have a Material Adverse Effect; or

(r) Commercial Operations of the Development Projects shall not have occurred on or prior to the Date Certain; or

(s) any Event of Abandonment shall occur; or

(t) the Fund shall fail to fund all or any portion of the Guaranteed Obligations (as defined in the Fund Guarantee) as and when required pursuant to the terms of the Fund Guarantee or shall fail to perform or observe any term, covenant or agreement contained in Section 7 of the Fund Guarantee;

then, and in any such event, and for so long as such Event of Default shall exist, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the LC Facility Issuing Banks to issue LC Facility Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) shall, at the request, or may with the consent, of the Required Lenders, direct the Collateral Agent to exercise all rights and remedies available by law and in equity, including all rights and remedies under the Collateral Documents; provided, however, that, upon the occurrence of an Event of Default described in Section 9.01(f) and relating to the Borrower or any Subsidiary Guarantor, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances and of the LC Facility Issuing Banks to issue LC Facility Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

The Required Lenders by written notice to the Administrative Agent may, subject to Section 12.05, on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

ARTICLE X

THE AGENTS

Section 10.01. Appointment of Agents. Barclays Bank PLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender Party hereby authorizes Barclays Bank PLC to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article X are solely for the benefit of the Agents and Lender Parties and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof except for the rights of notification and consent expressly set forth in Section 10.07 hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lender Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party.

Section 10.02. Powers and Duties. Each Lender Party irrevocably authorizes each Agent to take such action on such Lender Party’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender Party; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. The Administrative Agent shall provide to each Lender all documents, instruments and notices that it receives from the Borrower on behalf of the Lenders pursuant to Section 8.03.

Section 10.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lender Parties or by or on behalf of any Loan Party, to any Lender Party or any Agent in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Advances or the drawn amount or the Available Amount of the LC Facility Letters of Credit or the component amounts thereof.

(b) Exculpatory Provisions. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lender Parties for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders or Supermajority Required Lenders (or such other Lender Parties as may be required to give such instructions under Section 12.05) and, upon receipt of such instructions from the Required Lenders (or such other Lender Parties, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Loan Party and its subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lender Parties as may be required to give such instructions under Section 12.05).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any of the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lender Parties, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender Party or any other Person and no Loan Party, Lender Party or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent other than liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such sub-agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 10.04. Agents Entitled to Act as Lender Party. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender Party hereunder. With respect to its participation in the Advances, each Agent shall have the same rights and powers hereunder as any other Lender Party and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term, “Lender Party” and “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with a Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Lender Parties.

Section 10.05. Lender Parties’ Acknowledgment. (a) No Agent shall have any duty or responsibility, either initially or on a continuing basis, to (i) make, on behalf of Lender Parties, any investigation of the financial condition or affairs of any Loan Party or its subsidiaries in connection with Credit Extensions hereunder; (ii) make, on behalf of Lender Parties, any appraisal of the creditworthiness of any Loan Party or its subsidiaries; or (iii) provide any Lender Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lender Parties.

(b) Each Lender Party, by delivering its signature page to this Agreement, an Assignment and Acceptance or a Joinder Agreement and funding an Advance on the Effective Date or thereafter, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lender Parties, as applicable on the Effective Date or thereafter.

Section 10.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and the Depositary, to the extent that such Agent or the Depositary, as the case may be, shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or the Depositary, as the case may be, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent or the Depositary, as the case may be, in any way relating to or arising out of this Agreement or the other Loan Documents and including, for the avoidance of doubt, any Indemnified Liabilities of the Agent or the Depositary, as the case may be; provided, no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or the Depositary’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. If any indemnity furnished to any Agent or the Depositary, as the case may be, for any purpose shall, in the opinion of such Agent or the Depositary, be insufficient or become impaired, such Agent or the Depositary, as the case may be, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent or the Depositary, as the case may be, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07. Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the other Agents, the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After such Agent’s resignation hereunder, the provisions of this Article X and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

Section 10.08. Collateral Documents and Guaranty. (a) Agents under Collateral Documents and Guaranty. Each Lender Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Lender Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 12.05, without further written consent or authorization from the Lender Parties, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, or, in the case of MLP Holdco and GP, upon the consummation of the Permitted MLP Contribution or a Qualified MLP IPO, release any Guaranty of MLP Holdco or GP permitted to be released hereby or any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or are required to be released in connection with the consummation of the Permitted MLP Contribution or a Qualified MLP IPO or to which Required Lenders (or such other Lender Parties as may be required to give such consent under Section 12.05) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty or with respect to which Required Lenders (or such other Lender Parties as may be required to give such consent under Section 12.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender Party hereby agree that (i) no Lender Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lender Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender Party or Lender Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 10.09. Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.06, each Lender Party shall indemnify and hold harmless the Administrative Agent against, and shall make payment to the

Administrative Agent in respect thereof within 15 days after demand therefor, any and all Taxes and related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Taxes from amounts paid to or for the account of such Lender Party for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of applicable withholding Taxes ineffective) or in the event the Administrative Agent has paid over to the Internal Revenue Service or other Governmental Authority applicable withholding tax relating to a payment to a Lender Party but no deduction has been made from such payment. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts owing to such Lender under the Loan Documents against any amount due to the Administrative Agent under this Section 10.09. The agreements in this Section 10.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender Party, and the repayment, satisfaction or discharge of all other Obligations. This Section 10.09 shall not impose any additional responsibility on the Loan Parties.

ARTICLE XI

GUARANTY

Section 11.01. Guaranty; Limitation of Liability. (a) Each of Holdings and each Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreements or Secured Cash Management Agreement. Without limiting the generality of the foregoing, the liability of each of Holdings and each Subsidiary Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of Holdings and each Subsidiary Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each of Holdings and each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each of Holdings and each Subsidiary Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and each of Holdings and the Subsidiary Guarantors hereby irrevocably agree that the Obligations of each of Holdings and each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of Holdings or such Subsidiary Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, Holdings or such Subsidiary Guarantor, as applicable, will contribute, to the maximum extent permitted by law, such amounts to Holdings or each other Subsidiary Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements.

Section 11.02. Guaranty Absolute. Each of Holdings and each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each of Holdings and each Subsidiary Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, and a separate action or actions may be brought and prosecuted against each of Holdings and each Subsidiary Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety. The liability of each of Holdings and each Subsidiary Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each of Holdings and each Subsidiary Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement or any term or provision thereof or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, or any other amendment or waiver of or any consent to departure from any Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements or any other Property of any Loan Party;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each of Holdings and each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of Holdings or any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including any statute of limitations), whether or not similar to any of the foregoing, or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than payment in full of the Guaranteed Obligations.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 11.03. Waivers and Acknowledgments.

(a) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty except as expressly provided herein and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty (except in connection with a sale or other disposition permitted by Section 8.02(e) and in the case of MLP Holdco and GP, following the consummation of a Qualified MLP IPO (but only if MLP Holdco or GP, as applicable, is not the MLP, an Intermediate Holdco, the Borrower General Partner or the Borrower Limited Partner)) and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense (other than the defense of payment in full) based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Holdings or such Subsidiary Guarantor, as applicable, or other rights of Holdings or such Subsidiary Guarantor, as applicable, to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense (other than the defense of payment in full) based on any right of set-off or counterclaim against or in respect of the Obligations of Holdings or such Subsidiary Guarantor, applicable, hereunder.

(d) Each of Holdings and each Subsidiary Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon Holding or such Subsidiary Guarantor, as applicable, and without affecting the liability of Holdings or such Subsidiary Guarantor, as applicable, under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each of Holdings and each Subsidiary Guarantor hereby waives any defense (other than the defense of payment in full) to the recovery by the Collateral Agent and the other Secured Parties against Holdings or such Subsidiary Guarantor, as applicable, of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to Holdings or such Subsidiary Guarantor, as applicable, any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, Properties or prospects of any other Loan Party now or hereafter known by such Secured Party.

(f) Each of Holdings and each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

Section 11.04. Subrogation. Each of Holdings and each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of Holdings or such Subsidiary Guarantor’s, as applicable, Obligations under or in respect of this Guaranty or any other Loan Document, Secured Interest Rate/Currency Agreement, Secured Commodity Hedge Agreement or Secured Cash Management Agreement, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in Cash or other Property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents shall have been paid in full in Cash, all LC Facility Letters of Credit shall have expired, been terminated or been Cash collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to Holdings or any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in Cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents and (b) the latest date of expiration, termination or Cash collateralization of all LC Facility Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other Property and funds of Holdings or such Subsidiary Guarantor, as applicable, and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements, or to be

held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any of Holdings or any Subsidiary Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty and the Loan Documents shall have been paid in full in Cash, and (iii) all LC Facility Letters of Credit shall have expired, been terminated or been Cash collateralized, the Secured Parties will, at Holdings or such Subsidiary Guarantor’s, as applicable, request and expense, execute and deliver to Holdings or such Subsidiary Guarantor, as applicable, appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Holdings or such Subsidiary Guarantor, as applicable, of an interest in the Guaranteed Obligations resulting from such payment made by Holdings or such Subsidiary Guarantor, as applicable, pursuant to this Guaranty.

Section 11.05. Subordination. Each of Holdings and each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to Holdings or such Subsidiary Guarantor, as applicable, by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 11.05:

(a) Prohibited Payments, Etc. Each of Holdings and each Subsidiary Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations; provided that, from and after the occurrence and during the continuance of any Event of Default, upon the written request of the Collateral Agent, neither of Holdings nor any Subsidiary Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Code relating to any other Loan Party, each of Holdings and each Subsidiary Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in Cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Code, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before Holdings or such Subsidiary Guarantor, as applicable, receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each of Holdings and each Subsidiary Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Holdings or such Subsidiary Guarantor, as applicable, under the other provisions of this Guaranty.

(d) Collateral Agent Authorization. After the occurrence and during the continuance of an Event of Default, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each of Holdings and each Subsidiary Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each of Holdings and each Subsidiary Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 11.06. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be an “Additional Guarantor” and shall become and be a

Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” or “Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and each reference in any Loan Document to a “Subsidiary Guarantor” or “Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and (c) the Schedule hereto shall be deemed to be amended and supplemented to incorporate the terms of any Schedule delivered pursuant to such Guaranty Supplement.

Section 11.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until a Repayment Event, (b) be binding upon each of Holdings and each Subsidiary Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it, and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 12.06. Neither of Holdings nor any Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Notices. (a) Notices Generally. Except as provided in Section 6.04, any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent, the Administrative Agent, or any LC Facility Issuing Bank, shall be sent to such Person’s address as set forth on Annex I or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Annex I or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below or Section 6.04, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Articles II, III, IV and V if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 12.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay within 30 days after invoice thereof (a) all the reasonable documented out-of-pocket costs and expenses of the Agents in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto (including, without limitation, the charges of IntraLinks/IntraAgency or any other similar website); (b) all the reasonable documented costs to the Agents of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (c) all the reasonable documented out-of-pocket fees, expenses and disbursements of counsel to the Agents (which shall be limited to one counsel in each relevant jurisdiction for the Agents taken as a whole and (if necessary) appropriate special counsel (provided that no limitation shall apply in the event of a perceived or actual conflict) in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the reasonable documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees and title insurance premiums and, to the extent not covered in clause (b) above, of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable documented costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers of the Agent; (f) all the reasonable documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) of the Collateral Agent in connection with the custody or preservation of any of the Collateral; and (g) all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and, after the occurrence and continuance of an Event of Default, the Lender Parties in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided, however, that (other than in the event of a perceived or actual conflict or where special and local counsel is required, in which case, no limitation shall apply), the Borrower shall not be required to pay the expenses of more than one counsel to the Lender Parties in each relevant jurisdiction and appropriate special counsel in connection with such enforcement, collection, refinancing, restructuring or proceeding.

Section 12.03. Indemnity. (a) In addition to the payment of expenses pursuant to Section 12.02, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and each of the Lender Parties and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, controlling persons (if any) and Affiliates of each such Agent, Lender Party or such Affiliate (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the bad faith, gross negligence or willful misconduct of that Indemnitee or its Related Parties, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (ii) a material breach of such Indemnitee’s obligations hereunder, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) any claim, litigation, loss or proceeding not involving an act or omission of any Loan Party or any of its related parties and that is brought by an Indemnitee against another Indemnitee (other than against any of the Agents or Arrangers in their respective capacities as such). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. No Loan Party will be required to indemnify any Indemnitee for any amount paid or payable by such Indemnitee in the settlement of any action, proceeding or investigation without the written consent of such Loan Party, which consent will not be unreasonably withheld or delayed; provided that the foregoing indemnity will apply to any such settlement in the event that such Loan Party was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. For purposes hereof, a “Related Party” of an Indemnitee means (a) any controlling person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee, controlling person or such controlled Affiliate.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that this clause (b) shall not waive, release or otherwise limit any obligation of any Loan Party to indemnify, pay and hold harmless any Indemnitee from and against such damages to the extent such damages are incurred by and payable to any third party.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party as a result of a payment or Conversion pursuant to Section 2.04, 2.06(b) or 5.04, acceleration of the maturity of the Advances pursuant to Section 9.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 9.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional out-of-pocket and documented losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any out-of-pocket and documented loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

Section 12.04. Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender

Party is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Debt at any time held or owing by such Lender Party to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender Party hereunder, the LC Facility Letters of Credit or the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the LC Facility Letters of Credit or with any other Loan Document, irrespective of whether or not (a) such Lender Party shall have made any demand hereunder or (b) the principal of or the interest on the Advances or any amounts in respect of the LC Facility Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 12.05. Amendments and Waivers. (a) Required Lenders’ Consent. Subject to Sections 5.11 and 12.05(d) and additional requirements of Sections 12.05(b) and 12.05(c), and except as otherwise expressly set forth herein, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lender Parties’ Consent. Without the written consent of each Lender (other than, in the case of clause (x) below, a Defaulting Lender) that would be directly affected thereby (it being understood that clauses (viii) and (ix) below directly affect all of the Lenders), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Advance or Note;

(ii) waive, reduce or postpone any scheduled mandatory repayment (but not prepayment);

(iii) extend the stated expiration date of any LC Facility Letter of Credit beyond the LC Facility Letter of Credit Expiration Date;

(iv) reduce the rate of interest on any Advance or any fee or any premium payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Advance pursuant to Section 5.02) or any other amount hereunder;

(v) extend the time for payment of any such interest or fees to such Lender;

(vi) reduce the principal amount of any Advance or any reimbursement obligation in respect of any LC Facility Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 12.05(b), Section 12.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lender Parties is required;

(viii) amend the definition of “Required Lenders”, “Supermajority Required Lenders” or “Pro Rata Share”; provided that, with the consent of the Required

Lenders, additional extensions of credit pursuant hereto may be included in the definition of “Required Lenders”, “Supermajority Required Lenders” or “Pro Rata Share” on substantially the same basis as the Advances and Commitments are included on the Effective Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Loan Documents (including Section 8.02(e)); or

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Working Capital Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Working Capital Commitment of any Lender;

(ii) increase any LC Facility Commitment or LC Facility Issuing Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any LC Facility Commitment or LC Facility Issuing Commitment of any Lender;

(iii) without the consent of the Required Lenders and the consent of Lenders holding a majority of the Commitments or Advances outstanding under such Senior Secured Facility, (A) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Senior Secured Facilities from the application thereof set forth in the applicable provisions of Section 2.04 of this Agreement, in any manner that disproportionately affects the Lender Parties under the Term Facilities, the Working Capital Facility or the LC Facility, as the case may be, differently from the other Lender Parties or other Secured Parties or (B) otherwise disproportionately affect the obligation of the Borrower to make any payment of the Advances to the Lender Parties under any Term Facility, the Working Capital Facility or the LC Facility, as the case may be, from other Lender Parties or other Secured Parties; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Senior Secured Facilities, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive the provisions governing the reimbursement of LC Facility Letters of Credit as provided in Section 4.03 without the written consent of the Administrative Agent and of the applicable LC Facility Issuing Bank;

(v) amend, modify, terminate or waive any provision of Article X as the same applies to any Agent or the Depositary, or any other provision hereof of any Loan Document as the same applies to the rights, powers, privileges or obligations of any such Agent or the Depositary, in each case without the consent of such Agent or the Depositary, as applicable; or

(vi) amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and

Obligations arising under Secured Interest Rate/Currency Agreements, Secured Commodity Hedge Agreements or Secured Cash Management Agreements or the definition of “Lender Counterparty,” “Obligations,” or “Secured Obligations” or any component definition thereof (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty.

(d) Amendments to Cure Ambiguities, Defects etc. Notwithstanding the other provisions of this Section 12.05, the Loan Parties, the Collateral Agent, the Administrative Agent and the Depository may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lender Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents; (iv) by means of any Joinder Agreement to the extent expressly contemplated by Section 5.10; or (v) to implement Section 5.10.

(e) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender Party, execute amendments, modifications, waivers or consents on behalf of such Lender Party. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.05 shall be binding upon each Lender Party at the time outstanding, each future Lender Party and, if signed by a Loan Party, on such Loan Party.

Section 12.06. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lender Parties (and, with respect to the indemnification provisions hereof, to the benefit of any other Persons entitled to indemnification hereunder). No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lender Parties and any other Persons entitled to indemnification hereunder) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent, acting for this purpose (but only for this purpose) as the non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 12.01 a copy of each Assignment and Acceptance and each Joinder delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Senior Secured Facility of, and principal amount and stated interest of the Advances owing under each Senior Secured Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party (with respect to any entry relating to such Lender Party’s Advances or Commitments) at any reasonable time and from time to time upon reasonable prior notice. The Borrower, the Administrative Agent and the Lender Parties shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Advance shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment and Acceptance effecting the assignment or transfer thereof as provided in Section 12.06(f). Each assignment shall be recorded in the Register on the Business Day the Assignment and Acceptance is received by the Administrative Agent, if received by 12:00 P.M. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment and Acceptance shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Advances.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Advances owing to it or other Obligations (provided, however, that, except as expressly provided below, pro rata assignments shall not be required, and each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under any or all of the Senior Secured Facilities):

(i) to any Person meeting the criteria of clause (a) of the definition of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent;

(ii) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the Term Facilities, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded (A) with respect to funded loans under the Term Facilities, within seven Business Days of a request for such consent and (B) with respect to Delayed Draw Term Commitments, within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the Term Facilities of the assigning Lender);

(iii) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the Working Capital Facility, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the Working Capital Facility of the assigning Lender); and

(iv) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee”, with respect to the LC Facility, upon the written consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld or delayed, and in any event shall be deemed given if the Borrower has not responded within ten Business Days of a request for such consent); provided, that no such consent from the Borrower shall be required when an Event of Default is continuing; provided, further, any such assignment shall (x) be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Advances and Commitments under the LC Facility of the assigning Lender) and (y) any assignments of the LC Facility Commitments and LC Facility Issuing Commitments under the LC Facility shall be made on a pro rata basis to such assignee.

(d) Mechanics. Assignments shall be executed by execution and delivery to the Administrative Agent of an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which shall be limited to one processing and recordation fee for each assignment to or between Related Funds). Assignments shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Acceptance may be required to deliver pursuant to Sections 5.06(e) and (h).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Advances, as the case may be, represents and warrants as of the Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Advances, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Advances for its own account in the ordinary course and without a view to distribution of such Commitments or Advances within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 12.06, the disposition of such Commitments or Advances or any interests therein shall at all times remain within its exclusive control); and (iv) it has reviewed and is familiar with the terms of the Loan Documents.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 12.06, as of the Assignment Effective Date, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Advances and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 12.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, (x) any LC Facility Issuing Bank shall continue to have all rights and obligations thereof with respect to any LC Facility Letters of Credit retained by it until the cancellation or expiration of such LC Facility Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Advances of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Loan Party or any of its Affiliates) in all or any part of its Commitments, Advances or in any other Obligation. The holder of any such participation, other than an

Affiliate of the Lender Party granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Advance, Note or LC Facility Letter of Credit (unless such LC Facility Letter of Credit is not extended beyond the LC Facility Letter of Credit Expiration Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates or other amounts hereunder) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Advance shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Advances hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 5.04, 5.06 and 12.03(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 5.04 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant shall not be entitled to the benefits of Section 5.06 unless such participant agrees, for the benefit of the Borrower, to comply with Section 5.06 as though it were a Lender (it being understood that the documentation required under Section 5.06 shall be delivered to the participating Lender); provided, further, that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 12.04 as though it were a Lender, provided such participant agrees to be subject to Section 5.07 as though it were a Lender. Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments, Advances or other Obligations (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Commitments, Advances or other Obligations (or other rights or obligations) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that the Commitments, Advances or other Obligations (or other rights or obligations) hereunder are in registered form for United States federal income tax purposes.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 12.06, any Lender may assign and/or pledge all or any portion of its Advances, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any other applicable central bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, in no event shall the applicable Federal Reserve Bank, central bank pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Facility Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Advances; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 12.07. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its applicable Affiliates’ understanding, that (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each of the Arrangers and Lenders is and has been acting solely as a principal and is not the agent or fiduciary for any Loan Party or any of the Loan Parties’ Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any of the Arrangers or Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Arranger has advised or is currently advising any Loan Party or any of the Loan Parties’ Affiliates on other matters) and neither the Administrative Agent nor any of the Lenders or Arrangers has any obligation to the any Loan Party or any of the Loan Parties’ Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and each of the Lenders and Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any of the Lenders or Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and any of the Lenders or Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 12.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 5.04, 5.06, 12.02, 12.03 and 12.04 and the agreements of Lender

Parties set forth in Sections 5.06, 5.07, 10.03(b) and 10.06 shall survive the payment of the Advances, the cancellation or expiration of the LC Facility Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 12.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 12.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lender Parties (or to Administrative Agent, on behalf of the Lender Parties), or any Agent or Lender Party enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 12.11. Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.12. Obligations Several; Independent Nature of Lender Parties’ Rights. The obligations of Lender Parties hereunder are several and no Lender Party shall be responsible for the obligations or Commitment of any other Lender Party hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lender Parties pursuant hereto or thereto, shall be deemed to constitute Lender Parties as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender Parties shall be a separate and independent debt, and each Lender Party shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender Party to be joined as an additional party in any proceeding for such purpose.

Section 12.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 12.14. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 12.15. Consent To Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDER PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 12.16. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.17. Confidentiality. Each Lender Party shall hold all non-public information regarding each Loan Party and its Affiliates and their businesses identified as such by such Loan Party and obtained by such Lender Party pursuant to the requirements hereof in accordance with such Lender Party’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender Party may make (i) disclosures of such information to Affiliates of such Lender Party and to their respective agents and advisors (and to other Persons authorized by a Lender Party or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 12.17) (provided that, prior to any disclosure, such Affiliate, agent or advisor shall agree to undertake to preserve the confidentiality of any confidential information relating to the Loan Parties and their subsidiaries received by it from any Agent or any Lender Party), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender Party of any Advances or any participations therein or by any direct or indirect contractual counterparties (or professional advisors thereto) in Swap Agreements (provided that, prior to any disclosure, such assignee, transferee or participant shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties and their subsidiaries received by it from any Agent or any Lender Party (it being acknowledged that any “click through” confidentiality provision contained on any IntraLinks/IntraAgency or another relevant website shall suffice for purposes of this proviso)), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender Party, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners (or any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender Party shall make reasonable efforts to notify the Borrower of any request pursuant to legal or judicial process. In addition, each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lender Parties in connection with the administration and management of this Agreement and the other Loan Documents.

Section 12.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender Parties and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender Party contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender Party’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to the Borrower.

Section 12.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 12.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 12.21. Patriot Act. Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 12.22. Titles. The parties hereto agree that any Arranger or the Co-Syndication Agents identified on the cover page of this Agreement, in their capacities as such, shall not have any obligations, liability or responsibility under or in connection with this Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENVIVA, LP

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA MLP HOLDCO LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA GP, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA MATERIALS, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS AHOSKIE, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

ENVIVA PELLETS AMORY, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS NORTHAMPTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS PERKINSTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PELLETS SOUTHAMPTON, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA PORT OF CHESAPEAKE, LLC

By:	/s/ Stephen Reeves
Name: Stephen Reeves Title: Executive Vice President and CFO

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, LC Facility Issuing Bank and Initial Lender

/s/ Ann E. Sutton
Name: Ann E. Sutton Title: Director

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

GOLDMAN SACHS BANK USA, as Initial Lender

/s/ Robert Ehudin
Name: Robert Ehudin Title: Authorized Signatory

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

ROYAL BANK OF CANADA, as LC Facility Issuing Bank and Initial Lender

/s/ Frank Lambrinos
Name: Frank Lambrinos Title: Authorized Signatory

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

CITIBANK, N.A., as Initial Lender

/s/ D. Scott McMurtry
Name: D. Scott McMurtry Title: Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

AGFIRST FARM CREDIT BANK, as Initial Lender

/s/ John W. Burnside Jr.
John W. Burnside Jr.
Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT

AMERICAN AGCREDIT, PCA as Initial Lender

/s/ Janice T. Thede
Name: Janice T. Thede
Title: Vice President

ENVIVA, LP

CREDIT AND GUARANTY AGREEMENT